UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
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LIBBEY INC.

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(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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LIBBEY INC.
P.O. BOX 10060
300 MADISON AVENUE
TOLEDO, OHIO 43699-0060

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
ON MAY 6, 2010

Dear Fellow Libbey Shareholder:

We will hold our 2010 Annual Meeting of Libbey shareholders on Thursday, May 6, 2010, at 2 p.m., Eastern Time, at the Libbey Corporate Showroom located at 335 North St. Clair Street, Toledo, Ohio.

At the meeting, shareholders will:

•	elect four directors, each for a term of three years;

•	vote upon the Amended and Restated Libbey Inc. 2006 Omnibus Incentive Plan;

•	vote to ratify the appointment of Ernst & Young LLP as Libbey’s independent auditors for our fiscal year ending December 31, 2010; and

•	transact such other business as properly may come before the meeting.

You are entitled to vote at the meeting if you were an owner of record of Libbey Inc. common stock at the close of business on March 19, 2010. If your ownership is through a broker or other intermediary, you will need to have proof of your stockholdings in order to be admitted to the meeting. A recent account statement, letter or proxy from your broker or other intermediary will suffice.

Whether or not you plan to attend the meeting, we hope you will vote as soon as possible in accordance with the instructions contained under “Questions and Answers — How do I vote?” in the enclosed proxy statement.

Management sincerely appreciates your support.

Sincerely,

John F. Meier
Chairman of the Board of Directors and
Chief Executive Officer

Susan Allene Kovach
Secretary

March 30, 2010
Toledo, Ohio

LIBBEY INC.

PROXY STATEMENT

Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting of Shareholders to Be Held on May 6, 2010.

Pursuant to rules promulgated by the Securities and Exchange Commission, or the SEC, we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a notice of annual meeting, proxy card and 2009 Annual Report to Shareholders, and by notifying you of the availability of our proxy materials on the Internet. The notice of annual meeting, proxy statement and 2009 Annual Report to Shareholders are available at https://wwww.proxyvote.com. In accordance with the SEC’s rules, the materials on the site are searchable, readable and printable, and the site does not have “cookies” that enable us to identify visitors.

We have sent you this proxy statement because our Board of Directors is asking you to give your proxy (that is, the authority to vote your shares) to our proxy committee so that they may vote your shares on your behalf at our annual meeting of shareholders. The members of the proxy committee are John F. Meier and Susan Allene Kovach. They will vote your shares as you instruct.

We will hold the meeting in the Libbey Corporate Showroom located at 335 North St. Clair Street, Toledo, Ohio. The meeting will be held on May 6, 2010, at 2 p.m., Eastern Time. This proxy statement contains information about the matters being voted on and other information that may be helpful to you.

We began the mailing to shareholders of this proxy statement and the enclosed proxy on or about March 30, 2010.

QUESTIONS AND ANSWERS

Who may vote?

You may vote if you were a holder of Libbey Inc. (“Libbey”) common stock at the close of business on March 19, 2010.

What may I vote on?

You may vote on the following proposals:

•	Proposal 1: Election of four nominees — Carlos V. Duno, Peter C. McC. Howell, John C. Orr and Richard I. Reynolds — to serve as Class II directors;

•	Proposal 2: Approval of the Amended and Restated Libbey Inc. 2006 Omnibus Incentive Plan; and

•	Proposal 3: Ratification of the appointment of Ernst & Young LLP as Libbey’s independent auditors for the 2010 fiscal year.

How does the Board recommend that I vote?

The Board recommends that you vote:

•	Proposal 1: FOR each of Carlos V. Duno, Peter C. McC. Howell, John C. Orr and Richard I. Reynolds to serve as Class II directors;

•	Proposal 2: FOR the Amended and Restated Libbey Inc. 2006 Omnibus Incentive Plan; and

•	Proposal 3: FOR ratification of the appointment of Ernst & Young LLP as Libbey’s independent auditors for the 2010 fiscal year.

How do I vote?

Registered Shareholders

If you are a registered shareholder, you may vote in any of the following ways:

•	Vote by telephone: Call on a touch-tone telephone, toll-free 1-800-690-6903, 24 hours a day, seven days a week, until 11:59 p.m., eastern time, on May 5, 2010. Make sure you have your proxy card available, and follow the simple instructions provided.

•	Vote over the internet: Go to www.proxyvote.com, 24 hours a day, seven days a week, until 11:59 p.m., eastern time, on May 5, 2010. Make sure you have your proxy card available and follow the simple instructions provided.

•	Vote by mail: Mark, date and sign the enclosed proxy card and return it in the enclosed, postage-paid envelope. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), you should indicate your name and title or capacity.

•	Vote in person at the annual meeting: Bring the enclosed proxy card or other proof of identification and request a ballot at the meeting.

Shares held jointly by two or more registered shareholders may be voted by any joint owner unless we receive written notice from another joint owner denying the authority of the first joint owner to vote those shares.

Shares Held in Street Name

If you hold your shares in street name — in other words, you hold your shares through a broker or other nominee, you will receive from your broker a notice regarding availability of proxy materials that will tell you how to access our proxy materials and provide voting instructions to your broker over the internet. It also will tell you how to request a paper or e-mail copy of our proxy materials. If you hold your shares in street name and do not provide voting instructions to your broker, your shares will not be voted on any proposals on which your broker does not have discretionary authority to vote, including the election of directors and the approval of the Amended and Restated Libbey Inc. 2006 Omnibus Incentive Plan.

Shares Held Through 401(k) Plan

If you participate in the Libbey Retirement Savings Plan, which we refer to as our 401(k) plan, and if you have investments in the Libbey Inc. stock fund and have an email address and internet access provided by Libbey for business purposes, you will receive an email message at your Libbey-provided email address containing instructions that you must follow in order for shares attributable to your account to be voted. If you participate in our 401(k) plan, have investments in the Libbey Inc. stock fund and do not have an email address and internet access provided by Libbey for business purposes, you will receive instructions from the trustee of the 401(k) plan that you must follow in order for shares attributable to your account to be voted.

May I change my vote?

If you are a shareholder of record, you may, at any time before your shares are voted at the annual meeting, change your vote or revoke your proxy by:

•	sending us a proxy card dated later than your last vote;

•	notifying the Secretary of Libbey in writing; or

•	voting at the meeting.

If you hold your shares in street name through a broker or other nominee, you should contact your broker or nominee to determine how to change your vote or revoke your proxy.

How many outstanding shares of Libbey common stock are there?

At the close of business on March 19, 2010, there were 16,162,306 shares of Libbey common stock outstanding. Each share of common stock is entitled to one vote.

How big a vote do the proposals need in order to be adopted?

As long as a quorum is present either in person or by proxy at the Annual Meeting, each proposal must receive the votes of the holders of a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting.

What constitutes a quorum?

Under our By-laws, the holders of a majority of the total shares issued and outstanding, whether present in person or represented by proxy, will constitute a quorum, permitting business to be transacted at the meeting.

How will votes be counted?

Votes cast in person or by proxy will be tabulated by the inspector of elections appointed for the meeting and will determine whether a quorum is present. Abstentions will be counted as shares that are present and entitled to vote for purposes of determining whether a quorum is present. For purposes of determining whether the shareholders have approved a matter, abstentions are not treated as votes cast affirmatively or negatively, and therefore will have no effect on the outcome of Proposal 1, Proposal 2 or Proposal 3. Broker non-votes will not be considered as present and entitled to vote with respect to that matter. The common stock outstanding on the record date held by the trustee under Libbey’s 401(k) plan will be voted by the trustee in accordance with written instructions from participants in that plan or, as to those shares for which no instructions are received, in a uniform manner as a single block in accordance with the instructions received with respect to the majority of shares of the plan for which instructions were received.

What are broker non-votes?

If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to vote your shares with respect to certain matters, including the election of directors and the approval of the Amended and Restated Libbey Inc. 2006 Omnibus Incentive Plan, unless you give your broker or nominee specific instructions as to how to vote. For example, unless brokers have received voting instructions from their customers, brokers may not vote their customers’ shares with respect to the election of directors, approval of equity compensation plans or other non-routine matters. Non-voted shares on non-routine matters are called broker non-votes. They will not be counted in determining the number of shares necessary for approval but will be counted in determining whether there is a quorum.

How will voting be conducted on other matters raised at the meeting?

The proxy committee will vote on other matters that properly come before the meeting in accordance with the Board’s recommendation or, if no recommendation is given, in the discretion of the proxy committee.

When must shareholder proposals be submitted for the 2011 annual meeting?

A shareholder desiring to submit a proposal for inclusion in our proxy statement for our Annual Meeting to be held in 2011 must deliver the proposal so that we receive it no later than December 8, 2010. Any proposal submitted outside the processes of Rule 14a-8 under the Exchange Act will be considered untimely if submitted after February 22, 2011. We request that all such proposals be addressed to Susan Allene Kovach, Vice President, General Counsel and Secretary, Libbey Inc., 300 Madison Avenue, P.O. Box 10060, Toledo, Ohio 43699-0060.

STOCK OWNERSHIP

Who are the largest owners of Libbey stock?

The following table shows information with respect to the persons we know to be the beneficial owners of more than five percent of our common stock as of December 31, 2009.

	Amount and
	Nature
Name and Address	of Beneficial	Percent
of Beneficial Owner	Ownership	of Class

Zesiger Capital Group LLC(1)	2,054,880	12.8%
320 Park Avenue, 30th Floor New York, NY 10022

Bank of America Corporation and affiliates(2)	1,582,167	9.5%
100 North Tryon Street Charlotte, NC 28255

(1)	Amendment No. 6 to Schedule 13G filed with the Securities and Exchange Commission on behalf of Zesiger Capital Group LLC, an investment advisor, indicates that, as of December 31, 2009, Zesiger Capital Group LLC is the beneficial owner of 2,054,880 common shares, with sole dispositive power as to 2,054,880 common shares and sole voting power as to 1,488,000 common shares. The schedule further states that all securities reported in the schedule are held in discretionary accounts that Zesiger Capital Group LLC manages, and that no single client of Zesiger Capital Group LLC owns more than 5% of the class.

(2)	The number of shares beneficially owned by Bank of America Corporation, or BAMC, and its affiliates and their collective percentage of ownership is based on information supplied by BAMC in connection with our Form S-3/A registration statement filed with the SEC on February 18, 2010. The number of shares beneficially owned by BAMC and its affiliates is based on 16,097,861 shares of common stock outstanding as of December 31, 2009 and (a) 485,309 shares of common stock underlying a warrant issued to Merrill Lynch PCG, Inc. on June 16, 2006, (b) 933,145 shares of common stock issued to Merrill Lynch PCG, Inc. on October 28, 2009, (c) 71,223 shares of common stock currently exercisable by Merrill Lynch PCG, Inc. under a warrant issued to it to purchase up to 3,446,856 shares of our common stock (due to the contractual limitations on the warrant’s exercise, the remaining 3,395,663 shares issuable under the warrant are not currently exercisable), (d) 540 shares of common stock owned by Bank of America N.A., or BAM, as of October 28, 2009, (e) 89,000 shares of common stock owned by Merrill Lynch, Pierce, Fenner & Smith, Inc., or MLPFS, as of October 28, 2009 and (f) 2,950 shares of common stock owned by Columbia Management Advisors, LLC, or CMA, as of October 28, 2009. As the ultimate parent holding company of each of Merrill Lynch PCG, Inc., BAM, MLPFS and CMA, BAMC may be deemed to beneficially own the shares held by each such entity. Furthermore, as the parent company of CMA, BAM may be deemed to beneficially own the shares held by CMA.

How much Libbey stock do our directors and officers own?

Stock Ownership Guidelines

Each of our outside directors is required, prior to the expiration of his or her second full term, to own at least 4,000 shares of Libbey common stock. Compliance with this guideline may be achieved through direct ownership of shares of our common stock, through deferral of director compensation into an account, the value of which is based upon the value of our common stock plus dividends (as described under “Compensation-Related Matters — Compensation Discussion and Analysis — How are Libbey’s directors compensated?” below), or through a combination of these means.

In October 2007, we established guidelines pursuant to which our executive officers also are required to achieve ownership of meaningful amounts of equity in Libbey. Specifically, each executive officer is required to achieve ownership of a specified number of shares of Libbey common stock equal to a multiple of his or her base salary in effect on January 1, 2008 or, if later, the date on which the executive officer becomes subject to the guidelines. For individuals who were executive officers as of January 1, 2008, the applicable deadline for compliance with the guidelines is December 31, 2012. For individuals who become executive officers after January 1, 2008, the applicable deadline is the fifth anniversary of the date on which they become executive officers.

The applicable multiples for the executive officers are as follows:

Multiple of
Executive Officer Title	Base Salary

Chief Executive Officer	5X
President, Executive Vice President, group or divisional president(1)	3X
Other Vice Presidents	2X

(1)	No individuals currently occupy the positions of President or group or divisional president. Mr. Reynolds currently is Libbey’s only Executive Vice President.

We generally determine the number of shares of stock that each executive officer is required to own by the applicable deadline as follows. First, we multiply the applicable executive officer’s annual base salary on January 1, 2008 (or the date on which he or she becomes subject to the guidelines, if later) by the appropriate multiple from the above table. We then divide the product by the average closing price of Libbey common stock over a period of time to be determined by the Nominating and Governance Committee of Libbey’s Board of Directors. For those individuals who were executive officers as of January 1, 2008, the Nominating and Governance Committee determined that the average closing price of Libbey common stock over 2007, $16.84, would be used to determine the number of shares that they are required to own as of December 31, 2012.

In light of the significant volatility in our stock price during the one-year period prior to July 1, 2009, when Mr. Roberto Rubio joined us as Vice President, Managing Director, Libbey Mexico, the Nominating and Governance Committee considered a number of different methodologies for determining the number of shares that Mr. Rubio should be required to own by the fifth anniversary of his date of hire. Ultimately, the Nominating and Governance Committee based its decision as to Mr. Rubio’s equity ownership guideline on internal equity factors, comparing his annualized base salary to the annualized base salary of the other executive officers and positioning his guideline so that it exceeds that of the other Vice Presidents, whose guidelines were determined using a 2X multiple of base salary but have annualized base salaries that are lower than Mr. Rubio’s. Mr. Rubio’s guideline is lower than the guidelines of our CEO and Executive Vice President, whose respective guidelines were determined based upon higher multiples of base salary.

The following forms of equity, which we refer to as Qualifying Shares, will be counted in determining whether an executive officer has achieved the guideline applicable to him or her:

•	Shares of Libbey common stock held by the officer, his or her spouse and/or his or her minor children (as long as they are minors), if:

•	The shares are not subject to forfeiture under the terms of any award of those shares or the terms of any plan pursuant to which those shares are purchased and/or held; and

•	The shares are not pledged to secure any indebtedness;

•	Awards, pursuant to any plan approved by the Compensation Committee of the Board of Directors, of restricted shares, restricted stock units, which we refer to as RSUs, or shares issued in settlement of performance shares, but only if and to the extent the vesting requirements (whether continued service to Libbey or achievement of performance targets) associated with the shares already have been satisfied;

•	Shares of Libbey common stock that are held for the benefit of the executive officer or his or her spouse or minor children in a 401(k) savings account, in Libbey’s Employee Stock Purchase Plan

(which we terminated effective May 31, 2009), in any individual retirement account or in any trust or other estate planning vehicle;

•	“Phantom stock” into which any restricted shares, RSUs or shares issued in settlement of performance shares are deferred pursuant to any plan approved by the Compensation Committee of the Board of Directors; and

•	Vested, “in-the-money” stock options, but only to the extent they do not exceed 50% of the shares required by the guideline applicable to the particular executive officer.

As of March 19, 2010, the number of Qualifying Shares held by the executive officers whom we refer to as the named executives (as set forth under “Compensation-Related Matters — Summary Compensation Table” below) was as follows:

	Applicable Guideline	Number of
Named Executive(1)	(Number of Shares)	Qualifying Shares Held

J. Meier	204,869	321,812
G. Geswein(2)	40,099	29,849
R. Reynolds	79,504	140,882
R. Rubio(3)	48,800	1,274

(1)	Mr. Wilkes resigned from the Company effective December 31, 2009.

(2)	As to Mr. Geswein, the number of qualifying shares held does not include 1,642 RSUs that are scheduled to vest on May 23, 2010. These RSUs are included under “Beneficial Ownership Table” below.

(3)	Mr. Rubio joined the Company on July 1, 2009.

The Nominating and Governance Committee, which is responsible for monitoring compliance with the guidelines, has authority to address extenuating circumstances that prevent an executive officer from complying with the guidelines by the deadline applicable to him or her. In addition, the Nominating and Governance Committee has authority to work out transition plans for executive officers nearing retirement.

Beneficial Ownership Table

The following table shows, as of March 19, 2010, the number of shares of our common stock and percentage of all issued and outstanding shares of our common stock that are beneficially owned (unless otherwise indicated) by our directors, the named executives and our directors and executive officers as a group. Our address is the address of each director and executive officer set forth below. The shares owned by the executive officers set forth below include the shares held in their accounts in the Libbey Inc. Retirement Savings Plan, which we refer to as our 401(k) plan. An asterisk indicates ownership of less than one percent of the outstanding stock.

	Amount and Nature
	of Beneficial	Percent
Name of Beneficial Owner	Ownership	of Class

Carlos V. Duno(1)	5,395	*
William A. Foley(1)	16,817	*
Gregory T. Geswein(2)(3)	81,629	*
Jean-René Gougelet(1)	8,319	*
Peter C. McC. Howell(1)(4)	13,472	*
John F. Meier(2)(3)(5)	409,943	2.53%
Deborah G. Miller(1)	15,072	*
Carol B. Moerdyk(1)	17,617	*
John C. Orr(1)	7,500	*
Richard I. Reynolds(2)(3)	258,755	1.60%
Roberto B. Rubio(3)	1,274	*
Terence P. Stewart(1)	7,928	*
Kenneth G. Wilkes(2)(3)(6)	195,695	1.21%
Directors & Executive Officers as a Group(1)(2)(3)(4)(5)(6)	1,510,924	9.34%

(1)	Does not include the following number of shares of our common stock that are deferred under our 2009 Director Deferred Compensation Plan, which we refer to as our Director DCP, or shares of phantom stock held by non-management directors pursuant to our previous deferred compensation plans for outside directors, in each case as of March 19, 2010:

Number of
Deferred or
Name of Director	Phantom Shares

C. Duno	12,802
W. Foley	11,778
J. R. Gougelet	1,638
P. Howell	10,778
D. Miller	2,191
C. Moerdyk	18,453
J. Orr	0
T. Stewart	59,674
All non-employee directors as a group	117,314

For more information regarding our deferred compensation plans for non-management directors, see “Compensation Discussion and Analysis — How are Libbey’s directors compensated?” below.

(2)	Does not include shares of our common stock that have vested but are deferred under our Executive Deferred Compensation Plan, which we refer to as our EDCP. As of March 19, 2010, each of

Messrs. Geswein, Meier, Reynolds, Rubio and Wilkes, and all executive officers as a group, had the following number of shares of our common stock that are vested but deferred under our EDCP:

Number of
Shares of
Named Executive	Deferred Stock

G. Geswein	5,707
J. Meier	61,508
R. Reynolds	0
R. Rubio	0
K. Wilkes	34,003
All executive officers as a group	127,922

(3)	Includes the following number of non-qualified stock options, which we refer to as NQSOs, that have been granted to Messrs. Geswein, Meier, Reynolds, Rubio and Wilkes and that currently are exercisable or will be exercisable on or before May 29, 2010:

Number of
Outstanding Stock
Options Exercisable
Named Executive	Within 60 Days

G. Geswein	61,625
J. Meier	231,120
R. Reynolds	157,623
R. Rubio	0
K. Wilkes	120,261
All executive officers as a group	868,755

(4)	Includes 750 shares held by family members of Mr. Howell. Mr. Howell disclaims any beneficial interest in these shares.

(5)	Includes 8,406 shares held by family members of Mr. Meier. Mr. Meier disclaims any beneficial interest in these shares.

(6)	Includes 28,488 RSUs that vested upon Mr. Wilkes’s resignation from the Company on December 31, 2009.

In addition to outstanding shares of common stock that our named executives beneficially owned as of March 19, 2010, the named executives have received the following grants of RSUs that have not yet vested:

No. of
Named Executive	Unvested RSUs(1)

G. Geswein	18,894
J. Meier	65,679
R. Reynolds	33,149
R. Rubio	15,656
K. Wilkes	0
All executive officers as a group	196,813

(1)	Of these amounts, a total of 3,283 RSUs with four-year vesting were granted to Mr. Geswein on May 23, 2007; a total of 53,665 RSUs with four-year vesting were granted to all executive officers on February 16, 2007 and February 15, 2008; a total of 122,106 RSUs with four-year vesting were granted to all executive officers on February 12, 2009; and a total of 15,656 RSUs with four-year vesting were granted to Mr. Rubio on July 1, 2009. In addition, a total of 196,345 RSUs with four-year vesting were awarded to all executive officers on February 8, 2010, but the grant of these RSUs is subject to shareholder approval of the Amended and Restated Libbey Inc. 2006 Omnibus Incentive Plan. One share of our common stock will be issued for each vested RSU. Dividends do not accrue on RSUs until they vest. For further information, see “Compensation-Related Matters — In what forms did Libbey deliver compensation to its executives in 2009 and what purposes do the various forms of compensation serve?” and the Outstanding Equity Awards at Fiscal Year-End table below.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely on our review of filings with the Securities and Exchange Commission and written representations that no other reports were required to be filed by the relevant persons, we believe that, during the fiscal year ended December 31, 2009, all officers, directors and greater-than-ten-percent beneficial owners complied with the filing requirements applicable to them pursuant to Section 16 of the Exchange Act on a timely basis except that each of Gregory T. Geswein, Jonathan S. Freeman and Timothy T. Paige failed to timely file one report relative to one transaction. All of the required reports have been subsequently filed.

LIBBEY CORPORATE GOVERNANCE

Who are the current members of Libbey’s Board of Directors?

Our Board of Directors is divided into three classes of directors. Each year, one class of directors stands for election at our annual meeting of shareholders. It is important to us that our directors and candidates for our Board not only meet the “Requisite Qualifications for Board Candidates” described under “How does our Board select nominees for the Board?” below, but also possess experience, qualifications or skills in the substantive areas that impact our business. The biographies below highlight the individual attributes of each director that enhance the Board’s collective knowledge and experience.

			Board Committee	Director
Director	Age	Experience	Assignments	Since

Carlos V. Duno (Class II)	62	Mr. Duno is the Owner and Chief Executive Officer of Marcia Owen Associates/Group Powell One (since 2006), the premier recruiting and staffing firm in Northern New Mexico, and Owner and Chief Executive Officer of CDuno Consulting (since 2004). From 2001 to 2004, Mr. Duno served as Chairman of the Board and Chief Executive Officer of Clean Fuels Technology, a leading developer of emulsified fuels for transportation and power generation applications. Mr. Duno’s glass industry experience began during his six years as President of Business Development and Planning for Vitro S.A. in Monterrey, Mexico from 1995 to 2001. Mr. Duno’s earlier professional experience includes a two-year term as Vice President Strategic Planning for Scott Paper Company and a combined ten years of international assignments for Scott Paper Company, McKinsey & Co. and Eli Lilly. Mr. Duno holds a B.S. in industrial engineering from the National University of Mexico, and an M.B.A. in finance and an M.S. in industrial engineering, both from Columbia University. He is also an Audit Committee Financial Expert. Mr. Duno is Chairman of the Board of the Santa Fe Botanical Garden (since 2006) and a former member of the Boards of Directors of Clean Fuels Technology, Inc. and Anchor Glass Container Corporation. The Board believes Mr. Duno’s extensive experience in strategic planning for international organizations, together with his first-hand glass industry experience in Mexico, make him well-qualified to serve as a director of the Company.	Chair, Audit Committee; Member, Nominating and Governance Committee	2003

			Board Committee	Director
Director	Age	Experience	Assignments	Since

William A. Foley (Class III)	62	Mr. Foley currently serves as Chairman and Chief Executive Officer of both Blonder Home Accents (since 2008) and Think Well Inc. (since 2005). Previously, Mr. Foley was President and a director of Arhaus, Inc.; co-founder of Learning Dimensions LLC; and Chairman and Chief Executive Officer of LESCO Inc. Mr. Foley has also fulfilled the roles of Vice President, General Manager for The Scotts Company Consumer Division, and Vice President and General Manager of Rubbermaid Inc.’s Specialty Products division. Mr. Foley spent the first fourteen years of his career with Anchor Hocking Corp. in various positions, including Vice President of Sales & Marketing. Mr. Foley is currently on the Board of Directors of Blonder Home Accents (since 2001), and has previous experience on the boards of several public and private companies, including Arhaus Inc., LESCO Inc. and Associated Estates. Mr. Foley holds a bachelor’s degree from Indiana University and an M.B.A. from Ohio University. Mr. Foley’s consumer product marketing experience, particularly in the glass tableware industry, along with his significant leadership and management skills, strengthen the Board’s collective qualifications, skills and experience.	Chair, Nominating and Governance Committee; Member, Compensation Committee	1994

Peter C. McC. Howell (Class II)	60	Since 1997, Mr. Howell has been an advisor to various business enterprises in the areas of acquisitions, marketing and financial reporting, particularly with respect to operations in the People’s Republic of China. Mr. Howell’s positions before 1997 include Chairman and Chief Executive Officer of Signature Brands USA Inc. (formerly Health-O-Meter); President, Chief Executive Officer and a director of Mr. Coffee Inc.; and Chief Financial Officer of Chemical Fabrics Corporation. Mr. Howell also spent ten years as an auditor for Arthur Young & Co. (now Ernst & Young). Since 1989, Mr. Howell has been a director of one or more public companies. His current directorships include Pure Cycle Corporation (NASDAQ: PCYO) (since 2004); Lite Array & Global Lite Array, a subsidiary of the publicly held Global-Tech Applied Innovations (NASDAQ: GAI) (since 2001); and Great Lakes Cheese Company Limited (since 2006). Mr. Howell holds B.A. and M.A. degrees in economics from Cambridge University, is a Fellow of the Institute of Chartered Accountants of England & Wales, and is an Audit Committee Financial Expert. In addition to his significant financial expertise, public directorship experience, and retail and foodservice industry knowledge, Mr. Howell provides the Board with a unique perspective on the issues facing international businesses in their relations with China.	Member, Audit Committee; Member, Nominating and Governance Committee	1993

			Board Committee	Director
Director	Age	Experience	Assignments	Since

John F. Meier (Class I)	62	Mr. Meier and has served as Chairman of the Board and Chief Executive Officer of Libbey since the Company went public in June 1993. Before the Company’s initial public offering, Mr. Meier was General Manager of Libbey and a corporate Vice President of Owens-Illinois, Inc., Libbey’s former parent company. Mr. Meier has also served in various marketing positions since he first joined the Company in 1970, including a five-year assignment with Durobor, S.A., Belgium. In 1997, Mr. Meier served as Chairman of the National Housewares Manufacturers Association (now the International Housewares Association). Mr. Meier’s corporate governance experience includes current directorships with Cooper Tire and Rubber Company (NYSE: CTB) (since 1997) and Applied Industrial Technologies (NYSE: AIT) (since 2005). Mr. Meier received a B.S. in business administration from Wittenberg University and an M.B.A. from Bowling Green State University. Having worked for Libbey for forty years, Mr. Meier brings to the Board a comprehensive understanding of the Company and the glass tableware industry.		1987

Deborah G. Miller (Class III)	60	From 2003 to the present, Ms. Miller has been the Chief Executive Officer of Enterprise Catalyst Group, a management consulting firm specializing in high technology and biotechnology transformational applications. Ms. Miller was also President and Chief Executive Officer and Chairman of Ascendent Systems, a provider of enterprise voice mobility solutions, from 2005 to 2007. Ms. Miller has more than thirty years of global management experience, including roles as Chief Executive Officer of Maranti Networks; President and Chief Executive Officer of Egenera; Chief Executive Officer of On Demand Software; and various positions with IBM. Throughout her career, Ms. Miller has contributed to the success of international business enterprises with her innovative approach to sales and marketing. She is a member of the Board of Directors of Sentinel Group Funds, Inc. (SENCX) (since 1995) and Wittenberg University (since 1999), from which she received her bachelor’s degree. As a result of Ms. Miller’s global management experience, sales and marketing ingenuity, strategic thinking, and extensive information technology experience, she is uniquely qualified to serve as a director of the Company.	Member, Compensation Committee; Member, Nominating and Governance Committee	2003

			Board Committee	Director
Director	Age	Experience	Assignments	Since

Carol B. Moerdyk (Class I)	59	Ms. Moerdyk retired from OfficeMax Incorporated (formerly Boise Cascade Office Products Corporation) in 2007. At OfficeMax, she served as Senior Vice President, International from August 2004 until her retirement. Previously, she held various roles at Boise Cascade Office Products Corporation including Senior Vice President Administration, Senior Vice President North American and Australasian Contract Operations, and Chief Financial Officer. Ms. Moerdyk began her professional career as an assistant professor of finance at the University of Maryland. Ms. Moerdyk serves on the Boards of Directors of American Woodmark Corporation (NASDAQ: AMWD) (since 2005) and Kids Sports Stars/Azimuth Foundation (since 2009). An Audit Committee Financial Expert, Ms. Moerdyk is a Chartered Financial Analyst and holds a bachelor’s degree from Western Michigan University and a Ph.D. Candidate’s Certificate in finance from the University of Michigan. Ms. Moerdyk’s significant financial expertise, developed through her experience as a CFA and public company Chief Financial Officer, together with her executive leadership and international operations experience, make her a valuable contributor to the Board.	Chair, Compensation Committee; Member, Audit Committee	1998

John C. Orr (Class II)	59	Since 2005, Mr. Orr has been the President, Chief Executive Officer, and a director of Myers Industries, Inc. (NYSE: MYE), an international manufacturer of polymer products for industrial, agricultural, automotive, commercial and consumer markets. Before assuming his current position, Mr. Orr was President and Chief Operating Officer of Myers Industries and General Manager of Buckhorn Inc., a Myers Industries subsidiary. Mr. Orr’s earlier career included 28 years with The Goodyear Tire and Rubber Company, where he gained experience in production and plant management at facilities throughout North America and Australia, eventually holding such positions as Director of Manufacturing in Latin America and Vice President Manufacturing for the entire company worldwide. Mr. Orr holds a B.S. in communication from Ohio University and has additional training from Harvard Business School in business strategy, finance and operations. Mr. Orr has served on the board of Akron General Medical Center since 2006. Mr. Orr’s extensive experience in international manufacturing and plant management is an important asset to the Board.	Member, Compensation Committee	2008

			Board Committee	Director
Director	Age	Experience	Assignments	Since

Richard I. Reynolds (Class II)	63	Since 1995, Mr. Reynolds has served as Libbey’s Executive Vice President and Chief Operating Officer. Now in his fortieth year with the Company, Mr. Reynolds has held various positions at Libbey, including Vice President and Chief Financial Officer from 1993 to 1995; and Director of Finance and Administration from 1989 to 1993. Mr. Reynolds holds a B.B.A. from the University of Cincinnati. In addition to his work for the Company, Mr. Reynolds serves on the boards of several private organizations. As a result of the breadth and depth of his experience with the Company, Mr. Reynolds provides the Board with a learned perspective on the financial, administrative and operational aspects of Libbey’s business.		1993

Terence P. Stewart (Class III)	61	Mr. Stewart is the Managing Partner of Stewart and Stewart, a Washington, D.C.-based law firm specializing in trade and international law issues, where he has been employed since 1976. He has worked with various industries to solve trade matters in the United States and abroad. Mr. Stewart is an adjunct professor at Georgetown University Law Center, from which he received his law degree. He also holds a B.A. from the College of the Holy Cross and an M.B.A. from Harvard University. Both the Ukrainian Academy of Foreign Trade and the Russian Academy of Sciences have granted Mr. Stewart Honorary Doctorates. Mr. Stewart is a member of the Council of Advisors of the U.S. Court of Appeals for the Federal Circuit and a member of the Steering Group of the International Trade Committee of the American Bar Association’s International Law Section. Recently, Mr. Stewart has written extensively on trade relations with the People’s Republic of China, including volumes on WTO accession commitments undertaken and progress made in meeting those commitments over time, a review of intellectual property protection within China and steps being taken to address problems in enforcement, and reports on subsidies provided to major sectors of the Chinese economy. Mr. Stewart currently serves on the boards of several private societies and associations and is a former member of the Company’s Nominating and Governance Committee. Mr. Stewart possesses particular knowledge and experience in international legal/regulatory and government affairs, including foreign trade matters relevant to the glass industry, that strengthen the Board’s collective qualifications, skills and experience.		1997

How is our Board leadership structured?

As noted above, our Board currently includes eight non-employee directors and two employee directors. Of our eight non-employee directors, seven have been determined to be independent. For more information with respect to how the Board determines which directors are considered independent, see “How does our

Board determine which directors are considered independent?” below. Mr. Meier, our CEO, has served as Chairman of the Board since 1993, when we became a publicly-held company.

We are well-served by the Board leadership structure described above. By unifying the Chairman and CEO roles in Mr. Meier, we demonstrate to our employees, suppliers, customers and other stakeholders that we are under strong leadership, with a single person who has extensive institutional and industry knowledge setting the tone and having primary responsibility for managing our operations.

Although Mr. Meier serves as both Chairman and CEO, a number of factors about our directors and the way our Board operates promote independent oversight of management, including our Chairman and CEO:

•	More than two-thirds of our directors are independent.

•	Each of our Board’s standing committees (the Audit Committee, the Compensation Committee and the Nominating and Governance Committee) consists solely of independent directors.

•	Our Board meets regularly in executive session outside the presence of management and has designated one of the independent directors (currently Deborah G. Miller) to chair and lead those executive sessions and to serve as a liaison to Mr. Meier.

•	Our independent directors routinely interact with members of management who are not members of the Board, obtaining and sharing information and viewpoints with respect to our business.

•	Our independent directors actively oversee key issues of concern to them. For example, during 2009 the Board appointed a special committee of independent directors to oversee our recapitalization efforts. Carol B. Moerdyk chaired that committee, which included William A. Foley and Peter C. McC. Howell, and served as liaison to management while we negotiated our debt exchange, which we consummated on October 28, 2009. The special committee was disbanded late in 2009.

Does Libbey have Corporate Governance Guidelines?

Our Board of Directors has adopted Corporate Governance Guidelines that govern the Board of Directors. Our Corporate Governance Guidelines, as well as the charters for each of the Audit, Compensation and Nominating and Governance committees, are available on our website (www.libbey.com).

What is the role of the Board’s committees?

Our Board of Directors currently has three standing committees: an Audit Committee; a Compensation Committee; and a Nominating and Governance Committee.

Audit Committee.  The Board of Directors adopted an Audit Committee Charter in 2000 and periodically reviews and, when indicated in light of current best practices, updates the Audit Committee Charter. Most recently, the Board of Directors adopted a new Audit Committee Charter at the Board’s meeting held on February 5, 2008. The current Audit Committee Charter is available on Libbey’s website (www.libbey.com).

The functions of the Audit Committee are described under “Audit-Related Matters; Report of the Audit Committee” below. The Audit Committee met eight times during 2009. On February 9, 2010, the Board selected the members of the Audit Committee for the coming year, as shown above. The Board has determined that all members of the Audit Committee are independent, within the meaning of SEC regulations and the listing standards of the NYSE Amex exchange. The Board has further determined that each of Messrs. Duno and Howell and Ms. Moerdyk is qualified as an audit committee financial expert, as defined in SEC regulations, and that each of Messrs. Duno, Gougelet and Howell and Ms. Moerdyk is financially sophisticated and literate and has accounting and related financial management expertise, as those qualifications are interpreted by the Board in its business judgment.

Compensation Committee.  The Compensation Committee is responsible for (a) discharging the Board’s responsibilities relating to executive compensation, including by considering the potential impact of our executive compensation program on our risk profile, (b) producing an annual report on executive compensation for inclusion in the proxy statement or annual report on Form 10-K as required by the SEC, and

(c) approving grants of stock options and other awards under the company’s equity participation plans and providing oversight and administration of these plans in accordance with the provisions of the plans. In particular, the Compensation Committee has been charged with the following responsibilities:

•	The Compensation Committee reviews executive compensation at comparable companies and recommends to the Board compensation levels and incentive compensation plans for our executives;

•	The Compensation Committee reviews and approves the goals and objectives relevant to the targets of the executive incentive compensation plans, taking into account the potential impact of these goals, objectives and targets on our risk profile;

•	Following the Board’s annual evaluation of the performance of the Chief Executive Officer (which is reviewed with the CEO by the chairs of the Compensation Committee and Nominating and Governance Committee), the Compensation Committee establishes the compensation of the CEO based on the evaluation, and in determining the long-term incentive compensation component of the CEO’s compensation, the Compensation Committee considers the Company’s performance, relative shareholder return, the value of similar awards to chief executive officers at comparable companies and the awards given to the Company’s CEO in prior years.

•	The Compensation Committee performs an annual evaluation of the performance and effectiveness of the Compensation Committee.

The Compensation Committee met 10 times during 2009. On February 9, 2010, the Board selected the members of the Compensation Committee for the coming year, as shown above. The Board has determined that all members of the Compensation Committee are independent, within the meaning of the listing standards of the NYSE Amex exchange, and that all members of the Compensation Committee are “outside directors,” within the meaning of 26 CFR § 1.162-27.

Nominating and Governance Committee.  Pursuant to the charter of the Nominating and Governance Committee, the Committee is responsible for developing and implementing policies and practices relating to corporate governance, including reviewing and monitoring implementation of our Corporate Governance Guidelines. In addition, the Committee is responsible for establishing a selection process for new directors to meet the needs of the Board, for evaluating and recommending candidates for Board membership, for assessing the performance of the Board and reviewing that assessment with the Board and for establishing objective criteria to evaluate the performance of the CEO. The Committee also is responsible for reporting to the Board trends in director compensation practices and the competitiveness of the Company’s director compensation practices.

The Nominating and Governance Committee met seven times in 2009. On February 9, 2010, the Board selected the members of the Nominating and Governance Committee for the coming year, as shown above. The Board has determined that all of the members of the Committee are independent, within the meaning of the listing standards of the NYSE Amex exchange.

In addition, as indicated above under “How is our Board leadership structured?”, during 2009 the Board appointed an ad hoc special committee of independent directors to oversee our recapitalization efforts. The special committee, which met 30 times during 2009, was disbanded late in 2009.

How does our Board oversee risk?

Our management is responsible for day-to-day risk management and our Board, through the Audit Committee, is responsible for oversight of management’s risk management processes. We have implemented an enterprise-wide risk management program. Our Director, Enterprise Risk Management, has primary responsibility for this program and reports to our Vice President, Chief Financial Officer. We also have an Enterprise Risk Management Steering Committee consisting of members of senior management from across our operations.

Through our enterprise risk management program, we identify, evaluate and address actual and potential risks that may impact our business and our financial results. Our Director, Enterprise Risk Management reports routinely to the Audit Committee with respect to the status of our program and particular risk strategies, and we apprise our Board of particular risk management matters in connection with its general oversight of our business.

How does our Board select nominees for the Board?

Our Board selects new directors following review and evaluation by the Nominating and Governance Committee, which also proposes and reviews the criteria for membership at least biannually and the selection process. The Nominating and Governance Committee solicits input from all Board members and makes its recommendation to the Board. An invitation to join the board is extended by the Chairman of the Board on behalf of the Board. A shareholder who wishes to recommend a prospective nominee for the Board may notify our Corporate Secretary or any member of the Nominating and Governance Committee in writing, including such supporting material as the shareholder deems appropriate. Candidates for director nominated by shareholders will be given the same consideration as candidates nominated by other sources.

The Board in its Corporate Governance Guidelines has determined that Board members must satisfy the following standards and qualifications:

Requisite Characteristics for Board Candidates

•	the highest professional and personal ethics and values, consistent with longstanding Libbey values and standards

•	broad experience at the policy-making level in business, government, education, technology or public interest

•	commitment to enhancing shareholder value

•	devotion of sufficient time to carry out the duties of Board membership and to provide insight and practical wisdom based upon experience

•	expertise in areas that add strategic value to the Board and/or knowledge of business in foreign locations strategic to our then-current or potential future operations. For example, current or recent experience as a chief executive officer of a public company; expertise in logistics and advanced supply chain management; experience as an executive with a large multinational company or as an expatriate executive in the Far East, Europe or Latin America; management experience in the foodservice industry; or management or board experience in a highly leveraged environment.

In addition, the Board’s Corporate Governance Guidelines set forth the Board’s intention to seek directors who are strategic thinkers, understand complex capital structures and the operational constraints that they create, are members of the boards of directors of other public companies and have experience and expertise in corporate governance, marketing expertise and/or experience in the consumer products industry. Consistent with the Board’s Corporate Governance Guidelines, the Board also seeks directors who, as compared to then-existing members of the Board, are diverse with respect to geography, employment, age, race or gender. Reflecting this desire to foster a diverse Board, two of our directors are women and one director is Hispanic. In addition, one director is French and brings us his deep knowledge of the European glass tableware industry, and another director is British and, through his wide travels around the world, brings us his perspective as to the international business environment, particularly in China.

Finally, the Board considers such other relevant factors as it deems appropriate, including the current composition of the Board, the balance of management and independent directors, the need for Audit Committee expertise and the evaluations of other prospective nominees.

The Nominating and Governance Committee employed the services of a third-party search firm to identify and recruit Ms. Moerdyk to the Board in 1998 and Mr. Orr to the Board in 2008, and, under its charter, the Nominating and Governance Committee continues to have the authority to employ the services of a third-party search firm in fulfilling its duties to select nominees to the Board.

How does our Board determine which directors are considered independent?

Pursuant to the Corporate Governance Guidelines approved by the Board, the Board has made a determination as to the independence of each of the members of the Board. In making this determination, the Board has considered the existence or absence of any transactions or relationships between each director or any member of his or her immediate family and Libbey and its subsidiaries and affiliates, including those reported under “Certain Relationships and Related Transactions — What transactions involved directors or other related parties?” below. The Board also examined the existence or absence of any transactions or relationships between directors or their affiliates and members of Libbey’s senior management or their affiliates.

As provided in the Guidelines, the purpose of this review was to determine whether there is any relationship that is inconsistent with a determination that a director is independent of Libbey or its management. Specifically, the Guidelines preclude a determination by the Board that a director is independent if the director does not meet the independence requirements set forth in the listing standards of the New York Stock Exchange, which are substantially the same as the independence requirements set forth in the listing standards of the NYSE Amex exchange, on which our common stock currently is listed.

As a result of this review, the Board has affirmatively determined that Carlos V. Duno, William A. Foley, Jean-René Gougelet, Peter C. McC. Howell, Deborah G. Miller, Carol B. Moerdyk and John C. Orr are independent of Libbey and its management under the standards set forth in the Corporate Governance Guidelines. Messrs. Meier and Reynolds are considered inside directors because of their employment as senior executives of Libbey. Mr. Stewart is considered a non-independent director because in the past three years Stewart and Stewart, the law firm of which Mr. Stewart is managing partner, has provided legal services to Libbey in connection with international trade matters and is expected to continue to do so. For more information with respect to the compensation paid to Mr. Stewart’s law firm for services provided to Libbey in 2009, see “Corporate Governance — Certain Relationships and Related Transactions — What transactions involved directors or other related parties?” below.

How often did our Board meet during fiscal 2009?

The Board of Directors met 14 times during 2009. Six of these meetings were regularly scheduled meetings and eight of them were special meetings (three of which were attended only by non-employee directors). During 2009, each member of the Board of Directors attended 75% or more of the aggregate number of meetings of the Board and at least 75% of the aggregate number of meetings of the committees of the Board that he or she was eligible to attend. In addition to the regularly scheduled and special meetings referred to above, and in light of the turbulent economy and related concerns about our business and capital structure, management held, at the Board’s request, informal telephonic status updates generally on a weekly basis between February and October of 2009. Attendance by individual members of the Board of Directors at these informal telephonic status updates was voluntary.

Certain Relationships and Related Transactions — What transactions involved directors or other related parties?

We desire to maintain a Board of Directors in which a substantial majority of our directors are independent, as defined in our Corporate Governance Guidelines. Those Guidelines preclude a determination by the Board that a director is independent if the director does not meet the independence requirements set forth in the listing standards of the New York Stock Exchange, which are substantially the same as the independence requirements set forth in the listing standards of the NYSE Amex exchange, on which our common stock currently is listed. We generally prohibit related-party transactions involving directors. Our Board makes a single exception to that policy in order to enable us to obtain legal services with respect to international trade matters from the law firm of Stewart and Stewart, of which Mr. Stewart is managing partner. During 2009 Stewart and Stewart received fees of approximately $8,721 from us for legal services in connection with various international trade matters. We anticipate that we will continue to utilize the legal services of Stewart and Stewart in the future in connection with international trade matters. In that connection, because our Board believes that Libbey’s General Counsel is best suited to select legal counsel for Libbey, the Board does not require that we seek the approval of the Board, or of any committee of the Board, in connection with our engagement of Stewart and Stewart. However, the Board has determined that, as a result of our engagement of Stewart and Stewart with respect to international trade matters, Mr. Stewart is not independent of Libbey.

In addition, our Code of Business Ethics and Conduct, which we refer to as our Code of Ethics, requires that all of Libbey’s directors, officers and other employees avoid conflicts of interest. Related-party transactions that are of the nature and magnitude that they must be disclosed pursuant to Item 404(b) of Regulation S-K would be considered transactions that could give rise to a conflict of interest, and therefore are covered by our Code of Ethics. Our Code of Ethics requires that any conflicts of interest be reported to our Legal Department, and that the written concurrence of our General Counsel is required to waive any conflict of interest. In addition, our Code of Ethics requires that waivers of our Code of Ethics with respect to executive officers or directors may be granted only by the Board of Directors and only if the noncompliance with our Code of Ethics is or would be immaterial or if the Board of Directors otherwise determines that extraordinary circumstances exist and that the waiver is in the best interests of our shareholders.

How do shareholders and other interested parties communicate with the Board?

Shareholders and other parties interested in communicating directly with the non-management directors as a group may do so by writing to Non-Management Directors, c/o Corporate Secretary, Libbey Inc., 300 Madison Avenue, P.O. Box 10060, Toledo, Ohio 43699-0060. The Nominating and Governance Committee has approved a process for handling letters that we receive and that are addressed to the non-management members of the Board. Under that process, the Corporate Secretary is responsible for reviewing all such correspondence and regularly forwarding to the non-management members of the Board a summary of all correspondence and copies of all correspondence that, in the opinion of the Corporate Secretary, deals with the function of the Board or committees thereof or that the Corporate Secretary otherwise determines requires the attention of the Board. Directors may, at any time, review a log of all correspondence that we receive and that are addressed to the Non-Management Directors or other members of the Board and request copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters are brought immediately to the attention of our internal auditors and Audit Committee and are handled in accordance with procedures established by the Audit Committee with respect to such matters.

Are Libbey’s Corporate Governance Guidelines, Code of Business Ethics and Conduct and Committee Charters available to shareholders?

Our Corporate Governance Guidelines and Code of Business Ethics and Conduct (which applies to all of our employees, officers and directors), as well as the Charters for each of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee, are available on our website (www.libbey.com). They also are available in print, upon request, to any holder of our common stock. Requests should be directed to Corporate Secretary, Libbey Inc., 300 Madison Avenue, P.O. Box 10060, Toledo, Ohio 43699-0060.

Are Libbey’s directors required to attend Libbey’s annual meeting of shareholders?

While our directors are not required to attend our annual meeting of shareholders, we typically schedule a meeting of the Board of Directors to take place at the same location and on the same day as the annual meeting of shareholders. As a result, we anticipate that a substantial majority of our directors will be present at the annual meeting of shareholders to be held on May 6, 2010. In 2009, all members of the Board of Directors attended our annual meeting of shareholders.

AUDIT-RELATED MATTERS

Who are Libbey’s auditors?

Upon the recommendation of the Audit Committee, the Board of Directors has appointed Ernst & Young LLP as Libbey’s independent auditors for the fiscal year ending December 31, 2010. Although ratification by the shareholders is not required by law, the Board of Directors believes that you should be given the opportunity to express your views on the subject. See “Proposal 2 — Ratification of Auditors” below.

A representative of Ernst & Young LLP is expected to attend the Annual Meeting and will have an opportunity to make a statement if the representative so desires. The representative will be available to respond to appropriate questions.

What fees has Libbey paid to its auditors for fiscal 2009 and 2008?

Fees for services rendered by Ernst & Young LLP for the years ended December 31, 2009 and 2008 are as follows:

Nature of Fees	2009 Fees	2008 Fees

Audit Fees(1)	$1,314,690	$1,329,777
Audit Related Fees(2)	$80,000	$80,000
Tax Fees(3)	$0	$2,334
All Other Fees	$0	$0

Total	$1,394,690	$1,412,111

(1)	Fees for audit services include fees associated with the annual audit of our internal controls, the annual audit of financial statements and the reviews of our quarterly reports on Form 10-Q and annual report on Form 10-K.

(2)	Audit-related fees include fees for audits of our employee benefit plans.

(3)	Compliance related to value-added tax (VAT) refunds in Mexico in 2008.

All audit-related, tax and other services were pre-approved by the Audit Committee, which concluded that the provision of these services by Ernst & Young LLP was compatible with the maintenance of that firm’s independence in the conduct of its audit functions. The Audit Committee’s policy regarding auditor independence requires pre-approval by the Audit Committee of audit, audit-related and tax services on an annual basis. The policy requires that engagements that the auditors or management anticipates will exceed pre-established thresholds must be separately approved. The policy also provides that the Committee will authorize one of its members to pre-approve certain services. The Committee has appointed Carlos V. Duno, Chair of the Committee, to pre-approve these services.

Report of the Audit Committee

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing by Libbey under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Libbey specifically incorporates this Report by reference therein.

The Audit Committee oversees the integrity of our financial statements on behalf of the Board of Directors; the adequacy of our systems of internal controls; our compliance with legal and regulatory requirements; the qualifications and independence of our independent auditors; and the performance of our independent auditors and of our internal audit function.

In fulfilling its oversight responsibilities, the Audit Committee has direct responsibility for, among other things:

•	confirming the independence of our independent auditors;

•	appointing, compensating and retaining our independent auditors;

•	reviewing the scope of the audit services to be provided by our independent auditors, including the adequacy of staffing and compensation;

•	approving non-audit services;

•	overseeing management’s relationship with our independent auditors;

•	overseeing management’s implementation and maintenance of effective systems of internal and disclosure controls;

•	reviewing our internal audit program; and

•	overseeing our enterprise risk management program.

The Audit Committee reviews and discusses with management and the independent auditors all annual and quarterly financial statements prior to their issuance. The Audit Committee’s discussions with management and the independent auditors include a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee met both with management and with the independent auditors who are responsible for auditing the financial statements prepared by management and expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States. The Audit Committee also met with each of the independent auditors and the internal auditors without management being present. The Audit Committee discussed with the independent auditors and management the results of the independent auditors’ examinations; their judgments as to the quality, not just the acceptability, of our accounting principles; the adequacy and effectiveness of our accounting and financial internal controls; the reasonableness of significant judgments; the clarity of disclosures in the financial statements; and such other matters as are required to be communicated to the Audit Committee under generally accepted auditing standards, including Accounting Standards Board Statement on Auditing Standards No. 61, Communication with Audit Committees. In addition, the Audit Committee discussed with the independent auditors the auditor’s independence from management and Libbey, including the matters in the written disclosures required by the Independence Standards Board, Standard No. 1, Independence Discussions with Audit Committees.

Taking all of these reviews and discussions into account, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2009, for filing with the Securities and Exchange Commission.

Carlos V. Duno, Chair
Jean-René Gougelet
Peter C. McC. Howell
Carol B. Moerdyk

COMPENSATION-RELATED MATTERS

Compensation Discussion and Analysis

Executive Summary

Financial and Operational Highlights for 2009.  As 2009 began, we faced weakened economies in all of our key markets around the world and, compared to the fourth quarter of 2007, a steep drop-off in our core U.S. foodservice sales, as many of our foodservice customers dramatically reduced inventories in the fourth quarter of 2008. We were highly leveraged, with debt that included a $150.0 million asset-based loan facility, which we refer to as our ABL facility, $306.0 million of floating rate senior secured notes, which we refer to as our senior notes, and $148.9 million principal amount of senior subordinated secured payment-in-kind notes, which we refer to as our PIK notes. Through June 1, 2009, interest on the PIK notes was payable through issuance of additional PIK notes and, as a result, the principal amount of the PIK notes had increased to $160.9 million at June 30, 2009. In addition, a semi-annual cash interest payment of $12.9 million was due on the PIK notes on December 1, 2009.

The combination of these factors raised concerns as to our ability to generate sufficient cash to meet our business needs and service our debt and, together with the global credit crisis, created concern about our ability to refinance our debt before the December 1, 2009 due date for the $12.9 million cash interest payment on the PIK notes. Reflecting these uncertainties, our stock price started the year at $1.25 and dropped as low as $0.47 when our stock was de-listed by the New York Stock Exchange in April 2009.

Led by our executive officers, our 6,850 employees gave their maximum effort to address the challenges facing us. After setting an ambitious goal to generate $18.0 million of free cash flow in 2009, compared to a use of cash in 2008 of $46.6 million, through aggressive cost-cutting and inventory control measures we beat that goal by $67.4 million — an improvement of $132.0 million in free cash flow compared to 2008. In addition, in spite of a 7.6% reduction in our net sales, which declined from $810.2 million in 2008 to $748.6 million in 2009, we increased our adjusted EBITDA from $85.2 million in 2008 to $90.1 million in 2009 — a $4.9 million increase.

In addition, in October 2009, we exchanged the PIK notes for a combination of new PIK notes and equity, in the process eliminating the $12.9 million cash interest payment that was due on December 1, 2009. In recognition of our improved liquidity and capital structure, our stock price rebounded to close out 2009 at $7.65, a 512% increase over our closing stock price at the end of 2008. The improvement in our financial results, stock price and capital structure positioned us for listing on the NYSE Amex exchange at the beginning of this year, followed shortly after that by the successful refinancing of our ABL facility, senior notes and new PIK notes in early February 2010.

2009 Executive Compensation Highlights.  As a result of the significant deterioration in our stock price during the second half of 2008 as the global economic recession began to impact our business, we paid no annual incentive compensation to our executives for 2008 performance. In addition, in October 2008 we froze the salaries of our U.S. salaried employees, and, as the recession continued to negatively impact our business in early 2009, we cut the salaries of our U.S. salaried employees and suspended our matching contribution to our 401(k) plan in February 2009. The salaries of our U.S. executive officers were reduced by 7.5%, while the salaries of our other U.S. salaried employees were reduced by 5%. Further, in reaction to our low stock price and the limited number of shares available for awards under our 2006 Omnibus Incentive Plan, we modified our long-term incentive program, which we refer to as our LTIP, by, among other things, changing the methodology for determining the number of NQSOs and RSUs awarded to our executives in 2009. This change in methodology resulted in a substantial decline in the long-term compensation opportunity available to our executive officers for 2009. As a result of the collective impact of these measures, our executive officers experienced a reduction in their total direct compensation opportunity1 for 2009 of between 18% and 36%.

At the same time, we recognized that it was critical that we keep our executives motivated during 2009, and to keep their interests aligned with our shareholders, in order to ensure that we would have adequate liquidity to meet our business needs and pay interest on our high levels of debt, including the $12.9 million cash interest payment due under our PIK notes on December 1, 2009. In light of our relatively near-term debt maturities in late 2010 and mid-2011, we also believed that it was important to position Libbey to refinance that debt as soon as the capital markets stabilized. Accordingly, we designed our incentive plans for 2009, including our senior management incentive plan, which we refer to as our 2009 SMIP, and the performance component of our long-term incentive plan for 2009, which we refer to as our 2009 LTIP, to reward our executive officers based upon our free cash flow generation during 2009, but we conditioned payment of

1 Total direct compensation includes salary, annual cash incentives and bonus compensation, and long-term incentive compensation. The total direct compensation opportunity contemplates payment of incentive compensation (annual and long-term) at target, although the opportunity for payouts in excess of target exists under the relevant plans.

incentive compensation on achievement of adjusted earnings before interest, taxes, depreciation and amortization, which we refer to as adjusted EBITDA. For further information as to how we calculate adjusted EBITDA, see “What compensation did Libbey’s executives receive for 2009?” below. In addition, we conditioned our obligation to pay the cash component of our 2009 LTIP to all executive officers other than Mr. Meier and Mr. Reynolds (both of whom are retirement-eligible) upon the executive officer’s continuous employment with Libbey through December 31, 2011. We imposed that condition in order to further our talent retention objective, as described below under “What are the objectives of Libbey’s executive compensation program?”.

As indicated above under “Financial and Operational Highlights for 2009,” we set a record for free cash flow generation in 2009, and our adjusted EBITDA for 2009 was 102.7% of our budgeted EBITDA for the year. As a result, the Compensation Committee, at its February 8, 2010 meeting, authorized the following awards under our 2009 SMIP to our named executives:

•	With respect to the corporate component, representing 70% of each named executive’s opportunity under the SMIP, a maximum payout representing 200% of each named executive’s target opportunity; and

•	With respect to the individual component, representing 30% of each named executive’s opportunity under the SMIP, payouts representing between 71% and 200% of the named executives’ respective target opportunities.

In addition, the Compensation Committee determined that, for the 2007-2009 performance cycle under our long-term incentive plan for 2007, which we refer to as our 2007 LTIP, 67.8% of the target number of performance shares awarded in 2007 had been earned, since we achieved cumulative adjusted EBITDA over the performance cycle equal to 90.4% of the sum of adjusted EBITDA budgeted for each year during the performance cycle.

For more information with respect to these awards, see “What compensation did Libbey’s executives receive for 2009?” below.

What are the objectives of Libbey’s executive compensation program?

Our executive compensation program for 2009 was structured to achieve the following objectives:

•	Talent Attraction and Retention Objective. Our business experienced significant challenges as a result of the global economic recession and credit crisis in late 2008 and 2009. In order to meet these challenges, it was imperative that we attract and retain our highly qualified, experienced executives, including Mr. Rubio, who joined us in July 2009.

•	Motivational Objective. We have a complex business, with operations in five countries on three continents and sales to more than 100 countries across the globe. In order to meet the challenges that our business faced during 2009, and in light of constraints imposed on the compensation opportunities that we could provide to our executives, as described above, it was incumbent upon us to create an executive compensation program providing adequate financial incentives to keep our executives motivated throughout the year.

•	Alignment Objective. In light of the impact of the challenged economy and credit markets on our business and our stock price, we structured the program to ensure that, if our shareholders profited, our executives also would profit. Accordingly, our executive compensation program for 2009 was designed to align the interests of our executives with those of our shareholders.

•	Reasonableness Objective. We designed our 2009 executive compensation program to balance the need to provide sufficient financial incentives to achieve the three objectives described above with the need to ensure that executive compensation is reasonable and appropriate.

In what forms did Libbey deliver compensation to its executives in 2009, and what purposes do the various forms of compensation serve?

In 2009 we delivered compensation opportunities to our executives in the form of annual cash compensation; long-term cash and equity-based incentives; fringe benefits and limited perquisites; and income protection under certain limited circumstances. Although our most senior executives have the highest compensation opportunities, they also have a higher percentage of their compensation opportunities “at risk” than our more junior executives.

The following table sets forth the respective forms of compensation for which our executive officers were eligible for 2009, the characteristics of those forms of compensation, and the purposes or objectives that each form of compensation is designed to fulfill:

Form of Compensation	Characteristics	Purpose/ Objective
Annual cash compensation

Base Salary
• Fixed component, reviewed annually.

• For our executive officer based in Mexico, also includes certain compensation elements (such as the so-called “13th month” premium payable under the laws of many countries) that we are required to provide to him in accordance with the Federal Labor Law of Mexico.

• Differences among executives are a function of level of responsibility, experience, tenure, individual performance, comparison to market pay information and applicable law.

• For our named executives for 2009, base salary represented between 35% and 48% of their 2009 total direct compensation opportunity.

• To compensate executives based upon level of responsibility, experience, tenure, individual performance and comparison to market pay information and applicable law.

• To provide for a stable and fixed level of compensation at competitive rates, thereby contributing to our talent attraction and retention objective.

Form of Compensation	Characteristics	Purpose/ Objective
Annual incentive award under our SMIP
• At-risk variable pay opportunity for short-term performance.

• Target award equal to a percentage of actual base salary.(1)
• Differences in target awards are a function of level of responsibility, anticipated ability to affect company performance and comparison to market pay information.

• For 2009, each executive officer’s target opportunity had two components — a corporate component, representing 70% of his or her target opportunity for 2009, and an individual component, representing 30% of his or her target opportunity for 2009.

• Amount actually payable varies based upon company performance and individual performance. In 2009, the amount actually payable under the corporate component was dependent upon the extent to which we achieved budgeted free cash flow, although no payout under either the corporate or the individual components could be earned unless certain threshold levels of cash generation and adjusted EBITDA also were met.

• For the named executives for 2009, target payouts under our 2009 SMIP represented between 22% and 32% of their 2009 total direct compensation opportunity.
• To motivate sustained performance. • To motivate achievement of short-term company and individual goals. • To attract and retain talent by providing a market-competitive cash incentive opportunity.

Form of Compensation	Characteristics	Purpose/ Objective
Discretionary cash awards
• Payout based upon the Compensation Committee’s qualitative assessment of each executive officer’s individual performance, performance relative to internal peers, the extent to which the leadership of the executive officer contributed to our success during the year and any outstanding achievements during the year that were not contemplated when we set the individual goals under the SMIP.
• To reward individual performance that demonstrates excellence in the execution and achievement of short-term goals without sacrificing focus on Libbey’s long-term goals.

Long-term Incentives under our LTIP(2)

Performance component
• At-risk variable pay opportunity for sustained, long-term performance.

• Target opportunity equal to a percentage of base salary.

• Differences in target opportunities are a function of level of responsibility, anticipated ability to affect company performance over the long term and comparison to market pay information.

• Amount actually earned is formula-driven. For the 2007-2009 and 2008-2010 performance cycles, amount actually earned varies based upon the extent to which we achieve budgeted EBITDA over the applicable performance cycle. For the 2009 performance cycle, amount actually earned varies based upon the extent to which we achieved budgeted free cash flow during the performance cycle.

• For the 2007-2009 and 2008-2010 performance cycles, payable in the form of one share of Libbey Inc. common stock for each earned performance share. For the 2009 performance cycle, payable in the form of cash.

• To motivate long-term performance because the amount realized by executives varies based upon actual financial performance.

• To align interests with shareholders.

• To attract and retain high-caliber executive talent.

Form of Compensation	Characteristics	Purpose/ Objective

• Generally awarded each year for a three-year performance cycle that begins on January 1 of the first year, although, in light of the lack of visibility into expected future performance resulting from the significant economic turbulence of late 2008 and early 2009, a one-year performance cycle was selected for the plan adopted in February 2009. The determination of the payout for each performance cycle occurs early in the year after the performance cycle ends.

• For 2009, value of performance component at target payout was intended to represent 40% of each named executive’s long-term incentive opportunity but actually represented 82% of each named executive’s actual long-term incentive opportunity and between 20% and 27% of his or her total direct compensation opportunity.

• With respect to performance cycles as to which the award earned is payable in shares of Libbey Inc. common stock, performance shares having a grant date fair value equal to a target payout are awarded at inception of the performance cycle, but the underlying shares of common stock are issued only if and to the extent earned. No dividends are payable on the common stock underlying unearned performance shares, and the executive does not have voting rights with respect to unearned performance shares.

Form of Compensation	Characteristics	Purpose/ Objective
NQSOs
• Inherently performance-based award.

• Exercise price equal to closing price on grant date.

• Differences in the value (and therefore number) of NQSOs awarded to various executives are a function of level of responsibility, anticipated ability to affect company performance over the long term, comparison of grant date value to be transferred to market pay information and differences in Black Scholes values of the NQSOs on their respective grant dates.

• Generally awarded annually, with one-quarter vesting at the end of each of the first four years of a ten-year term. Awards to new hires that cliff vest on the third anniversary of date of hire also may be made.

• For 2009, grant date fair value of NQSOs was intended to represent 20% of each named executive’s long-term incentive opportunity, but actually represented between 2% and 8% of his or her total direct compensation opportunity.

• To motivate long-term performance because amount realized by executives is based on the increase in the stock price from the date of grant.

• To align interests with shareholders.

• To attract talent by providing market-competitive awards; time-based vesting also serves to retain talent.

Form of Compensation	Characteristics	Purpose/ Objective
RSUs
• Differences in the value (and therefore number) of RSUs awarded to various executives are a function of level of responsibility, anticipated ability to affect company performance over the long term, comparison to market pay information and the closing price used to determine the number of RSUs awarded.

• Generally awarded annually, with one-quarter vesting on each of the first through fourth anniversaries of the grant date.

• For 2009, grant date fair value of RSUs was intended to represent 40% of each named executive’s long-term incentive opportunity, but actually represented between 2% and 5% of his or her total direct compensation opportunity.

• No dividends are payable on the common stock underlying unvested RSUs, and the executive does not have voting rights with respect to unvested RSUs.

• To attract talent by providing market-competitive awards; time-based vesting also serves to retain talent.

• To motivate performance because amount realized by executives varies based upon stock price performance over an extended period of time.

Fringe benefits and perquisites

Medical, dental and life insurance benefits
• Benefits provided to U.S. executive officers on the same basis as for all salaried U.S. employees. Benefits provided to our executive officer based in Mexico on the same basis as for certain levels of management at our Mexican subsidiary.
• To provide market-competitive fringe benefits that further our talent attraction and retention objective.
Limited perquisites
• Tax return preparation and financial planning	• Direct payment or reimbursement of fees incurred in connection with personal financial planning and tax return preparation, together with related “gross-ups.”	• To provide access to knowledgeable resources that can assist our executives in efficiently and effectively managing their personal financial and tax planning issues.
• Executive health screening program	• Annual executive physical examination and related services.	• To provide executives with health screening and related services to help them maintain their overall health, thereby contributing to continuity of management.

Form of Compensation	Characteristics	Purpose/ Objective
• Limited ground transportation
• For each executive officer based in Toledo, Ohio, ground transportation for trips between Toledo, Ohio and the Detroit/Wayne County Metropolitan airport for the executive when traveling for business purposes and for the executive and his or her spouse when traveling together.

• For our executive officer based in Monterrey, Mexico, ground transportation for travel between the executive’s home, our facilities in Monterrey and the Monterrey airport.

• To provide fringe benefits that further our talent attraction and retention objective and our reasonableness objective.

• For our executive officer based in Monterrey, Mexico, to provide secure transportation in light of the heightened risk of kidnap for ransom in that location.

• Relocation benefits
• Typically provided to senior executives who are required to relocate as a result of their employment with Libbey.

• Typically covers expenses associated with selling an existing home, house-hunting and moving to the new location. Also includes a tax “gross-up.”

• In extremely rare instances, includes loss-on-sale protection if necessary to lure an exceptional executive.
• To attract and retain talent. • To motivate performance by enabling a relocating executive to remain focused on business issues rather than relocation issues.

Income protection

Retirement plans
• Cash balance pension plan, which we refer to as our Salary Plan
• Qualified plan for all U.S. salaried employees hired before January 1, 2006; certain long-term employees, including our CEO and COO, are eligible for a benefit at least equal to the benefit that would have been provided under our previous defined benefit plan.
• To provide a reasonable level of replacement income upon retirement, thereby serving as an incentive for a long-term career with Libbey.
• Supplemental Retirement Benefit Plan, which we refer to as our SERP
• An excess, nonqualified plan designed to provide substantially identical retirement benefits as the Salary Plan, to the extent the Salary Plan cannot provide those benefits due to limitations set forth in the Internal Revenue Code of 1986, as amended, which we refer to as the Code or the Internal Revenue Code.
• To provide a reasonable level of replacement income upon retirement, thereby serving as an incentive for a long-term career with Libbey.
• We have provided no enhancement of service credit under the SERP.

Form of Compensation	Characteristics	Purpose/ Objective
• 401(k) savings plan	• Matching contributions to our 401(k) savings plan provided on the same basis as for all salaried U.S. employees.	• To provide an opportunity to save for retirement on a tax-deferred basis up to limits established by the Code.
• Executive Deferred Compensation Plan, an unfunded plan that we refer to as our EDCP
• Permits deferrals of up to 60% of base pay and cash incentive compensation, and up to 100% of equity compensation.

• Deferred cash compensation deemed invested in one of 13 measurement funds, including a Libbey Inc. phantom stock fund; deferred equity compensation deemed invested in the Libbey Inc. phantom stock fund.

• With respect to deferrals of eligible compensation in excess of IRS limitations applicable to qualified plans, matching contributions equal to 100% of first 1%, and 50% of next 2-6%, of eligible compensation deferred.

• No guaranteed return on amounts deferred, which are subject to the rights of our general creditors in the event of our insolvency.

• To restore benefits that would have been available to the executives under the 401(k) plan but for IRS limitations on qualified plans, and to provide executives with an additional vehicle that enables them to save for retirement on a tax-deferred basis, in each case contributing to our talent attraction and retention objective. To the extent cash or equity compensation is deemed invested in the Libbey Inc. phantom stock fund, also provides executive officers with an additional vehicle to meet the stock ownership guidelines applicable to executive officers.

Executive long-term disability coverage
• Enhances the standard 60% long-term disability benefit that we provide to all U.S. salaried employees with an additional benefit of up to 15% of regular earnings and incentive and bonus pay, or $7,500 per month, for a total long-term disability benefit of up to 75% of pay.

• Coverage is portable.

• To provide a higher level of replacement income upon disability than is provided under our disability coverage available to all U.S. salaried employees, thereby contributing to our talent attraction and retention objective and our objective of motivating our executives to focus on business issues.

Form of Compensation	Characteristics	Purpose/ Objective
Employment and change in control agreements
• With respect to our executive officers based in the U.S., contingent component; payouts only if employment is terminated under certain circumstances, although certain annual incentive and other performance-based compensation may vest on an accelerated basis solely upon a change in control (without the requirement that employment be terminated).

• With respect to our executive based in Mexico, a minimum payout is required under Mexican law unless employment is terminated for cause, as defined under the Federal Labor Law of Mexico. Otherwise, payouts only if employment is terminated under certain circumstances, although certain annual incentive and other performance-based compensation may vest on an accelerated basis solely upon a change in control (without the requirement that employment be terminated).

• With respect to our executive officer based in Monterrey, Mexico, to comply with the Federal Labor Law of Mexico, which requires that each employee of a Mexican company be provided an employment agreement.

• To facilitate attraction and retention of high caliber executives in a competitive labor market in which formal severance plans are common.

• To ensure executives focus on exploring opportunities that will result in maximum value for our shareholders, including actions that might result in a loss of employment with, or a change in position or standing within, Libbey.

(1)	The following table sets forth the target percentage of actual base salary for each of the named executives in 2009:

Target SMIP Opportunity as a
Percentage of Actual Base Salary
Named Executive	(%)

G. Geswein	60%
J. Meier	90%
R. Reynolds	75%
R. Rubio	55%
K. Wilkes	55%

(2)	In 2009, each executive officer’s long-term incentive opportunity comprised a cash-based performance component and an award of NQSOs and RSUs. The long-term incentive opportunity is intended to have an aggregate economic value equal to a target percentage of the executive’s base salary. The following table sets forth the target percentage for each of the named executives in 2009:

Target LTIP Opportunity as a
Percentage of Base Salary
Named Executive	(%)

G. Geswein	100%
J. Meier	180%
R. Reynolds	140%
R. Rubio	80%
K. Wilkes	100%

For the reasons described below under “What compensation did Libbey’s executives receive for 2009 — Stock Options and RSUs,” the Compensation Committee elected to change the methodology used for determining the number of NQSOs and RSUs to be awarded to the executives in 2009. As a result of this change, the effective long-term incentive opportunity provided to our named executives in 2009 represented only the following percentages of their base salary:

Effective Target LTIP Opportunity as a
Percentage of Base Salary
Named Executive	(%)

G. Geswein	48.6%
J. Meier	87.5%
R. Reynolds	68.0%
R. Rubio	42.4%
K. Wilkes	48.6%

How does Libbey determine the forms and amounts of executive compensation?

Development and Implementation of the Executive Compensation Program.  The Compensation Committee of our Board of Directors is responsible for overseeing the design, development and implementation of our executive compensation program. In discharging that responsibility, the Compensation Committee engaged Hewitt Associates as its independent executive compensation consultant for 2009. All amounts that we incurred in 2009 for services provided by Hewitt Associates were attributable to services provided by Hewitt Associates to the Compensation Committee in connection with its executive compensation decisions.

The Compensation Committee consults with Hewitt when the Compensation Committee determines it to be appropriate, and a representative of Hewitt frequently attends meetings of the Compensation Committee. Our CEO, our Vice President — Administration and our Vice President, General Counsel attend meetings of, and provide information to, the Compensation Committee and its consultant to assist them in their compensation determinations. In addition, management may request that the Compensation Committee convene a meeting, and management may communicate with the Compensation Committee’s consultant in order to provide the consultant with information or understand the views of, or request input from, the consultant as to compensation proposals being submitted by management to the Committee. However, the Compensation Committee meets in executive session, without any member of management being present, to discuss and make its final compensation decisions.

Our non-CEO executives play no direct role in determining their own compensation, except to the extent they provide the CEO with an assessment of their own performance against their individual performance objectives and to the extent that the Vice President — Administration and the Vice President, General Counsel provide information to the Compensation Committee with respect to compensation programs affecting all executive officers.

With respect to our SMIP and our long-term incentive plans, the Compensation Committee sets the performance goals based upon input from our CEO with respect to those goals, including suggested individual performance objectives and metrics under the SMIP. In setting our corporate performance objectives and measures, the Committee seeks input from Hewitt. The Committee also seeks input from our Board in setting our CEO’s individual performance objectives and metrics.

In determining awards to be made for current and future performance periods, the Compensation Committee considers internal pay equity within the executive officer group, but does not consider the impact of, or wealth accumulated as a result of, equity awards made during prior years.

In connection with the preparation of our proxy statement each year, the Committee reviews “tally sheets” that summarize, for each of our executive officers, the compensation paid and equity grants awarded during the prior year, as well as the amounts that would have been payable to each executive officer if the executive officer’s employment had been terminated under a variety of scenarios as of December 31 of the prior year. The Committee uses these “tally sheets,” which provide substantially the same information as is provided in the tables included in this proxy statement, primarily for purposes of ensuring that our executives’ estimated compensation is consistent with the Committee’s intent in adopting the program and for reviewing internal pay equity within the executive officer group.

Process for Setting 2009 Executive Compensation.  In late 2008, the Compensation Committee determined that a more in-depth review of the Committee’s executive compensation program should be completed. Accordingly, the Committee engaged Hewitt to review the compensation of several of the Company’s executives. After performing a regression analysis utilizing manufacturing companies with revenues less than $5 billion in Hewitt’s Regression Analysis System, Hewitt concluded that the 2008 base salaries of the executives studied generally were competitive, although some were below market and others were above market. The names of the companies in the Regression Analysis System were not disclosed to the Committee or the Company and were not material to the Committee’s decisions. Hewitt also concluded that most executives’ long-term incentive compensation target opportunities were below market. As a result, while salaries for all of our executive officers were frozen in October 2008 and subsequently reduced by 7.5% in February 2009, the Committee determined in February 2009 that the long-term incentive target opportunities of certain executive officers should be increased. The Committee’s determination was based upon the Hewitt analysis and recommendations by the CEO as to internal pay equity. The adjusted target opportunities were effective with awards made under the 2009 LTIP. The Compensation Committee subsequently established Mr. Rubio’s target long-term incentive opportunity at 80% of annualized base salary when he joined us in July 2009. This target long-term incentive opportunity was determined to be appropriate given the scope of his responsibilities as Vice President, General Manager, Libbey Mexico. After Mr. Rubio was named Vice President, General Manager, International Operations and was added to our payroll in the U.S. effective January 1, 2010, the Compensation Committee increased Mr. Rubio’s 2010 target long-term incentive opportunity to 100% of annualized base salary, the same target long-term incentive opportunity applicable to Mr. Wilkes, our previous Vice President, General Manager, International Operations.

Our Equity Grant Practices.  Since 2006, grants of equity awards have been made under the following circumstances:

•	We occasionally grant “sign-on” awards of NQSOs to individuals who have accepted offers of employment for executive positions with Libbey. With respect to each grant of NQSOs, the exercise price of the NQSOs is the closing price of Libbey common stock on the date on which the Compensation Committee authorizes the award or, if later, the date on which the individual reports to work at Libbey.

•	In February of 2007 and 2008, the Compensation Committee granted RSUs, NQSOs and performance shares to our executive officers and other key executives under our long-term incentive compensation program. In February 2009, the Compensation Committee granted RSUs and NQSOs to our executive officers and other key executives under our 2009 LTIP. In each year, the Compensation Committee also granted NQSOs to certain members of senior management who do not participate in our long-term incentive compensation program. Although the Compensation Committee authorized these awards at its meeting in early February of each year, before we announced financial results for the recently concluded fiscal year, the grants were not made until after we announced those financial results. The number of RSUs and performance shares awarded in 2007 and 2008 was a function of the closing price of our common stock over a period of 60 consecutive trading days ending on the first business day after we announced those results, and the number of NQSOs awarded in 2007 and 2008 was a function of the Black Scholes value of the NQSOs on the grant date, which, as indicated above, was the first business day after we announced those results. With respect to awards of RSUs and NQSOs made in February 2009, we modified our methodology for determining the number of RSUs to be awarded because we wanted to control the rate at which we delivered equity compensation to executives in the light of the significant reduction in our share price in late 2008 and early 2009. As a result, for the awards made in February 2009, the number of RSUs was a function of the average closing price of our common stock on the last day of each month from February 2008 through January 2009, and the number of NQSOs was a function of the average Black Scholes value of the NQSOs on the last day of each month during the same 12-month period. The exercise price of the NQSOs granted in each of 2007, 2008 and 2009 is the closing price of our common stock on the respective grant dates.

•	Effective July 1, 2009, when Mr. Rubio joined us, the Compensation Committee granted him RSUs and NQSOs (including a sign-on award of NQSOs) under our 2009 LTIP and prorated awards of performance shares under our 2007 LTIP and our 2008 LTIP. For purposes of determining the number of RSUs, NQSOs and performance shares to be awarded to Mr. Rubio, the Compensation Committee used the same denominator as it used for the February 2009 awards to the other executive officers. The exercise price of the NQSOs was our closing stock price on July 1, 2009.

•	The Compensation Committee has delegated authority to the Chairman of the Board to make limited grants of NQSOs, restricted stock and RSUs to senior managers and other employees who are not executive officers. The Chairman’s authority to make these grants is subject to the following limitations and conditions:

•	The Compensation Committee has limited the total number of shares that may be granted as NQSOs, restricted stock or RSUs, as the case may be;

•	The exercise price of any NQSOs that the Chairman awards cannot be less than the closing price of our common stock on the date of grant;

•	Grants of NQSOs may not be made during “quiet periods”; and

•	The Chairman must report periodically to the Compensation Committee with respect to the awards that he has made pursuant to this delegation of authority.

Potential Impact of Misconduct on Compensation.  Our SMIP and long-term incentive plans are authorized under our 2006 Omnibus Incentive Plan. Our shareholders approved our 2006 Omnibus Incentive Plan at our annual meeting of shareholders on May 4, 2006. As Proposal 2 below indicates, we are seeking your approval of the Amended and Restated Libbey Inc. 2006 Omnibus Incentive Plan, which we refer to as the Amended Omnibus Plan. Under the 2006 Omnibus Incentive Plan and the Amended Omnibus Plan, which we refer to collectively as the Omnibus Plan, if:

•	we are required, as a result of misconduct, to prepare an accounting restatement due to our material noncompliance with any financial reporting requirement under the securities laws; and

•	any of our executives knowingly engaged, or was grossly negligent in engaging, in the misconduct, or knowingly failed, or was grossly negligent in failing, to prevent the misconduct or is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, then the executive is required to reimburse us the amount of any payment in settlement of an award made under the Omnibus Plan and earned or accrued during the 12-month period following the first public issuance or filing with the SEC of the financial document embodying the financial reporting requirement in question.

Share Ownership Guidelines.  In 2004 we implemented share ownership guidelines for our non-employee directors. In October 2007, we established guidelines pursuant to which our executive officers also are required to achieve ownership of meaningful amounts of equity in Libbey. For further information regarding our stock ownership guidelines for non-employee directors and executive officers, see “Stock Ownership — How much Libbey stock do our directors and officers own? — Stock Ownership Guidelines” above.

What compensation did Libbey’s executives receive for 2009?

Base Salaries.  As discussed earlier, effective February 16, 2009, we reduced the salaries of our executive officers other than Mr. Rubio (who was not employed by us on that date) by 7.5%. As a result of our extremely successful efforts in reducing costs and completing our debt exchange, as discussed above under “Executive Summary — Financial and Operational Highlights for 2009,” we significantly improved our liquidity and financial flexibility throughout 2009. As a result, we rescinded the salary reductions for pay periods beginning December 1, 2009.

Annual Incentive Compensation.  As indicated under “In what forms did Libbey deliver compensation to its executives for 2009, and what purposes do the various forms of compensation serve?” above, the SMIP, which is our annual incentive plan for senior management, included two components in 2009: a corporate component, representing 70% of each executive officer’s target opportunity; and an individual component, representing 30% of each executive officer’s target opportunity. For 2009, the amount of annual incentive compensation earned under the corporate component was dependent upon the extent to which we achieved budgeted free cash flow of $18.0 million for 2009. We calculate free cash flow as follows:

EBITDA (calculated as described below)
Plus or minus: Changes in working capital
Minus: Capital expenditures
Plus or minus: The amount by which expense for pension and postretirement benefits exceeds our cash pension and postretirement obligations
Minus: Cash interest paid
Plus or minus: Other(1)

Free cash flow

(1)	Other primarily includes special charges, changes in prepaid expenses, accrued liabilities and salary and wage accrual, as well as stock compensation expense and gain (loss) on foreign exchange.

For financial reporting purposes, we define free cash flow as net cash provided by (used in) operating activities, less capital expenditures, adjusted for proceeds of asset sales and other. Our consolidated financial statements filed on Form 10-K with the SEC on March 15, 2010, provide the following reconciliation of net cash provided by (used in) operating activities to free cash flow:

Net cash provided by (used in) operating activities
Less: Capital expenditures
Plus: Proceeds from asset sales and other

Free cash flow

The calculation that we use in order to determine free cash flow for incentive compensation purposes yields the same result as the reconciliation of net cash provided by (used in) operating activities to free cash flow described above.

We selected free cash flow as our corporate-wide performance measure for 2009 because the generation of cash to fund our operations and to service our debt was paramount as we faced the effects of the global economic recession on our sales and profitability and the global credit crisis on our ability to refinance the PIK notes before we were obligated to make a $12.9 million cash interest payment on the PIK notes on December 1, 2009. In order to mitigate the potential that this emphasis on free cash flow in the short term might jeopardize our future over the long-term, we determined that no annual incentive should be paid out under the corporate component unless we also achieved EBITDA equal to at least $65.0 million, or approximately 75% of our budgeted EBITDA, for 2009. EBITDA is calculated as follows:

Net (loss) income
Add: Interest expense
Add: Provision (benefit) for income taxes
Earnings (Loss) before interest and income taxes
Add: Depreciation and amortization
Earnings before interest, taxes, depreciation and amortization (EBITDA)

In light of our announcement in December 2008 that we would be closing our Syracuse China manufacturing facility located in Syracuse, New York and our glassware distribution center located in Mira Loma, California in 2009, we determined that, for purposes of determining the extent to which we achieved budgeted EBITDA for 2009, special charges in accordance with generally accepted accounting principles should be excluded both from budgeted and actual EBITDA. Special charges recognized during the year are detailed in Notes 7 and 9 to the Consolidated Financial Statements included in our Annual Report on Form 10-K filed on March 15, 2010. We refer to EBITDA, adjusted for these special charges, as adjusted EBITDA.

The remaining 30% of our executives’ annual incentive opportunity for 2009 was based upon achievement of a series of other goals developed early in the year and tailored specifically for the respective executive officers. Although disclosure of certain of the individual goals of our executives may result in competitive harm, the following table provides examples of the individual goals of our named executives for 2009:

Named Executive	Individual Goals

G. Geswein	• Drive the organization to achieve incremental cash flow enhancements of $46.0 million to $50.0 million.
• Drive the organization to achieve a working capital productivity ratio of at least 3.8.
• Work with our financial advisors to achieve an appropriate restructuring of our capital structure that maintains specified levels of liquidity throughout 2009.

J. Meier	• Ensure that our capital structure is meaningfully improved.
• Sustain the business in the face of significant economic uncertainty and the global credit crisis.
• Ensure that we achieve budgeted free cash flow and EBITDA.
• Achieve specified succession planning goals, including with respect to our Libbey Mexico leadership.

R. Reynolds	• Ensure that we achieve budgeted net sales, EBITDA and cash generation on a consolidated basis.

Named Executive	Individual Goals

R. Rubio	• Achieve budgeted results for Libbey Mexico with respect to measures relating to Overall Equipment Effectiveness, service level improvement and safety.

K. Wilkes	• Achieve budgeted net sales, EBITDA and cash generation for our International Operations.

On February 8, 2010, the Compensation Committee met and reviewed our performance and the performance of our executive officers during 2009. The Committee reviewed our actual free cash flow and adjusted EBITDA for 2009, and compared them to our budgeted free cash flow and budgeted EBITDA for the year. The results of the Committee’s determination with respect to the corporate component of our 2009 SMIP are set forth in the table below:

			Percentage of	Payout
	Actual	Budget	Actual to Budget	Percentage

Free Cash Flow	$85.4 million	$18.0 million	474.4%	200%
Adjusted EBITDA	$90.1 million	$87.7 million	102.7%	Not Applicable

The Committee also received input from our CEO as to the performance by our other executive officers relative to their individual objectives. In addition, prior to the meeting, the Committee reviewed the performance evaluation completed by our non-employee directors with respect to our CEO’s performance in 2009, including his performance with respect to his individual objectives. After meeting in executive session with the Committee’s independent compensation consultant, the Committee determined that the respective named executives had earned the payout percentages indicated in the table below with respect to their individual objectives:

Named Executive	Payout Percentage

G. Geswein	200%
J. Meier	200%
R. Reynolds	134%
R. Rubio	180%
K. Wilkes	71%

In determining whether to exercise negative discretion to reduce the amount to be paid to our executive officers, the Compensation Committee considered a number of factors, including:

•	Our budgeted free cash flow of $18.0 million for 2009 was an ambitious goal, as it exceeded our actual free cash flow for each of the preceding five years. In fact, our budgeted free cash flow for 2009 represented an increase of $64.6 million from our use of cash of $46.6 million in 2008. And our actual free cash flow for 2009 beat our budgeted free cash flow by an additional $67.4 million.

•	In spite of a 7.6% reduction in our net sales, which declined from $810.2 million in 2008 to $748.6 million in 2009, we increased our adjusted EBITDA from $85.2 million in 2008 to $90.1 million in 2009, a $4.9 million increase.

•	The positive momentum that began with our aggressive measures in 2009 to reduce costs and to improve liquidity by controlling working capital enabled us to complete our debt exchange in October 2009 and continued into early 2010, culminating in the successful refinancing of our senior notes, our new PIK notes and our ABL facility on February 8, 2010. Our capital structure is significantly improved as a result.

•	Between 2001 and 2008, our executive officers were not awarded, or agreed not to accept, cash incentive compensation in three years, and our CEO and COO declined annual incentives in a fourth year, even though small amounts had been earned in two of those years under either the corporate or individual component of our annual incentive plan.

•	As discussed under “Executive Summary — 2009 Executive Compensation Highlights” above, our executive officers experienced a reduction of between 18% and 36% in their total direct compensation opportunity as a result of the 7.5% reduction in their base salaries implemented in February 2009 and the change in methodology used by the Compensation Committee for determining the number of NQSOs and RSUs awarded to our executives in 2009.

•	Our shareholders reaped the benefit of our performance, since our closing stock price increased from $1.25 on December 31, 2008 to $7.65 on December 31, 2009, a 512% increase.

Taking all of these factors into account, the Compensation Committee determined that it was not appropriate to exercise negative discretion, with the result that each of the named executives earned the following annual incentive compensation for 2009:

Named Executive	Annual Incentive

G. Geswein	$381,102
J. Meier	1,168,256
R. Reynolds	567,024
R. Rubio	218,735
K. Wilkes	288,591

Discretionary Cash Awards.  In light of the fact that maximum payouts were earned under the corporate component of our 2009 SMIP and maximum or above-target payouts were earned by the majority of our named executives under the individual component of our 2009 SMIP, the Committee determined that discretionary cash awards to our named executives were not warranted.

Long-Term Performance-Based Compensation.  The long-term performance-based compensation opportunity provided to our executive officers for performance during 2009 consisted of the following components:

•	Performance shares awarded under the 2007 LTIP, which the Compensation Committee adopted early in 2007. The 2007 LTIP provided the opportunity to earn performance shares over a single, three-year performance cycle beginning on January 1, 2007 and ending December 31, 2009. The performance measure under the 2007 LTIP was the ratio of cumulative EBITDA over the performance cycle to the sum of EBITDA budgeted for each year during the performance cycle.

•	Performance shares awarded under the 2008 LTIP, which the Compensation Committee adopted early in 2008. The 2008 LTIP provides the opportunity to earn performance shares over a single, three-year performance cycle beginning on January 1, 2008 and ending December 31, 2010. Because the 2008 LTIP contemplates a single performance cycle, there will be no payouts under the 2008 LTIP until early 2011, after the performance cycle has ended and the Compensation Committee has determined the extent to which the performance measure has been achieved. The performance measure under the 2008 LTIP is the ratio of cumulative EBITDA over the performance cycle to the sum of EBITDA budgeted for each year during the performance cycle.

For purposes of determining the extent to which performance shares are earned under our 2007 LTIP and our 2008 LTIP, EBITDA is calculated and adjusted as described under the heading “— Annual Incentive Compensation” above. However, for purposes of determining the extent to which performance shares are earned, EBITDA also may be adjusted to take into account the impact of any acquisition or disposition with respect to which EBITDA for the business that is acquired or sold, as the case may be, exceeds, $5.0 million.

•	With respect to our 2009 LTIP, which the Compensation Committee adopted early in 2009, a performance component under which cash awards are payable in early 2012, but only if and to the extent the applicable performance measure is achieved over the one-year performance cycle beginning January 1, 2009. Because of the need to ensure that we generated adequate cash flow to fund our operations and service our debt, particularly in light of the factors discussed above under “Executive Summary — Financial and Operational Highlights for 2009,” the Compensation Committee elected to employ the same performance measure under the 2009 LTIP as it employed with respect to the 2009 SMIP. However, in order to collect the amount earned, each named executive other than Messrs. Meier and Reynolds (who currently are retirement-eligible) must remain continuously employed by us through December 31, 2011.

On February 8, 2010, the Compensation Committee determined that our cumulative adjusted EBITDA for the period January 1, 2007 through December 31, 2009 was $291.8 million, or 90.4% of the sum of EBITDA budgeted for each year during that period. Accordingly, the Committee determined that participants under the 2007 LTIP had earned 67.8% of the target number of performance shares awarded to them for the period January 1, 2007 through December 31, 2009. As a result, in February 2010, we settled the earned performance shares by issuing the following number of common shares to the named executives:

Named Executive	No. of Shares(1)

G. Geswein	2,905
J. Meier	15,689
R. Reynolds	8,312
R. Rubio	1,274
K. Wilkes	4,288

(1)	Each of the named executives other than Mr. Rubio elected to have us withhold shares to cover taxes on these awards. Net of the withheld shares, we issued to the named executives the following number of shares: Mr. Geswein — 1,970; Mr. Meier — 10,637 shares; Mr. Reynolds — 5,636 shares; and Mr. Wilkes — 2,907 shares.

For the same reasons that the Compensation Committee awarded a 200% payout under the corporate component of the 2009 SMIP, the Compensation Committee awarded a 200% payout under the cash component of the 2009 LTIP. As a result, each of the named executives is entitled to a payout in the following amounts under the cash component of the 2009 LTIP:

Named Executive	Payout Amount

G. Geswein	$270,106
J. Meier	993,600
R. Reynolds	499,834
R. Rubio	218,580
K. Wilkes	Forfeited

However, the payouts under the cash component of the 2009 LTIP will not be made until early in 2012 and, in order to collect the amount earned, the named executives generally must remain continuously employed by Libbey through December 31, 2011. With respect to Mr. Meier and Mr. Reynolds, we will be obligated to pay the amount earned upon their respective retirements, even if they retire prior to January 1, 2012.

Stock Options and RSUs.  When the Compensation Committee adopted our equity-based 2006 LTIP, it contemplated that, for each three-year period covered by an LTIP, executives would be entitled to grants of NQSOs and RSUs equal to a total of 60% of their respective target LTIP opportunities. However, in reaction to our low stock price and the limited number of shares available for awards under our 2006 Omnibus Incentive Plan, in 2009 we modified our LTIP by, among other things, changing the methodology for determining the number of NQSOs and RSUs awarded to our executives in 2009.

In 2009, the number of RSUs awarded was determined by dividing the dollar value that the Compensation Committee sought to transfer (40% of each executive’s target long-term incentive opportunity) by the average month-end closing price of our common stock over the 12-month period beginning February 2008 and ending January 2009. The number of NQSOs awarded, which have an exercise price equal to the closing price of our common stock on February 12, 2009, and vest ratably over four years, was determined by dividing the dollar value that the Compensation Committee sought to transfer (20% of each executive’s target long-term incentive opportunity) by the average month-end Black Scholes value of the options over the same 12-month period. According to the Compensation Committee’s independent consultant, this change in methodology for determining the number of RSUs and NQSOs awarded to our executives under the 2009 LTIP reduced the economic value to our named executives of the NQSOs and RSUs granted to them in 2009 by 88% and 83%, respectively.

What is the Compensation Committee’s policy regarding deductibility of compensation?

Pursuant to Section 162(m) of the Internal Revenue Code, publicly-held corporations are prohibited from deducting compensation paid to certain executive officers, as of the end of the fiscal year, in excess of $1.0 million, unless the compensation is “performance-based.” It is the Compensation Committee’s policy that compensation paid to our named executives should, to the extent it exceeds $1.0 million in any year, qualify under Section 162(m) as “performance-based,” provided that compliance with Section 162(m) is consistent with our overall corporate tax planning strategies and our executive compensation objectives, as set forth in “What are the objectives of Libbey’s executive compensation program?” above.

How are Libbey’s directors compensated?

Our management directors do not receive additional compensation for service on the Board of Directors. We pay the following forms and amounts of compensation to our non-management directors:

Annual Retainer:	$25,000
Equity Awards:	On the date of each annual meeting of shareholders, outright grant of shares of common stock valued at $40,000 on the date of grant(1)
Audit Committee Chair Retainer:	$7,500 per year
Compensation Committee Chair and Nominating and Governance Committee Chair Retainers:	$5,000 per year
Regular Board Meeting Fees:	$1,500 per meeting
Regular Committee Meeting Fees:	$750 per meeting
Telephonic Board or Committee Meeting Fees:	$500 per meeting
Other Fees:	$500 per half day for performance of special Board or committee business requested of the director

(1)	In 2009, the number shares of common stock was determined by dividing $40,000 by $1.80, the closing price of our common stock on the date of grant. However, we granted each non-employee director only 7,500 shares of our common stock since our 2006 Omnibus Incentive Plan prohibits us from granting to any non-employee director more than 7,500 shares in any year. We paid cash to each non-employee director in an amount equal to the difference between $40,000 and $13,500 (the product of $1.80 and 7,500 shares).

Because we recognize that our non-employee directors are required to devote a significant amount of time to their duties as directors, and because we believe that our non-employee directors bring significant value to our shareholders, we seek to provide our non-employee directors with market-competitive compensation. We also seek to align the interests of our non-employee directors with those of our shareholders by providing equity-based compensation in the form of RSUs or outright grants of common stock and by requiring that our non-employee directors achieve and maintain a meaningful amount of equity in Libbey. For more information with respect to our stock ownership guidelines for non-employee directors, see “Stock

Ownership — How much Libbey stock do our directors and officers own? — Stock Ownership Guidelines” above.

Directors may elect, pursuant to the Director DCP, to defer cash and/or equity compensation into any of 13 measurement funds. The Director DCP, as well as the predecessor deferred compensation plans under which non-employee directors were eligible to participate, are unfunded plans, and the Company does not guarantee an above-market return on amounts deferred under any of these plans. Amounts deferred under the Director DCP, as well as under a predecessor plan, are, at the election of the applicable director, payable either in a lump sum or in installments over a period of time selected by the director. Amounts deferred under our first deferred compensation plan for outside directors are payable in a lump sum upon retirement from our Board or, if earlier, upon death of the director.

In addition to paying the retainers, fees and equity awards listed above, we reimburse our non-management directors for their travel expenses incurred in attending meetings of the Board or its committees, as well as for fees and expenses incurred in attending director education seminars and conferences. The directors do not receive any other personal benefits.

Potential Payments Upon Termination or Change in Control

As discussed under “In what forms did Libbey deliver compensation to its executives in 2009, and what purposes do the various forms of compensation serve?” above, we have employment agreements with our executive officers and change in control agreements with our executive officers and certain other key members of senior management. We first implemented employment agreements for our executive officers in 1993, when Libbey separated from its former parent, Owens-Illinois, Inc. and became a public company, and we first implemented our change in control agreements in 1998, when hostile takeovers were not uncommon. In late 2008, we amended and restated our employment and change in control agreements to incorporate a number of changes, including the following:

•	If an executive is entitled, under his or her employment or change in control agreement, to payments upon termination of his or her employment, then payments of nonqualified deferred compensation (as defined in Section 409A of the Internal Revenue Code) will be delayed for six months following the applicable executive’s termination of employment. Any portion of the payment that is based upon a multiple of the executive’s base salary, or any portion of the payment that is made pursuant to our SERP, Executive Savings Plan or EDCP, would be included in the Section 409A definition of nonqualified deferred compensation.

•	Under the employment agreements, each executive officer is assigned to one of two groups — Group A or Group B. The executive officers assigned to Group A are our CEO, our chief operating officer and our chief financial officer. All of the remaining executive officers are assigned to Group B. If we were to give an executive notice of non-renewal under the executive’s employment agreement, the executive would not have “good reason” to terminate the agreement and receive the severance and related benefits under the agreement as long as we were to concurrently give notice of non-renewal with respect to the employment agreements of the other executive officers in his or her group. For example, if we were to give each of our CEO, COO and CFO notice of non-renewal, by September 30, 2010, that their employment agreements will not be renewed for the 2011 calendar year, none of the CEO, COO or CFO would be entitled to claim that the notice of non-renewal provides them with “good reason” to terminate their employment and receive the benefits provided under the employment agreements. Special provisions apply to the COO and CFO if, at the time we give them notice of non-renewal of their employment agreements, John F. Meier has ceased to serve as CEO and there is no written agreement in effect between us and the individual selected to replace him as CEO on either an interim or permanent basis.

•	The change in control agreements no longer obligate us to pay severance to an executive who unilaterally terminates his or her employment, without “good reason,” within 30 days after the first anniversary of a change in control.

•	The employment agreements and change in control agreements limit the extent to which we may be obligated to “gross up” payments made to executives to cover the federal excise tax that could be imposed upon payments under the agreements. We will not be obligated to “gross up” the executive’s payments to cover the excise tax if the “present value” of the executive’s “parachute payments” does not exceed 1.10 multiplied by three times the executive’s “base amount.” (The terms “present value,” “parachute payments” and “base amount” are defined in Section 280G of the Internal Revenue Code.) Instead, the executive’s payments will be reduced so that no excise tax is payable.

•	We are obligated under the change in control agreements to pay severance if we terminate an executive’s employment without “cause” (a) after a “potential change in control” but before the change in control occurs, or (b) prior to a “potential change in control,” if the executive reasonably demonstrates that the termination was at the request of, or was induced by, a third party who has taken steps reasonably calculated to effect a change in control. Similarly, we are obligated under the change in control agreements to pay severance if the executive terminates his or her employment for “good reason” (a) after a “potential change in control” but before the change in control occurs, or (b) prior to a “potential change in control,” if the executive reasonably demonstrates that the events triggering the executive’s good reason were at the request of, or were induced by, a third party who has taken steps reasonably calculated to effect a change in control. The Compensation Committee believes that providing for payments under these circumstances appropriately protects the executives against the possibility, however unlikely, that the Company, believing that a change in control is imminent, would, before consummating the change in control, attempt to rid itself of its obligation to pay severance under the change in control agreements by terminating an executive without “cause,” or taking other actions that would trigger “good reason” if they were to occur after consummation of the change in control.

The employment and change in control agreements reflect the continued belief of our Compensation Committee and Board that it is in the best interests of our shareholders to provide our executive officers with income replacement upon the occurrence of any of the “triggers” described in the employment and change in control agreements. That belief is based upon the following:

•	Surveys demonstrate that a significant majority of companies of similar size (as determined by revenues) and in similar industries provide their executive officers with change in control and other severance benefits. Accordingly, we would be at a competitive disadvantage in attracting and retaining high-caliber senior executives if we were to eliminate the benefits provided by these agreements. The loss of a senior executive to another company that provides these benefits could adversely impact our ability to achieve our business strategies and our succession planning for Libbey’s future.

•	In periods of uncertainty concerning the future control of Libbey or the future responsibilities or standing of our respective executive officers, it is imperative that each of our executive officers be focused on building value for our shareholders rather than pursuing career alternatives.

•	Foreign countries, including all of the countries outside of the U.S. in which we have operations, require that employers provide employees in those countries, including executives, with employment agreements and pay severance to employees, including executives, upon termination of employment under most circumstances. For example, when we hired Mr. Rubio on July 1, 2009 as our Vice President, General Manager, Libbey Mexico, we were obligated under the Federal Labor Law of Mexico to provide him with an employment agreement that met certain minimum requirements. At that time, the Compensation Committee authorized us to enter into an employment agreement with Mr. Rubio in substantially the same form as the employment agreements relating to the executive officers assigned to Group B. The Compensation Committee also authorized us to enter into a change in control agreement with Mr. Rubio in substantially the same form as the change in control agreements relating to our other executive officers. We entered into those agreements with Mr. Rubio effective January 1, 2010, when we moved his employment from our Mexican subsidiary to our

U.S. company to reflect his new responsibilities as Vice President, General Manager, International Operations.

Following are tables containing summaries of the material terms of the employment and change in control agreements to which our named executives are party and the rationale for the respective benefits provided under those agreements. You should refer to the entire agreements, the forms of which are attached as exhibits to our Forms 10-K filed with the Securities and Exchange Commission on March 16, 2009 (as to our named executives other than Mr. Rubio) and March 15, 2010 (as to Mr. Rubio), for a complete description of their terms.

Employment Agreements —

Conditions to
Triggers(1)	Benefits	Payment of Benefits	Rationale

Death of the executive officer
  •   Base salary through the date of death
•   Annual and long-term incentive compensation paid in a lump sum at target but prorated through the date of death
•   In the case of Mr. Meier, two times his annual base salary, and in the case of the other named executives, one times his annual base salary, in each case at the rate in effect on the date of death; payable in a lump sum
•   Continuation of medical, prescription drug, dental and vision benefits for covered dependents for a period of 12 months following the date of death
•   Vesting, as of the date of death, of previously unvested equity compensation plan awards (RSUs and NQSOs). Those with option features will be exercisable for a period of three years following the date of death or for such longer period following the date of death as is specified by the award
•   Benefits are payable within 60 days after receipt of the written notice and evidence referred to under the adjacent column entitled “Conditions to Payment of Benefits”
• Our receipt of written notice of appointment of a personal representative on behalf of the executive’s estate, together with evidence of the personal representative’s authority to act
• Our receipt from the personal representative of a release of claims against the Company	• Provide, on a cost-effective basis, death benefits that exceed the available benefits (limited to $250,000) under our group life insurance policy for all U.S. salaried employees. Benefits are consistent with death benefits provided under executive life insurance policies provided to executives by similar companies
• Support a market-competitive compensation package, thereby serving to attract and retain talent and to motivate focused and sustained performance

Conditions to
Triggers(1)	Benefits	Payment of Benefits	Rationale

Permanent disability of the executive officer
  •   Any long-term disability coverage in effect
•   Base salary accrued through the date of termination, payable within five business days after termination
•   Annual incentive compensation for the year in which termination occurs; paid at target but prorated (subject to a 50% minimum) through the date of termination; payable between January 1 and March 15 of the year following the year in which termination occurs
•   Performance-based equity compensation under all plans in effect at the date of termination, paid based upon the amount actually earned but prorated through the date of termination; payable between January 1 and March 15 of the year following the end of the applicable performance cycle
•   Two times (or, in the case of Mr. Meier, three times) the sum of the executive’s (a) annual base salary at the then current rate and (b) target annual incentive opportunity at the time notice of termination is given; payable upon first to occur of (1) death or (2) the first day of the seventh month following the date of termination
•   Continuation of medical, prescription drug, dental and life insurance benefits for a period of 24 months (or, in Mr. Meier’s case, 36 months) following the date of termination

  •   The named executive’s execution and delivery to us of a release of all claims
•   The named executive’s obligations to us to:
  •   maintain the confidentiality of our proprietary information
  •   assign to us any inventions and copyrights obtained in connection with his employment
  •   assist us with any litigation with respect to which the named executive has, or may have reason to have, knowledge, information or expertise
  •   not interfere with customer accounts for 12 months
  •   not compete for 12 months
  •   for 12 months, not divert business opportunities of which the named executive became aware while an employee
  •   not solicit our employees for 12 months
  •   not disparage us for 12 months

  •   Provide, on a cost-effective basis, disability benefits under circumstances that may not be covered by our standard disability policy or our enhanced executive long-term disability coverage
•   Support a market-competitive compensation package, thereby serving to attract and retain talent and to motivate focused and sustained performance

Conditions to
Triggers(1)	Benefits	Payment of Benefits	Rationale

  •   Vesting, as of the date of termination, of previously unvested equity compensation plan awards that are not performance-based (for example, RSUs and NQSOs). Those awards having an option feature will be exercisable for a period of three years following the date of termination or for such longer period following the date of termination as is specified by the award

We terminate the executive officer’s employment without cause(2)or the executive officer terminates his or her employment for good reason(3)	• Same as for termination upon permanent disability	• Same as for termination upon permanent disability	• To promote sustained focus on building shareholder value during periods of uncertainty as to Libbey’s future or the executive’s job standing or responsibilities

(1)	We are obligated to provide the benefits described in the employment agreements if an executive officer’s employment is terminated upon or as a result of the occurrence of any of the events or circumstances described in this column.

(2)	Cause means any of:

•	the executive officer’s willful and continued failure (other than as a result of incapacity due to physical or mental illness or after the executive officer issues a notice of termination for good reason) to substantially perform his or her duties after our Board delivers to the executive officer a written demand for substantial performance that specifically identifies the manner in which the Board believes that the executive officer has not substantially performed his or her duties;

•	the executive officer’s willful and continued failure (other than as a result of incapacity due to physical or mental illness or after the executive officer issues a notice of termination for good reason) to substantially follow and comply with the specific and lawful directives of our Board, as reasonably determined by our Board, after our Board delivers to the executive officer a written demand for substantial performance that specifically identifies the manner in which our Board believes that the executive officer has not substantially followed or complied with the directives of the Board;

•	the executive officer’s willful commission of an act of fraud or dishonesty that results in material economic or financial injury to Libbey; or

•	the executive officer’s willful engagement in illegal conduct or gross misconduct that is materially and demonstrably injurious to Libbey.

We cannot terminate an executive officer for cause unless and until we deliver to the executive officer a copy of a resolution, duly adopted by the affirmative vote of not less than 3/4 of the entire membership of our Board at a meeting of our Board, finding that, in the Board’s good faith opinion, the executive officer committed any of the conduct described in the definition of “cause” and specifying, in reasonable detail, the particulars of that conduct. We must provide the executive officer with reasonable notice of the meeting of the Board and the opportunity, together with the executive officer’s legal counsel, to be heard before the Board. We also must provide the executive officer with reasonable opportunity to correct the conduct that he or she is alleged to have committed.

(3)	Good reason means any of the following, unless we have corrected the circumstances fully (if they are capable of correction) prior to the date of termination:

•	With respect to Mr. Meier only:

•	He ceases to be our CEO reporting to the Board, or he fails to be elected as a member of the Board.

•	There is a change in the reporting or responsibilities of any other executive officer that has not been approved by Mr. Meier.

•	With respect to each of our named executives other than Mr. Meier, the named executive ceases to be an executive officer reporting to another executive officer.

•	With respect to each of our named executives, including Mr. Meier:

•	His base salary is reduced by a greater percentage than the reduction applicable to any other executive officer.

•	There is a reduction in the annual incentive compensation opportunity or equity compensation opportunity established for the position held by the named executive, and the reduction is not applied in the same or similar manner to all other executive officers.

•	An executive benefit provided to the named executive is reduced or eliminated and the reduction or elimination is not applicable to all other executive officers in the same or similar manner.

•	We materially breach the employment agreement and do not remedy our breach within 30 days after we receive written notice of breach from the named executive.

•	We exercise our right not to extend the term of the named executive’s employment agreement beyond the then current term, unless we exercise that right with respect to the employment agreements in effect with respect to the other executive officers in the same group. In that connection, the initial term of the employment agreements for the named executives other than Mr. Rubio extended from January 1, 2009 through December 31, 2009; the initial term of Mr. Rubio’s employment agreement extends from January 1, 2010 through December 31, 2010. In each case, the term extends automatically for additional one-year periods unless either we notify the named executive, or the named executive notifies us, on or before September 30 of the year in which the employment agreement is scheduled to expire, that the agreement will not be further extended.

In order to terminate his employment for “good reason,” the named executive must assert the basis for terminating his employment for “good reason” by providing written notice to the Board within 90 days of the date the named executive knew or should have known of the event that is the basis for terminating for good reason.

Other obligations.  If we terminate the named executive’s employment with cause, or if the named executive resigns or retires other than at our request or for good reason, we nevertheless are obligated to pay or provide to the named executive base salary, when due, through the date of termination at the then current rate, plus all other amounts and benefits to which the named executive is entitled under any pension plan, retirement savings plan, equity participation plan, stock purchase plan, medical benefits and other benefits that we customarily provide or are required by law to provide at the time the payments are due.

Change in Control Agreements —

Conditions to
Triggers	Benefits(1)	Payment of Benefits	Rationale

• A change in control(2) occurs
•   Cash value of performance-based equity compensation (for example, performance shares) to be paid at target but prorated through the date of change in control
•   Annual incentive compensation for the year in which the change in control occurs; paid at target but prorated (subject to a 50% minimum) through the date of the change in control
•   Accelerated vesting of NQSOs, but cancellation of NQSOs as to which the exercise price exceeds the closing stock price immediately prior to the change in control
•   Value of unvested shares of restricted stock and unvested RSUs to be frozen upon change in control, but no payout unless and until vesting criteria of awards are met or employment is terminated by us without “cause” or by the executive for “good reason” pursuant to the employment agreement or change in control agreement
None
•   Since a change in control frequently is accompanied by a material shift in strategy, a significant increase in leverage or other events that may impact the likelihood that corporate performance metrics established early in the year prior to the change in control will be achieved, it is appropriate to pay, at the time of the change in control, a prorated amount of incentive compensation that relates to performance during a period that straddles the change in control. Similarly, it is appropriate to accelerate vesting of stock options so that they may be exercised, and the value realized by the executive, at the time of the change in control.

Conditions to
Triggers	Benefits(1)	Payment of Benefits	Rationale

•   Without cause(3), we terminate the executive’s employment (other than as a result of his or her death or permanent disability) either (a) after a potential change in control(4) occurs but before the change in control occurs, or (b) prior to a potential change in control, if the executive reasonably demonstrates that the termination was at the request of, or was induced by, a third party who has taken steps reasonably calculated to effect a change in control, or (c) within two years following a change in control

•   Base salary through the date of termination at the rate then in effect
•   A lump sum equal to three times the sum of (a) the executive’s annual base salary in effect as of the date of termination or immediately prior to the change in control, whichever is greater, and (b) the greater of (1) the executive’s target annual incentive compensation as in effect as of the date of termination or immediately prior to the change in control, whichever is greater, or (2) the executive’s actual annual bonus for the year immediately preceding the date of termination; payable on the first day of the seventh month after termination
• Our receipt of an agreement, signed by the executive, obligating him or her to:
  •   maintain the confidentiality of our proprietary information for two years after the date of termination
  •   not compete with us for a period of 12 months after the date of termination
• not solicit our employees for a period of 24 months after the date of termination
•   In periods of uncertainty concerning the future control of Libbey or the future responsibilities or standing of the executive, permits the executive to focus on performance that increases shareholder value rather than pursuing career alternatives
•   Supports a market-competitive compensation package, thereby serving to attract and retain talent

•   Continuation of medical and dental benefits for a period of 36 months following the date of termination, subject to reduction or elimination to the extent the executive receives comparable benefits under any other employment that the executive obtains during the 36-month period.

• For one year following the date of termination, financial planning services
• For two years following the date of termination, outplacement services, subject to a maximum out-of-pocket cost to us of $15,000

•   Payment in cash of the value, frozen at the time of the change in control, of restricted stock or RSUs that were outstanding and unvested at the time of the change in control; payable on the first day of the seventh month after termination

Conditions to
Triggers	Benefits(1)	Payment of Benefits	Rationale

•   Full and immediate vesting of accrued benefits under any qualified and unqualified pension, profit-sharing, deferred compensation or supplemental plans that we maintain for the executive’s benefit, plus a lump sum, payable on the first day of the seventh month after termination, equal to the greater of $250,000 or the present value of the additional benefit that would have accrued had the executive continued his or her employment for three additional years following the date of termination.

• A tax gross-up(6)
•   The executive terminates his or her employment for good reason(5) either (a) after a potential change in control but before the change in control occurs, or (b) prior to a potential change in control, if the executive reasonably demonstrates that the events triggering the executive’s good reason were at the request of, or were induced by, a third party who has taken steps reasonably calculated to effect a change in control, or (c) within two years following a change in control
	• Same as for termination by the Company without cause, as described above	• Same as for termination by the Company without cause, as described above	• Same as for termination by the Company without cause, as described above

(1)	The benefits set forth in this column are payable upon the occurrence of the corresponding “triggers” identified in the “Triggers” column.

(2)	Change in control generally means any of the following events:

•	A person (other than Libbey, any trustee or other fiduciary holding securities under one of Libbey’s employee benefit plans, or any corporation owned, directly or indirectly, by Libbey’s shareholders in substantially the same proportions as their ownership of Libbey’s common stock) becomes the “beneficial owner,” directly or indirectly, of Libbey securities representing 30% or more of the combined voting power of our then-outstanding securities;

•	The consummation of a merger or consolidation pursuant to which Libbey is merged or consolidated with any other corporation (or other entity), unless the voting securities of Libbey outstanding immediately prior to the merger or consolidation continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 66 2/3% of the combined voting power of securities of the surviving entity outstanding immediately after the merger or consolidation;

•	The consummation of a plan of complete liquidation or an agreement for the sale or disposition of all or substantially all of our assets; or

•	During any period of two consecutive years (not including any period prior to the execution of the change in control agreement), Continuing Directors (as defined below) cease for any reason to constitute at least a majority of the Board. Continuing Directors means (i) individuals who were members of the Board at the beginning of the two-year period referred to above and (ii) any individuals elected to the Board, after the beginning of the two-year period referred to above, by a vote of at least 2/3 of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously approved in accordance with this provision. However, an individual who is elected to the Board after the beginning of the two-year period referred to above will not be considered to be a Continuing Director if the individual was designated by a person who has entered into an agreement with us to effect a transaction that otherwise meets the definition of a change in control.

A person typically is considered to be the “beneficial owner” of securities if the person has or shares the voting power associated with those securities.

(3)	Cause has the same meaning as it has under the employment agreements. We cannot terminate an executive officer for cause unless and until we deliver to the executive officer a copy of a resolution, duly adopted by the affirmative vote of not less than 3/4 of the entire membership of our Board at a meeting of our Board, finding that, in the Board’s good faith opinion, the executive officer committed any of the conduct described in the definition of “cause” and specifying, in reasonable detail, the particulars of that conduct. We must provide the executive officer with reasonable notice of the meeting of the Board and the opportunity, together with the executive officer’s legal counsel, to be heard before the Board. We also must provide the executive officer with reasonable opportunity to correct the conduct that he or she is alleged to have committed.

(4)	Potential change in control means:

•	We enter into an agreement, the consummation of which would result in a change in control;

•	A person (which may include Libbey) publicly announces an intention to take or consider taking actions that, if consummated, would result in a change in control;

•	Our Board adopts a resolution to the effect that, for purposes of the change in control agreements, a potential change in control has occurred; or

•	A person (other than Zesiger Capital Group, which currently holds almost 13% of our common stock) who is or becomes the beneficial owner of 10% or more of the voting power of our common stock increases its beneficial ownership by 5% or more, or Zesiger Capital increases its beneficial ownership to 25% or more of our common stock.

(5)	Good reason means any of the following, unless we have corrected the circumstances fully (if they are capable of correction) prior to the date of termination:

•	We assign to the executive duties that are inconsistent with the executive’s position immediately prior to the change in control, or we significantly and adversely alter the nature or status of the executive’s responsibilities or the conditions of the executive’s employment from those in effect immediately prior to the change in control (including if we cease to be a publicly-held corporation), or we take any other action that results in the material diminution of the executive’s position, authority, duties or responsibilities;

•	We reduce the executive’s annual base salary as in effect on the date of the executive’s change in control agreement and as increased from time to time thereafter;

•	We relocate the offices at which the executive principally is employed immediately prior to the date of the change in control (which we refer to as the executive’s principal location) to a location more than 30 miles from that location, or we require the executive, without his or her written consent, to be based anywhere other than his or her principal location, except for required travel on business to an extent substantially consistent with the executive’s present business travel obligations;

•	We fail to pay to the executive any portion of his or her current compensation or to pay to him or her any portion of an installment of deferred compensation under any deferred compensation program within seven business days of the date on which the compensation is due;

•	We fail to continue in effect any material compensation or benefit plan or practice in which the executive participates immediately prior to the change in control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to the plan, or we fail to continue the executive’s participation in the plan (or in the substitute or alternative plan) on a basis that is not materially less favorable, both in terms of the amount of benefits provided and the level of the executive’s participation relative to other participants, as existed at the time of the change in control;

•	We fail to continue to provide the executive with benefits substantially similar in the aggregate to those enjoyed by the executive under any of our life insurance, medical, health and accident, disability, pension, retirement or other benefit plans or practices in which the executive and his or her eligible family members were participating at the time of the change in control, or we take any action that would directly or indirectly materially reduce any of those benefits, or we fail to provide the executive with the number of paid vacation days to which the executive is entitled on the basis of years of service with us in accordance with our normal vacation policy in effect at the time of the change in control or, if more favorable to the executive, on the basis of the executive’s initial employment with the Company;

•	We fail to obtain a satisfactory agreement from any successor to assume and agree to perform our obligations under the executive’s change in control agreement; or

•	We purport to terminate the executive’s employment without complying with our obligations with respect to providing notice of termination.

(6)	No gross-up is required if the “present value” of the “parachute payments” payable to the executive or his estate does not exceed 1.10 multiplied by three times the executive’s “base amount.” The terms “present value,” “parachute payments” and “base amount” are defined in Section 280G of the Internal Revenue Code.

Enhancements provided to Mr. Wilkes —

In connection with Mr. Wilkes’ resignation, the Compensation Committee decided to augment the benefits that we were obligated to provide to Mr. Wilkes pursuant to his employment agreement. In particular, the Compensation Committee agreed to enhance Mr. Wilkes’ payout in the following respects:

•	Although Mr. Wilkes’ employment agreement entitled him to annual incentive compensation for 2009 equal to his target annual incentive opportunity, in light of the fact that Mr. Wilkes was employed by us for the entire year and the corporate component of our 2009 SMIP paid out at 200%, the Compensation Committee determined that we should pay Mr. Wilkes his actual annual incentive earned under our 2009 SMIP.

•	The Committee determined that the salary cut implemented in February of 2009 should not be taken into account when calculating the multiple of annual incentive compensation to be paid to Mr. Wilkes pursuant to his employment agreement.

•	The Committee agreed to provide Mr. Wilkes with outplacement and financial planning services having an aggregate value of not more than $22,500.

The incremental cost to us of these enhancements was approximately $155,000. However, the Compensation Committee believed that it was appropriate to provide these enhancements to Mr. Wilkes in light of his significant contributions to the Company during his 16 years of service, including his tireless work on our behalf to expand our business internationally. The Committee also acknowledged that, in spite of the fact that Mr. Wilkes’s efforts throughout 2009 had contributed to our record-setting free cash flow for the year, he would forfeit his right to receive a payout of the $276,653 earned under the cash component of the 2009 LTIP because he would not satisfy the vesting condition to that payout.

Compensation Committee Interlocks and Insider Participation

William A. Foley, Deborah G. Miller, Carol B. Moerdyk and John C. Orr served on our Compensation Committee during 2009. None of Mr. Foley, Ms. Miller, Ms. Moerdyk or Mr. Orr has been an officer or employee of Libbey or its subsidiaries.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with Libbey’s management the Compensation Discussion and Analysis set forth in this proxy statement. Taking all of these reviews and discussions into account, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

Carol B. Moerdyk, Chair
William A. Foley
Deborah G. Miller
John C. Orr

Summary Compensation Table

The following narrative, tables and footnotes describe the “total compensation” earned during 2009, 2008 and 2007 by Messrs. Geswein, Meier, Reynolds, Rubio and Wilkes. Information for 2008 and 2007 was not provided for Mr. Rubio, since he did not join Libbey until July 2009. We refer to Messrs. Geswein, Meier, Reynolds, Rubio and Wilkes as our named executives.

The total compensation presented below does not reflect the actual compensation received by, or the target compensation of, the named executives in 2009, 2008 or 2007. The actual value realized by our named executives in 2009 from long-term incentives (NQSOs, RSUs and performance shares) is presented in the Option Exercises and Stock Vested in Fiscal 2009 Table below. Target annual and long-term incentive awards for 2009 are presented in the Grants of Plan-Based Awards Table below.

The individual components of the total compensation calculation reflected in the Summary Compensation Table are as follows:

Salary.  Base salary earned during 2009, 2008 and 2007.

Bonus.  Cash awards made, at the discretion of the Compensation Committee, in recognition of achievements that were not contemplated by the individual component of the SMIP but nevertheless played important roles in Libbey’s ability to achieve its results for the year in question. No bonuses were paid to our named executives for 2009 or 2008 performance.

Stock Awards.  The awards disclosed under the heading “Stock Awards” consist of performance shares and RSUs awarded during each of 2009, 2008 and 2007, respectively. Details with respect to the awards are included in the Grants of Plan-Based Awards Table below. The dollar amounts for the awards represent the respective grant date fair values of these awards under FASB ASC Topic 718 for each named executive. The actual values received by the respective named executives will depend upon the number of shares earned, the number of RSUs that actually vest and the price of our common stock when shares of our common stock are issued in settlement of the performance shares or RSUs, as applicable.

Option Awards.  The awards disclosed under the heading “Option Awards” generally represent annual grants of NQSOs. As to Mr. Geswein, the amounts for 2007 include an award of 50,000 NQSOs made in order to induce Mr. Geswein to join Libbey as our Vice President and Chief Financial Officer in May 2007. As to Mr. Rubio, the amounts disclosed for 2009 include an award of 25,000 NQSOs made in order to induce Mr. Rubio to join Libbey as our Vice President, General Manager, Libbey Mexico, in July 2009. The dollar amounts for the awards represent the grant date fair values of these awards under FASB ASC Topic 718 for each named executive. The actual values received by the respective named executives will depend upon the number of NQSOs that actually vest, the number of shares with respect to which NQSOs are exercised and the price of our common stock on the date on which the NQSOs are exercised.

Non-Equity Incentive Compensation.  The awards disclosed under the heading “Non-Equity Incentive Compensation” consist of (a) amounts earned by the named executives in 2009, 2008 and 2007 under our SMIP and (b) amounts earned by the named executives under the cash component of our 2009 LTIP. There were no awards paid for 2008 performance. The awards under our SMIP for 2009 and 2007 performance were paid in February of 2010 and 2008, respectively. The awards under the cash component of our 2009 LTIP will not be paid until early 2012. In order to collect the awards earned under the cash component of our 2009 LTIP, named executives must remain continuously employed by us through December 31, 2011. However, we are obligated to pay the awards earned under the cash component of our 2009 LTIP to Messrs. Meier and Reynolds upon their respective retirements, even if they retire before January 1, 2012.

Change in Pension Value and Nonqualified Deferred Compensation Earnings.  The amounts disclosed under the heading “Change in Pension Value and Nonqualified Deferred Compensation Earnings” represent the actuarial increase, if any, during each of 2009, 2008 and 2007 in the pension value provided under our Libbey Inc. Salaried Cash Balance Pension Plan, which we refer to as our Salary Plan, and our Supplemental Retirement Benefit Plan, which we refer to as our SERP. With respect to Messrs. Meier and Reynolds, the amounts do not reflect the decline in actuarial value of their pension benefits under our Salary Plan and SERP during 2009.

Because we do not guarantee any particular rate of return on deferred compensation under our Executive Savings Plan or Executive Deferred Compensation Plan, which we refer to as our ESP and EDCP, respectively, there are no earnings on nonqualified deferred compensation included in the amounts disclosed.

All Other Compensation.  The amounts disclosed under the heading “All Other Compensation” include: (a) annual company matching contributions under our 401(k) savings plan (a broad-based plan open to all U.S. salaried employees); (b) annual company matching contributions under our ESP or EDCP, as the case may be; (c) the cost that we paid for tax return preparation and financial planning for the respective named executives, together with tax “gross-ups” on that cost; (d) for our U.S.-based named executives, our incremental cost for ground transportation for personal and business trips from the Toledo, Ohio area to the Detroit/Wayne County Metropolitan airport, and, for Mr. Rubio, who was employed by our Mexican subsidiary and based in Monterrey, Mexico, the cost that our Mexican subsidiary incurred for a driver to provide secure ground transportation to Mr. Rubio while traveling in the Monterrey, Mexico vicinity, which has an elevated risk of kidnap for ransom; (e) the annual premiums that we pay to provide executive long-term disability coverage for each of the named executives other than Mr. Rubio; (f) our cost of annual executive physical examinations for the named executives; and (g) for Mr. Geswein, our cost incurred in 2007 to relocate him, his family and belongings to Toledo, Ohio, and related tax “gross-ups” on that cost. For Mr. Rubio, the amounts disclosed under the heading “All Other Compensation” also include the following: (a) contributions made on Mr. Rubio’s behalf to Instituto Mexicano Del Seguro Social (Mexico’s equivalent to the U.S. Social Security Administration); (b) amounts paid on Mr. Rubio’s behalf for supplemental medical insurance provided by our Mexican subsidiary; and (c) the amount payable by our Mexican subsidiary to Mr. Rubio’s previous employer as partial reimbursement for severance payable to Mr. Rubio in connection with his resignation and decision to accept our offer of employment. For Mr. Wilkes, the amounts disclosed under the heading “All Other Compensation” also include the Company’s expense associated with all compensation payable to Mr. Wilkes in connection with his December 31, 2009 resignation for good reason. For further information with respect to those amounts, see the “Potential Payments Upon Termination Under Employment Agreements” table below.

SUMMARY COMPENSATION TABLE

							Change in
							Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
						Incentive	Compensation	All Other
Name and Principal		Salary	Bonus	Stock Awards	Option Awards	Compensation	Earnings	Compensation	Total
Position	Year	($)(1)	($)	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)	($)

Gregory T. Geswein	2009	317,585	0	17,244	11,751	651,208	0	6,498	1,004,286
Vice President, Chief	2008	337,632	0	216,374	54,022	0	0	12,160	620,188
Financial Officer	2007	193,535	20,321	247,053	552,963	84,020	0	47,917	1,145,809
John F. Meier	2009	649,031	0	63,434	43,226	2,161,856	0	12,371	2,929,918
Chairman and Chief	2008	690,000	0	829,084	207,003	0	147,871	15,541	1,889,499
Executive Officer	2007	615,000	0	1,049,421	351,899	496,490	5,469	27,670	2,545,949
Richard I. Reynolds	2009	419,782	0	31,911	21,745	1,066,858	0	9,615	1,549,911
Executive Vice President	2008	446,280	0	411,104	102,643	0	91,990	14,509	1,066,526
and Chief Operating Officer	2007	425,016	28,848	560,730	188,638	251,821	84,424	20,116	1,559,593
Roberto B. Rubio(7)	2009	237,399	0	35,762	42,310	437,315	0	504,955	1,257,741
Vice President, General
Manager, International
Operations
Kenneth G. Wilkes(8)	2009	325,283	0	17,662	12,036	288,591	68,955	1,227,573	1,940,100
Vice President, General	2008	342,093	0	212,076	52,951	0	37,306	16,876	661,302
Manager, International	2007	325,670	26,113	288,090	96,794	151,892	36,030	21,580	946,169
Operations

(1)	Mr. Geswein joined us on May 23, 2007. Mr. Rubio joined our Mexican subsidiary on July 1, 2009. The amount for Mr. Rubio represents base salary paid to Mr. Rubio from July 1 through December 31, 2009, as well as other fixed components of compensation that our Mexican subsidiary was required under Mexican law to pay to Mr. Rubio. These amounts were paid to Mr. Rubio in Mexican pesos, and the amount included in this column is translated to U.S. currency using the interbank exchange rate in effect at the time of payment to Mr. Rubio.

(2)	Represents the grant date fair value, in accordance with FASB ASC Topic 718, with respect to (a) performance shares awarded during 2008 and 2007, respectively, based upon the expectation that those performance shares would be earned at a target payout; and (b) RSUs granted in 2009, 2008 and 2007, respectively. Performance shares awarded during 2007 for the 2007-2009 performance cycle actually were earned at 67.8% of target. See “Compensation Discussion and Analysis — What compensation did Libbey’s executives receive for 2009? — Long-Term Performance-Based Compensation” above. Had a maximum payout been earned with respect to performance shares awarded during 2007, the grant date fair values, in accordance with FASB ASC Topic 718, with respect to those performance shares would have been:

Grant Date Fair Value
of Performance Shares
at Maximum Payout
Named Executive	($)

G. Geswein	233,396
J. Meier	592,384
R. Reynolds	313,856
R. Rubio	5,299
K. Wilkes	161,894

Although we currently do not expect that performance shares awarded during 2008 for the 2008-2010 performance cycle will be earned at a maximum payout, if they were, the grant date fair values, in accordance with FASB ASC Topic 718, with respect to those performance shares would be:

Grant Date Fair Value
of Performance Shares
at Maximum Payout
Named Executive	($)

G. Geswein	216,374
J. Meier	829,084
R. Reynolds	411,104
R. Rubio	22,075
K. Wilkes(a)	142,091

(a)	Because Mr. Wilkes resigned effective December 31, 2009, the amount set forth in this table represents 67% of the maximum performance share award, since his award would be prorated to reflect the period of his employment during the 1008-2010 performance cycle.

For more information, see Footnote 12, “Employee Stock Benefit Plans,” to the financial statements included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 15, 2010.

(3)	Represents the grant date fair value, in accordance with FASB ASC Topic 718, with respect to NQSOs granted in 2009, 2008 and 2007, respectively, including as sign-on awards made to Mr. Geswein in 2007 and Mr. Rubio in 2009. For more information, see Footnote 12, “Employee Stock Benefit Plans,” to the financial statements included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 15, 2010.

(4)	Represents the sum of (a) annual cash incentive compensation paid in February 2010 and 2008 for performance during 2009 and 2007, respectively; and (b) cash incentive compensation payable under the performance component of our 2009 LTIP for the performance cycle beginning January 1, 2009 and ending December 31, 2009. No cash incentive compensation was paid for performance during 2008. The cash incentive compensation payable under the 2009 performance component of our 2009 LTIP is subject to an additional vesting requirement. In order to collect that award, named executives must be continuously employed by us through December 31, 2011. We are obligated, however, to pay that award to Messrs. Meier and Reynolds upon their respective retirements, even if they retire prior to January 1, 2012. Because Mr. Wilkes resigned effective December 31, 2009, he did not meet the vesting requirement and, accordingly, no amount was or is payable to him under the performance component of the 2009 LTIP.

(5)	Represents the sum (but not less than $0) of the change in pension value under our Salary Plan and our SERP. We do not guarantee any particular rate of return on deferred compensation under our ESP or EDCP. The rate of return depends upon the performance of the fund in which the participant’s ESP or EDCP account is deemed invested. We had no other nonqualified plans pursuant to which our executives were entitled to defer compensation earned prior to January 1, 2010. Neither Mr. Geswein nor Mr. Rubio was eligible to participate in our Salary Plan, and Mr. Rubio was not eligible to participate in either the ESP or the EDCP in 2009.

(6)	Includes the following: (a) annual company matching contributions to our 401(k) savings plan (a broad-based plan open to all U.S. salaried employees); (b) annual company matching contributions to our ESP or EDCP, as the case may be; (c) the cost that we paid for tax return preparation and financial planning for the respective named executives, together with tax “gross-ups” on that cost; (d) for our U.S.-based named executives, our incremental cost for ground transportation for personal and business trips from the Toledo, Ohio area to the Detroit/Wayne County Metropolitan airport, and, for Mr. Rubio, the cost that our Mexican subsidiary incurred for a driver to provide secure ground transportation to Mr. Rubio while traveling in the Monterrey, Mexico vicinity, which has an elevated risk of kidnap for ransom; (e) the annual premiums that we pay to provide executive long-term disability coverage for each of the named executives other than Mr. Rubio; (f) our cost of annual executive physical examinations for the named executives; and (g) for Mr. Geswein, our cost incurred in 2007 to relocate him, his family and belongings to Toledo, Ohio, and related tax “gross-ups” on that cost. In addition, for Mr. Rubio, includes the following: (a) contributions made on Mr. Rubio’s behalf to Instituto Mexicano Del Seguro Social (Mexico’s equivalent to the U.S. Social Security Administration); (b) amounts paid on Mr. Rubio’s behalf for supplemental medical insurance provided by our Mexican subsidiary; and (c) the amount payable by our Mexican subsidiary to Mr. Rubio’s previous employer as partial reimbursement for severance payable to Mr. Rubio in connection with his resignation and decision to accept our offer of employment. For Mr. Wilkes, (a) includes the Company’s expense associated with all compensation payable to Mr. Wilkes in connection with his December 31, 2009 resignation for good reason and (b) excludes the value at December 31, 2009 of RSUs as to which vesting was accelerated to that date, and performance shares that were earned under the 2007 LTIP as of that date, because the cumulative grant date fair values of the RSUs and performance shares, respectively, are included for the relevant year under the column of this table headed “Stock Awards”.

The following table provides additional detail with respect to the perquisites that we provided to our named executives in 2009:

		Tax Return	Tax
		Preparation	Gross-Up on Tax		Executive	Annual
	EDCP	and Financial	Return/		Long-Term	Executive	Supplemental
	Matching	Planning	Financial	Ground	Disability	Physical	Medical
	Contributions	Fees	Planning Fees	Transportation	Coverage	Examination	Insurance	Total
Name	($)	($)	($)	($)(a)	($)	($)	($)	($)

G. Geswein	0	0	0	242	3,868	0	0	4,110
J. Meier	2,013	700	332	192	4,254	0	0	7,491
R. Reynolds	1,302	605	287	0	4,265	0	0	6,459
R. Rubio	0	0	0	4,174	0	0	781	4,955
K. Wilkes	1,009	1,479	703	0	3,325	2,310	0	8,826

(a)	For all named executives other than Mr. Rubio, includes (i) for personal trips, the entire cost that we incurred for such transportation and (ii) for business trips, the amount in excess of the amount to which the respective named executives would have been entitled to reimbursement for mileage and parking under our travel policy applicable to all employees. For Mr. Rubio, represents 50% of the cost that our Mexican subsidiary incurred for the driver who provides the transportation, since the driver transports customers and suppliers and other employees during the remainder of his time.

(7)	Mr. Rubio joined us on July 1, 2009 as Vice President, General Manager, Libbey Mexico. Following receipt of notice from Mr. Wilkes on November 2, 2009 that he would be resigning his position as Vice

President, General Manager, International Operations effective December 31, 2009, we appointed Mr. Rubio to that position.

(8)	Mr. Wilkes resigned effective December 31, 2009. For more information regarding the amounts included for 2009 under the “All Other Compensation” column of this table, see the “Potential Payments Upon Termination Under Employment Agreements” table below.

Grants of Plan-Based Awards Table

During 2009, the Compensation Committee granted to our named executives RSUs and NQSOs under our 2006 Omnibus Incentive Plan and 2009 LTIP. The Compensation Committee also granted prorated awards of performance shares to Mr. Rubio, who joined us in July 2009, with respect to our 2007 LTIP and 2008 LTIP. Recipients of RSUs and performance shares are not entitled to dividends or voting rights with respect to the common shares underlying the RSUs or performance shares unless and until they are earned or vested. We do not engage in repricing of NQSOs, nor have we repurchased underwater NQSOs. On February 8, 2010, the Compensation Committee approved the payment of cash awards under our 2009 SMIP and the cash component of our 2009 LTIP.

Information with respect to each of these awards, including information with respect to the performance measures applicable to the cash awards under our SMIP and 2009 LTIP, and vesting schedules with respect to RSUs and NQSOs and the cash component of our 2009 LTIP, is set forth, on a grant-by-grant basis, in the following table and footnotes.

GRANTS OF PLAN-BASED AWARDS TABLE

													Grant
										All	All		Date
										Other	Other		Fair
										Stock	Option		Value
										Awards:	Awards:	Exercise	of
							Estimated Future Payouts			Number of	Number of	or Base	Stock
				Estimated Possible Payouts Under Non-Equity			Under Equity Incentive			Shares of	Securities	Price of	and
		Award	Grant	Incentive Plan Awards(2)			Plan Awards(3)			Stock	Underlying	Option	Option
	Plan	Date	Date	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	Awards
Name	Name	(1)	(1)	($)	($)	($)	(#)	(#)	(#)	(#)(4)	(#)(5)	($/Sh)	($)(6)

G. Geswein	2009 SMIP	2/25/2009		95,276	190,551	381,102
	2009 LTIP (cash component)	2/25/2009		67,526	135,053	270,106
	2009 LTIP	2/9/2009	2/12/2009							16,116			(a)17,244
	2009 LTIP	2/9/2009	2/12/2009								16,551	1.07	(b)11,751
J. Meier	2009 SMIP	2/25/2009		292,064	584,128	1,168,256
	2009 LTIP (cash component)	2/25/2009		248,400	496,800	993,600
	2009 LTIP	2/9/2009	2/12/2009							59,284			(a)63,434
	2009 LTIP	2/9/2009	2/12/2009								60,882	1.07	(b)43,226
R. Reynolds	2009 SMIP	2/25/2009		157,418	314,837	629,673
	2009 LTIP (cash component)	2/25/2009		124,958	249,917	499,834
	2009 LTIP	2/9/2009	2/12/2009							29,823			(a)31,911
	2009 LTIP	2/9/2009	2/12/2009								30,627	1.07	(b)21,745
R. Rubio	2009 SMIP	7/1/2009		56,375	112,750	225,500
	2007 LTIP	7/1/2009	7/1/2009				940	1,879	3,758				(c) 2,649
	2008 LTIP	7/1/2009	7/1/2009				3,914	7,828	15,656				(d)11,037
	2009 LTIP (cash component)	7/1/2009		54,645	109,290	218,580
	2009 LTIP	7/1/2009	7/1/2009							15,656			(a)22,075
	2009 LTIP	7/1/2009	7/1/2009								16,078	1.41	(b)16,560
	2009 LTIP	7/1/2009	7/1/2009								25,000	1.41	(b)25,750
K. Wilkes	2009 SMIP	2/25/2009		89,453	178,906	357,812
	2009 LTIP (cash component)(7)	2/25/2009		69,163	138,326	276,652
	2009 LTIP	2/9/2009	2/12/2009							16,507			(a)17,662
	2009 LTIP	2/9/2009	2/12/2009								16,952	1.07	(b)12,036

(1)	For Non-Equity Incentive Plan Awards, the Award Date and the Grant Date for awards made under the 2009 SMIP are the date on which the Compensation Committee approved the 2009 SMIP. The Award Date and the Grant Date for awards made under the cash component of the 2009 LTIP are the date on which the Compensation Committee approved the 2009 LTIP. For All Other Stock Awards and All Other Option Awards, the Award Date is the date on which the Compensation Committee took action, and the Grant Date is the date on which we determine the number of NQSOs, RSUs or performance shares, as the case may be, awarded. For all awards made to Mr. Rubio upon his hiring, the Award Date and the Grant Date are July 1, 2009, the date on which Mr. Rubio first reported to work for us. The number of NQSOs and RSUs awarded to the executive officers (other than Mr. Rubio) in February 2009 and to Mr. Rubio in July 2009 under our 2006 Omnibus Incentive Plan was determined by dividing the target dollar value of the applicable component of equity to be awarded by (a) in the case of NQSOs, the average Black Scholes value of the options on the last day of each month during the 12-month period beginning February 2008 and ending January 2009 or (b) in the case of performance shares and RSUs, the average closing price of Libbey common stock on the last day of each month during the same 12-month period. We inform grant recipients of their awards after we determine the number of RSUs and/or NQSOs to be granted. For awards made in February 2009, we determined the number of RSUs and NQSOs to be granted on the first business day after we announced our results of operations for the 2008 fiscal year.

(2)	Represents the range of possible cash awards under (a) our SMIP for performance during 2009 and (b) the cash component of our 2009 LTIP.

(a)	Under our SMIP, each executive officer is eligible for an annual incentive award in an amount up to 200% of the executive officer’s target award, which in turn is a percentage of the executive’s anticipated full-year base salary, as set forth in the following table:

Target Award as a
Percentage of Anticipated
Full-Year Base Salary
Named Executive	(%)

G. Geswein	60%
J. Meier	90%
R. Reynolds	75%
R. Rubio	55%
K. Wilkes	55%

The Compensation Committee, desiring to have flexibility to reward performance during a very challenging environment in 2009, chose not to employ a rigid payout scale under the corporate component of the 2009 SMIP, which represents 70% of the respective named executives’ target awards and is dependent upon corporate-wide performance measures. Instead, the Committee established guidelines for payouts but reserved the discretion to adjust the payouts following an evaluation of the effectiveness of the strategic business decisions made and executed during the plan year by Libbey management to adapt to changing business conditions and a challenging financial environment. The amount disclosed under the “Threshold” column is at the lower end of the guidelines with respect to the corporate component. The amount disclosed under the “Target” column is the midpoint in the guidelines, and the amount disclosed under the “Maximum” column is at the higher end of the guidelines. For 2009, the performance measure under the corporate component was the ratio of actual free cash flow to budgeted free cash flow. The guidelines with respect to the corporate component were as follows:

Approximate Percent
of Budgeted	Approximate		Guideline Payout
Free Cash Flow	Free Cash Flow		as a Percent of Target
(%)	($)		(%)

75% — 85%		$13.5 million - $16.0 million	50%
90% — 110%		$16.0 million - $20.0 million	100%
Above 110%	Above $	20.0 million	Above Target

There was no particular threshold payout with respect to the 30% of target awards under our 2009 SMIP that was dependent upon achievement by our named executives of their respective individual goals. However, payouts under each of the corporate component and the individual component were subject to achievement, on a corporate-wide basis, of at least $60-70 million of adjusted EBITDA and at least $60-65 million of cash generation, which we calculated as follows:

Adjusted EBITDA +/- changes in working capital (as defined below)
- capital expenditures = cash generation

We define working capital as net accounts receivable plus net inventory, less accounts payable.

(b)	Under the cash component of our 2009 LTIP, each executive officer was eligible for a cash award in an amount up to 200% of the executive officer’s target award. Each executive’s target award under the cash component was 40% of the executive’s target award under all components of the 2009 LTIP, as set forth in the following table:

	2009 LTIP	2009 LTIP
	Target Award as a	Cash Component Target as
	Percentage of Annualized	Percentage of Annualized
	Base Salary on January 1, 2009	Base Salary on January 1, 2009
Named Executive	(%)	(%)

G. Geswein	100%	40%
J. Meier	180%	72%
R. Reynolds	140%	56%
R. Rubio	80%	27%
K. Wilkes	100%	40%

For purposes of the cash component of the 2009 LTIP, the Compensation Committee employed the same performance measure (actual to budgeted free cash flow), the same payout guidelines, and the same adjusted EBITDA and cash generation financial thresholds as it employed with respect to the corporate component of the 2009 SMIP. In order to collect the award earned under the cash component, named executives must be continuously employed by us through December 31, 2011. We are obligated, however, to pay the amounts earned by Messrs. Meier and Reynolds upon their respective retirements, even if they retire before January 1, 2012.

(3)	Represents, as to Mr. Rubio, awards of performance shares relating to the 2007-2009 performance cycle under our 2007 LTIP and performance shares relating to the 2008-2010 performance cycle under our 2008 LTIP. These awards were prorated to reflect the portion of the performance cycle during which Mr. Rubio may be employed by us. The performance measure used to determine the extent to which performance shares are earned is the ratio of our cumulative EBITDA over the applicable performance cycle to the sum of budgeted EBITDA for each year during the performance cycle, in each case as calculated and adjusted as described under “Compensation Discussion and Analysis — What compensation did Libbey’s executives receive for 2009? — Long-Term Performance-Based Compensation” above. The scale with respect to each of the 2007-2009 and 2008-2010 performance cycles is:

	Percentage of	Payout as
	Budgeted EBITDA	Percentage of Target
Payout Level	(%)	(%)

Threshold	85%	50%
Target	100%	100%
Maximum	115%	200%

(4)	Represents grants of RSUs made pursuant to our 2009 LTIP and our 2006 Omnibus Incentive Plan. With respect to each of the named executives other than Mr. Rubio and Mr. Wilkes, the grant vests 25% per year beginning on February 12, 2010. With respect to Mr. Rubio, the grant vests 25% per year beginning on July 1, 2010. With respect to Mr. Wilkes, vesting was accelerated on December 31, 2009 in connection with his resignation.

(5)	Represents grants of NQSOs made pursuant to our 2009 LTIP and our 2006 Omnibus Incentive Plan. With respect to each of the named executives other than Mr. Rubio and Mr. Wilkes, the grant vests 25% per year beginning on February 12, 2010. With respect to Mr. Rubio, the grant vests as to 16,078 NQSOs at the rate of 25% per year beginning on July 1, 2010 and cliff vests as to the remaining 25,000 NQSOs on the third anniversary of the grant date. With respect to Mr. Wilkes, vesting was accelerated on December 31, 2009 in connection with his resignation.

(6)	Represents the grant date fair values, determined in accordance with FASB ASC Topic 718, of (a) the RSUs, (b) the NQSOs, (c) the performance shares granted to Mr. Rubio pursuant to the 2007 LTIP, assuming a payout at target, and (d) the performance shares granted to Mr. Rubio pursuant to the 2008 LTIP, assuming a payout at target.

(7)	As a result of his resignation, which was effective December 31, 2009, Mr. Wilkes failed to satisfy the vesting requirement upon which the payout of this award was conditioned. Accordingly, he forfeited his right to receive this award.

Outstanding Equity Awards at Fiscal Year-End Table

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Our named executives had the following types of equity awards outstanding at the end of the 2009 fiscal year:

•	NQSOs granted under our 2006 Omnibus Incentive Plan and predecessor plans;

•	RSUs granted under our 2006 Omnibus Incentive Plan; and

•	Performance share awards made under our 2006 Omnibus Incentive Plan.

The following table shows, for each of the named executives, (a) the number, exercise price and expiration date of NQSOs that, as of December 31, 2009, were vested but not yet exercised and of NQSOs that, as of December 31, 2009, were not vested; (b) the number and market value of RSUs that were not vested as of December 31, 2009; and (c) the number and market value of shares of common stock underlying performance shares that were awarded in 2008 and that were not yet earned as of December 31, 2009:

			Option Awards				Stock Awards
									Equity	Equity
									Incentive	Incentive
									Plan	Plan
									Awards:	Awards:
									Number	Market
									of Unearned	or Payout
									Shares,	Value of
								Market	Units or	Unearned
			Number of	Number of			Number of	Value of	Other	Shares,
			Securities	Securities			Shares or	Shares or	Rights	Units or Other
			Underlying	Underlying			Units of	Units of	That	Rights
			Unexercised	Unexercised	Option		Stock That	Stock That	Have	That Have
	Award	Grant	Options	Options	Exercise	Option	Have Not	Have Not	Not	Not
	Date	Date	(#)	(#)	Price	Expiration	Vested	Vested	Vested	Vested
Name	(1)	(2)	Exercisable	Unexercisable	($)	Date	(#)(3)	($)(4)	(#)(5)	($)(6)

G. Geswein	5/02/2007	5/23/2007	0	(c) 50,000	19.8500	5/23/2017	3,283	25,115
			2,538	(d) 2,538	19.8500	5/23/2017
	2/04/2008	2/15/2008	1,849	5,520	15.3500	2/15/2018	5,286	40,438	3,524	26,959
	2/09/2009	2/12/2009	0	16,551	1.0700	2/12/2019	16,116	123,287
J. Meier	9/08/2000		30,000	0	32.3125	9/09/2010
	11/13/2001		35,000	0	30.5500	11/14/2011
	11/20/2002		35,000	0	23.9300	11/21/2012
	12/15/2003		17,500	0	28.5300	12/16/2013
	12/10/2004		17,500	0	20.3900	12/11/2014
	12/08/2005		17,500	0	11.7900	12/09/2015
	2/05/2007	2/16/2007	14,808	(a) 14,807	12.8000	2/17/2017	(a) 15,426	118,009
			18,058	(b) 9,029	12.8000	2/17/2017	(b) 9,331	71,382
	2/04/2008	2/15/2008	7,051	21,151	15.3500	2/15/2018	20,254	154,943	13,503	103,298
	2/09/2009	2/12/2009	0	60,882	1.0700	2/12/2019	59,284	453,523
R. Reynolds	9/08/2000		22,000	0	32.3125	9/09/2010
	11/13/2001		27,000	0	30.5500	11/14/2011
	11/20/2002		27,000	0	23.9300	11/21/2012
	12/15/2003		13,500	0	28.5300	12/16/2013
	12/10/2004		13,500	0	20.3900	12/11/2014
	12/08/2005		13,500	0	11.7900	12/09/2015
	2/05/2007	2/16/2007	7,846	(a) 7,844	12.8000	2/17/2017	(a) 8,172	62,516
			9,805	(b) 4,902	12.8000	2/17/2017	(b) 5,066	38,755
	2/04/2008	2/15/2008	3,496	10,488	15.3500	2/15/2018	10,043	76,829	6,696	51,224
	2/09/2009	2/12/2009	0	30,627	1.0700	2/12/2019	29,823	228,146
R. Rubio	7/01/2009	7/01/2009	0	(e) 25,000	1.4100	7/01/2019	15,656	119,768	7,828	59,884
				(f) 16,078	1.41	7/01/2019
K. Wilkes	9/08/2000		11,500	0	32.3125	9/09/2010
	11/13/2001		17,000	0	30.5500	11/14/2011
	11/20/2002		17,000	0	23.9300	11/21/2012
	12/15/2003		11,000	0	28.5300	12/31/2012
	12/10/2004		12,000	0	20.3900	12/31/2012
	12/08/2005		12,000	0	11.7900	12/31/2012
	2/05/2007	2/16/2007	15,595	0	12.8000	12/31/2012
	2/04/2008	2/15/2008	7,214	0	15.3500	12/31/2012			1,535	11,743
	2/09/2009	2/12/2009	16,952	0	1.0700	12/31/2012

(1)	The Award Date is the date on which the Compensation Committee took action. Until 2006, the award date and the grant date typically were the same.

(2)	See “Compensation Discussion and Analysis — How does Libbey determine the forms and amounts of executive compensation? — Our Equity Grant Practices” above for information as to how we determine the number of NQSOs, RSUs and performance shares awarded to our named executives. We inform grant recipients of their awards after we have determined the number of NQSOs, RSUs and/or performance shares to be granted to them. For awards made in February 2009, the grant date was the first business day after we announced our results of operations for the 2008 fiscal year.

(3)	Represents RSUs awarded pursuant to our 2006 Omnibus Incentive Plan. One share of our common stock underlies each RSU.

(4)	Represents the market value, as of December 31, 2009, of unvested RSUs. We have estimated the market value by multiplying the number of shares of common stock underlying the RSUs by $7.65, the closing price of our common stock on December 31, 2009.

(5)	Represents the number of shares of our common stock underlying performance shares that were awarded under our 2008 LTIP for the 36-month performance cycle ending December 31, 2010. The number of shares is based upon achievement of the performance measure described below at the threshold level of performance, since the performance during the first two years of the three-year performance cycle would result in a payout at less than threshold if the performance cycle had ended on December 31, 2009. Performance shares awarded with respect to the performance cycle may be earned if and to the extent that we achieve cumulative EBITDA for the applicable performance cycle equal to at least 85% of the sum of EBITDA budgeted for each year during the performance cycle, in each case as calculated and adjusted as described under “Compensation Discussion and Analysis — What compensation did Libbey’s executives receive for 2009? — Long-Term Performance-Based Compensation” above.

(6)	Represents the payout value, as of December 31, 2009, of unearned performance shares that were awarded under our 2008 LTIP for the 36-month performance cycle ending December 31, 2010. We have estimated the payout value by multiplying the number of shares of common stock underlying the unearned performance shares by $7.65, the closing price of our common stock on December 31, 2009.

The following table shows the vesting schedules with respect to those NQSOs that were not yet exercisable, and those RSUs that were not yet vested, as of December 31, 2009:

Option Awards (NQSOs) Vesting Schedule		Stock Awards (RSUs) Vesting Schedule
Grant Date	Vesting Schedule	Grant Date	Vesting Schedule
2/16/2007	(a) 50% were vested on February 16, 2009; an additional 25% is scheduled to vest on each of February 16, 2010 and February 16, 2011.	2/16/2007	(a) 50% were vested on February 16, 2009; an additional 25% is scheduled to vest on each of February 16, 2010 and February 16, 2011.
	(b) 66% were vested on February 16, 2009; the remaining NQSOs are scheduled to vest on February 16, 2010.		(b) 66% were vested on February 16, 2009; and the remaining RSUs are scheduled to vest on February 16, 2010.
5/23/2007	(c) 100% are scheduled to vest on May 23, 2010. (d) 50% were vested on May 23, 2009; an additional 25% are scheduled to vest on each of May 23, 2010 and May 23, 2011.	5/23/2007	50% were vested on May 23, 2009; an additional 25% are scheduled to vest on each of May 23, 2010 and May 23, 2011.
2/15/2008	25% were vested on February 15, 2009; an additional 25% are scheduled to vest on each of February 15, 2010, February 15, 2011 and February 15, 2012.	2/15/2008	25% were vested on February 15, 2009; an additional 25% are scheduled to vest on each of February 15, 2010, February 15, 2011 and February 15, 2012.
2/12/2009	25% are scheduled to vest on February 12, 2010; an additional 25% are scheduled to vest on each of February 12, 2011, February 12, 2012 and February 12, 2013.	2/12/2009	25% are scheduled to vest on February 12, 2010; an additional 25% are scheduled to vest on each of February 12, 2011, February 12, 2012 and February 12, 2013.
7/01/2009	(e) 100% are scheduled to vest on July 1, 2012. (f) 25% are scheduled to vest on each of July 1, 2010, July 1, 2011, July 1, 2012 and July 1, 2013.	7/01/2009	25% are scheduled to vest on each of July 1, 2010, July 1, 2011, July 1, 2012 and July 1, 2013.

Option Exercises and Stock Vested for Fiscal 2009 Table

The following table sets forth information concerning the exercise of stock options by the named executives in 2009, the value of RSUs that vested in 2009 and the number and value of shares of common stock underlying performance shares that the named executives earned in 2009 under the 2007 LTIP.

OPTION EXERCISES AND STOCK VESTED IN FISCAL 2009

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value Realized	Shares	Value Realized
	Acquired on	on	Acquired on	on
	Exercise	Exercise	Vesting	Vesting
Name	(#)	($)	(#)(1)	($)(1)

G. Geswein	0	0	6,309	34,422
J. Meier	0	0	39,485	182,043
R. Reynolds	0	0	20,813	96,330
R. Rubio	0	0	1,274	12,676
K. Wilkes	0	0	39,195	267,596

(1)	Represents the value of the sum of (a) the number of performance shares earned under the 2007 LTIP and (b) RSUs that vested during 2009. For Mr. Wilkes, the vesting of all RSUs that previously were unvested was accelerated to December 31, 2009, the effective date of his resignation. For RSUs that vested in 2009, the value was determined by multiplying the number of shares by the closing price of our common stock on the applicable vesting dates ($1.09 for RSUs vesting on February 15 or February 16, 2009; $2.19 for RSUs vesting on May 23, 2009; and $7.65 for RSUs vesting on December 31, 2009). For performance shares that were earned under our 2007 LTIP, the value was determined by multiplying the number of shares by $9.95, the closing price of our common stock on February 8, 2010, the date on which the Compensation Committee determined the shares had been earned.

Retirement Plans

Executives hired before January 1, 2006 are eligible for benefits under our Salary Plan and our SERP. The Salary Plan is a qualified plan, and the SERP is an excess, non-qualified plan that is designed to provide substantially identical retirement benefits as the Salary Plan to the extent that the Salary Plan cannot provide those benefits due to limitations set forth in the Internal Revenue Code. Prior to January 1, 1998, the Salary Plan and the SERP provided that benefits would be determined based upon the highest consecutive three-year annual earnings. Effective January 1, 1998, the Salary Plan and the SERP were amended to provide that benefits no longer will be based upon the highest consecutive three-year annual earnings but will be determined by annual contribution credits equal to a percentage of annual earnings plus interest. Employees who were active employees, were at least age 45, had at least 10 years of service as of December 31, 1997, and had a combined age and years of service of at least 65 as of December 31, 1997, are eligible for a pension benefit under the Salary Plan and SERP based on the greater of two benefit formulas: (1) the cash balance formula, which is based upon the value of a notional account that had an opening balance determined in accordance with the final average pay formula described below as of January 1, 1998, or (2) the final average pay formula described below. Under the cash balance formula, the account balance is increased each year with a contribution amount based on the sum of age and years of service with Libbey and with interest based upon the 30-year Treasury rate.

The final average pay formula is as follows: [(A) × (B) × (C)] + [(D) × (E) × (C)] + [(F) × (A) × (G)]

Where:

(A) Monthly final average earnings for the three highest consecutive calendar years prior to 2009

(B) 1.212%

(C) Years of credited service up to 35 years

(D) Monthly final average earnings above Social Security Wage base at retirement

(E) 0.176%

(F) 0.5%

(G) Years of credited service over 35 years

Only base salary and amounts earned under the SMIP are included in the calculation of final average earnings.

The retirement benefit may be adjusted if the employee has more or less than 35 years of credited service or retires prior to age 65. The Salary Plan and the SERP provide for additional benefit accruals beyond age 65 and for annual annuity benefits as well as an optional lump sum form of benefit. The lump sum option is designed to be equivalent in value to that of the lifetime annual annuity benefit. Mr. Meier and Mr. Reynolds were active employees, were at least age 45 and had more than 20 years of service as of December 31, 1997. Accordingly, they are eligible for a pension benefit under the Salary Plan and SERP based on the greater of the two benefit formulas described above. Each of Mr. Meier and Mr. Reynolds also is eligible for early retirement, with an unreduced benefit, under the Salary Plan and the SERP, because each of them is over the age of 55 and has more than 30 years of service with Libbey and Owens-Illinois, Inc., Libbey’s former parent company. Mr. Wilkes is entitled to a benefit computed only in accordance with the cash balance formula. Neither Mr. Geswein nor Mr. Rubio is eligible for a pension benefit under either the Salary Plan or the SERP, because their employment with Libbey did not begin until May 23, 2007 and July 1, 2009, respectively.

The following table sets forth information concerning the benefits provided to the named executives under the Salary Plan and the SERP as of December 31, 2009, the date that we use for pension plan measurement for financial statement reporting purposes.

PENSION BENEFITS IN FISCAL 2009

		Number of Years	Present Value of	Payments During
		Credited Service	Accumulated Benefit	Last Fiscal Year
Name	Plan Name	(#)(1)	($)(2)	($)

G. Geswein	N/A	N/A	N/A	N/A
J. Meier	Salary Plan	39.25	1,263,063	0
	SERP	39.25	3,690,255	0
R. Reynolds	Salary Plan	39.83	1,244,485	0
	SERP	39.83	1,983,151	0
R. Rubio	N/A	N/A	N/A	N/A
K. Wilkes	Salary Plan	16.42	194,615	0
	SERP	16.42	148,937	0

(1)	Represents actual years of service to Libbey and Owens-Illinois Inc., our former parent company. We have not granted additional years of service to any of our executives.

(2)	Amounts were determined based on the assumptions outlined in our audited financial statements for the year ended December 31, 2009, except that assumptions relating to expected retirement age are as follows. Participants who are eligible for pension benefits under the Salary Plan’s final average pay formula (namely, Messrs. Meier and Reynolds) are assumed to retire at the earliest age at which they can receive an unreduced benefit under the Salary Plan. Mr. Wilkes is assumed to receive benefits under the cash balance design at his normal retirement age of 65.

Nonqualified Deferred Compensation in Fiscal 2009 Table

The following table sets forth information with respect to our ESP and our EDCP. The ESP was the only nonqualified deferred compensation plan under which employees could defer compensation earned prior to January 1, 2009. The EDCP was the only nonqualified deferred compensation plan under which employees could defer compensation earned in 2009:

NONQUALIFIED DEFERRED COMPENSATION IN FISCAL 2009

	Executive	Registrant		Aggregate
	Contributions in	Contributions in	Aggregate Earnings	Withdrawals/	Aggregate Balance
	Last FY	Last FY	in Last FY	Distributions	at Last FYE
Name	(1)	($)(2)	($)(3)	($)	(4)

G. Geswein	0	0	0	0	0
J. Meier	$37,663	$995,613	105,429	0	$641,055
	23,451 RSUs				23,451 RSUs
R. Reynolds	$10,488	$501,135	$64,492	0	$321,328
R. Rubio	N/A	N/A	N/A	N/A	N/A
K. Wilkes	$6,880	$1,009	$19,280	0	$155,578
	34,416 RSUs				34,416 RSUs

(1)	As to Mr. Wilkes, includes RSUs that vested upon his December 31, 2009 resignation and are deferred under the EDCP. The grant date fair values of these RSUs are included in the Summary Compensation Table above under the column headed “Stock Awards.”

(2)	As to Messrs. Meier and Reynolds, $2,013 and $1,302, respectively, is included in the column headed “All Other Compensation” in the Summary Compensation Table above. The balance is included in the column headed “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table above. As to Mr. Wilkes, all of this amount is included in the column headed “All Other Compensation” in the Summary Compensation Table above.

(3)	Not included in the column headed “Change in Pension Value and Nonqualified Deferred Compensation Earnings” in the Summary Compensation Table because earnings are not at an above-market rate.

(4)	Of the total amounts shown in this column, the following amounts have been reported as “Salary,” “Stock Awards” or “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table in this proxy statement for the last fiscal year and previous fiscal years:

		Grant Date
		Fair Value of	Non-Equity Incentive
	Salary	Stock Awards	Plan Compensation
Named Executive	($)	($)(a)	($)(b)

J. Meier	37,663	317,141	993,600
R. Reynolds	10,488	0	499,834
K. Wilkes	6,880	264,175	0

(a)	Represents the aggregate grant date fair values of RSUs that vested during 2009 and were deferred under the EDCP, including, as to Mr. Wilkes, RSUs with respect to which vesting was accelerated to the effective date of his resignation.

(b)	Represents awards earned under the cash component of our 2009 LTIP. These amounts are not payable to Messrs. Meier and Reynolds until the first to occur of (a) January 1, 2012 or (b) their respective dates of retirement.

The ESP, which was frozen at the end of 2008, was a mirror plan of our qualified 401(k) savings plan. Its purpose was to restore certain benefits that would have been available to executives under our 401(k) plan but for IRS limitations on qualified plans. These limits include the annual maximum recognizable compensation for retirement plans and the restrictions on excess contributions by highly compensated employees. In addition to restoring the benefits (including the benefit of our matching contribution) that otherwise would be lost by virtue of these IRS limitations on qualified plans, the EDCP enables executives to save additional amounts, including equity compensation, on a tax-deferred basis.

Under the EDCP, our named executives and other members of senior management may elect to defer base pay, cash incentive and bonus compensation and equity compensation into an account that is deemed invested in one of 13 measurement funds, including a Libbey Inc. common stock measurement fund. Equity compensation in all events will be deemed invested in the Libbey Inc. common stock measurement fund. We selected these funds to provide measurement options similar to the investment options provided under our 401(k) plan. Participants make deferral elections with respect to cash compensation and RSUs prior to the year in which they are earned or they vest. They make deferral elections with respect to performance share compensation on a date that is not later than six months prior to the end of the relevant performance cycle.

Participants can defer (a) up to 60% of the amount by which base salary exceeds required payroll obligations and 401(k) plan contributions; (b) up to 60% of the amount by which cash incentive or bonus compensation exceeds required payroll obligations; and (c) up to 100% of equity compensation that is earned or vests during the year to which the deferral relates. We provide matching contributions on excess contributions of base salary in the same manner as we provide matching contributions under our 401(k) plan. The matching contributions are deemed invested in accordance with the participant’s election as to his or her own contributions.

The balance credited to a participant’s account, including the matching contributions that we make, is 100% vested at all times. However, the EDCP is not funded and, as a result, EDCP account balances are subject to the claims of our creditors.

We are obligated to pay the account balance in a lump sum made on, or in installments that begin on, the distribution date elected by the participant. However, if a participant dies prior to the date on which his or her account balance is distributed in full, we are obligated to distribute the account balance in a lump sum to the participant’s beneficiaries no later than 60 days after the participant’s death. If a participant ceases to be an employee of Libbey prior to his or her 62nd birthday, we are obligated to pay the participant his or her account balance in a lump sum within 60 days after the date of his or her separation from service, unless the participant is a “specified employee” for purposes of Internal Revenue Code Section 409A. In that event, we are obligated to pay the participant his or her account balance on the first day of the seventh month after his or her separation from service. If a participant ceases to be an employee of Libbey on or after his or her 62nd birthday, we are obligated to distribute the account balance either in a lump sum or in installments, as elected by the participant, on or beginning on the distribution date elected by the participant. In that event, the distribution date cannot be later than the January 1st immediately following the participant’s 75th birthday. If, however, the executive is a “specified employee” for purposes of Internal Revenue Code Section 409A, we cannot distribute the account balance, or begin distributing the account balance, to the participant prior to the first day of the seventh month after the participant’s separation from service. Finally, if a change in control, as defined in the EDCP, occurs, a participant’s entire account balance will be distributed to him or her within 30 days after the date of the change in control.

EDCP hardship distributions are permitted, but there are no loan provisions. All EDCP distributions are fully taxable. Rollovers to defer taxes are not permitted.

Potential Payments Upon Termination or Change in Control

As discussed under “Compensation Discussion and Analysis — Potential Payments Upon Termination or Change in Control,” we have employment agreements with our executive officers and change in control agreements with our executive officers and certain other key members of senior management. The following tables provide information with respect to the amounts payable to each of the named executives based upon the following significant assumptions:

•	The following tables assume that Mr. Rubio’s employment and change in control agreements were in effect on December 31, 2009.

•	For purposes of the Potential Payments Upon Termination Under Employment Agreements table, we have assumed that the employment of the respective named executives was terminated on December 31, 2009 under the various scenarios described in that table. With respect to Mr. Wilkes, the amounts under the scenario entitled “Voluntary termination for Good Reason or involuntary termination without Cause” are the amounts actually accrued, including the enhancements described under “Compensation Discussion and Analysis — Potential Payments Upon Termination or Change in Control — Enhancements Provided to Mr. Wilkes” above.

•	For purposes of the Potential Payments Upon Change in Control table, we have assumed that a change in control occurred on December 31, 2009, but that none of the named executives was terminated in connection with that change in control.

•	For purposes of the Potential Payments Upon Termination in Connection with Change in Control table, we have assumed that a change in control occurred on December 31, 2009 and that the employment of the respective named executives was terminated on December 31, 2009 under the various scenarios described in that table.

POTENTIAL PAYMENTS UPON TERMINATION UNDER EMPLOYMENT AGREEMENTS

		Annual	Long-Term	Acceleration of
	Base	Incentive	Incentive	Unvested Equity	Misc.
	Salary	Compensation	Compensation	Awards	Benefits	Total
Named Executive	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)

Gregory T. Geswein
Death	337,632	190,551	81,099	232,193	12,000	853,475
Permanent disability	675,264	571,653	22,223	232,193	26,676	1,528,009
Voluntary termination for Good Reason or Involuntary termination without Cause	675,264	571,653	22,223	232,193	26,676	1,528,009
Involuntary termination for Cause	0	0	0	0	0	0
John F. Meier
Death	1,380,000	548,128	1,309,040	866,316	12,000	4,151,484
Permanent disability	2,070,000	2,336,512	1,113,621	866,316	36,803	6,423,251
Voluntary termination for Good Reason or Involuntary termination without Cause	2,070,000	2,336,512	1,113,621	866,316	36,803	6,423,251
Involuntary termination for Cause	0	0	0	0	0	0
Richard I. Reynolds
Death	446,280	314,837	580,730	429,672	12,000	1,783,518
Permanent disability	892,560	944,510	563,421	429,672	24,535	2,854,697
Voluntary termination for Good Reason or Involuntary termination without Cause	892,560	944,510	563,421	429,672	24,535	2,854,697
Involuntary termination for Cause	0	0	0	0	0	0
Roberto B. Rubio
Death	410,000	130,569	9,746	376,095	16,500	987,661
Permanent disability	820,000	391,708	9,746	376,095	35,676	1,634,353
Voluntary termination for Good Reason or Involuntary termination without Cause	820,000	391,708	9,746	376,095	35,676	1,634,353
Involuntary termination for Cause	0	0	0	0	0	0
Kenneth G. Wilkes
Death	345,816	178,906	83,786	329,477	16,500	954,484
Permanent disability	691,632	536,717	32,803	329,477	33,535	1,624,164
Voluntary termination for Good Reason or Involuntary termination without Cause	691,632	668,989	32,803	329,477	56,035	1,778,936
Involuntary termination for Cause	0	0	0	0	0	0

(1)	Represents (a) in the event of termination due to death, two times base salary in the case of Mr. Meier and one times base salary in the case of the other named executives (in each case at the rate in effect on

December 31, 2009, the date of termination), and (b) in the event of termination due to permanent disability, voluntary termination for good reason or involuntary termination without cause, three times 2009 base salary in the case of Mr. Meier and two times 2009 base salary in the case of the other named executives (in each case at the rate in effect on the date of termination). Since termination is assumed to have occurred on December 31, 2009, we have assumed that all 2009 base salary has been paid when due. The base salary and annual incentive compensation components are payable in a lump sum, with the payment being made on the first day of the seventh month following termination, except if termination is a result of the named executive’s death, in which case the payment would be made within 60 days after Libbey receives written notice of the appointment of a personal representative for the named executive’s estate.

(2)	In the case of termination due to death, represents the target annual incentive for 2009 performance under our SMIP. In the case of termination due to permanent disability, by us without cause or by the executive for good reason, represents the sum of (a) the named executive’s target award for the year in which termination occurs and (b) a multiple of the executive’s target award for 2009 under our SMIP. The multiple is three for Mr. Meier and two for each of the other named executives. Because termination is assumed to occur on December 31, 2009, the named executive’s target award for 2009 is not prorated. If termination were to occur during a year, the named executive’s target award for 2009 would be prorated, but would not be less than 50% of the target award unless termination is a result of death.

(3)	Represents, in the event of termination due to death, the sum of (a) the estimated value of performance shares, paid at target, under the 2007 LTIP for the performance cycle ending December 31, 2009, (b) the estimated value of a prorated award of performance shares, paid at target, for the performance cycle beginning January 1, 2008 and (c) as to Messrs. Meier and Reynolds only, the actual award earned under the cash component of our 2009 LTIP. In the event of termination due to permanent disability, voluntary termination for good reason or involuntary termination without cause, represents the sum of (a) the estimated value of shares of common stock issued as payment for performance shares actually earned under the 2007 LTIP for the performance cycle ending December 31, 2009 and (b) as to Messrs. Meier and Reynolds only, the actual award earned under the cash component of our 2009 LTIP. In the event of termination due to permanent disability, voluntary termination for good reason or involuntary termination without cause, performance shares for incomplete performance cycles are paid out only if and when earned. We have estimated the values of the performance shares on December 31, 2009 by multiplying the number of shares by $7.65, the closing price of our common stock on December 31, 2009.

(4)	Represents the sum of (a) the estimated value of common stock underlying RSUs that were granted in 2007, 2008 and 2009 and that had not vested as of December 31, 2009 and (b) the in-the-money/intrinsic value of unvested NQSOs as of December 31, 2009. We have estimated the value of common stock underlying unvested RSUs by multiplying the number of RSUs by $7.65, the closing price of our common stock on December 31, 2009. Only NQSOs granted in 2009 had an exercise price below $7.65. Accordingly, we determined the in-the-money/intrinsic value of those NQSOs by multiplying the number of them by the amount by which $7.65 exceeds the exercise price.

(5)	Represents the sum of (a) the estimated cost of medical, prescription drug, dental and vision benefits for the named executive and/or his covered dependents for (i) 12 months following the date of termination if termination is a result of death or (ii) 24 months (or, in Mr. Meier’s case, 36 months) following the date of termination if termination is a result of permanent disability, voluntary termination for good reason or involuntary termination without cause; and (b) in the event of termination as a result of permanent disability, voluntary termination for good reason or involuntary termination without cause, the estimated cost of continued life insurance coverage, for a period of 24 months (or, in Mr. Meier’s case, 36 months) following the date of termination, under our group life insurance policy applicable to all salaried employees. As to Mr. Wilkes, Miscellaneous Benefits also include, in the case of Voluntary termination for Good Reason or Involuntary termination without Cause, outplacement and financial planning services at an aggregate estimated cost of $22,500.

(6)	Does not include any tax gross-up because the excise tax contemplated by Section 4999 of the Internal Revenue Code does not apply in the absence of a change in control. Does not include any qualified or nonqualified pension benefit or other deferred compensation to which any of the named executives otherwise may be entitled upon their retirement or other termination of employment. For further information regarding those benefits, see “Retirement Plans” and “Nonqualified Deferred Compensation” above.

POTENTIAL PAYMENTS UPON CHANGE IN CONTROL

	Annual Incentive	Equity Incentive	Unvested Stock
	Compensation	Plan Awards	Options	Total
Named Executive	($)(1)	($)(2)	($)(3)	($)

G. Geswein	190,551	81,099	110,726	382,376
J. Meier	584,128	315,440	400,617	1,300,185
R. Reynolds	314,837	162,425	201,526	678,788
R. Rubio	112,750	54,497	256,327	423,574
K. Wilkes	178,908	83,786	111,544	374,236

(1)	Represents the executive’s target award for 2009 under our SMIP, based upon actual base salary earned during 2009. Because a change in control is assumed to occur on December 31, 2009, the amount is not prorated. If termination were to occur during a year, the amount would be prorated, but in no event would be less than 50% of the target award used for purposes of determining this amount.

(2)	Represents the sum of (a) the value of performance shares paid at target under our 2007 LTIP for the performance cycle ending December 31, 2009; and (b) the value of performance shares paid at target (on a prorated basis) as of December 31, 2009 under our 2008 LTIP for the performance cycle ending December 31, 2010. We have estimated the value of the performance shares on December 31, 2009 by multiplying the number of shares by $7.65, the closing price of our common stock on December 31, 2009.

(3)	Represents the in-the-money/intrinsic value of unvested NQSOs based upon the closing price of our stock on December 31, 2009 ($7.65 per share).

POTENTIAL PAYMENTS UPON TERMINATION
IN CONNECTION WITH CHANGE IN CONTROL(1)

			Unvested
			Restricted
		Annual	Stock and		Pension
		Incentive	Cash	Misc.	Plan	Tax
	Base Salary	Compensation	Equivalent Awards	Benefits	Benefits	Gross-Up	Total
Named Executive	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)	($)(7)	($)

G. Geswein	1,012,896	571,653	458,946	55,941	250,000	878,830	3,228,266
J. Meier	2,070,000	1,752,384	1,791,464	52,688	250,000	1,984,028	7,900,564
R. Reynolds	1,338,840	944,510	906,095	52,593	250,000	1,202,406	4,694,444
R. Rubio	1,230,000	338,250	338,347	69,441	250,000	854,987	3,081,025
K. Wilkes	1,037,448	536,717	494,586	66,967	250,000	842,481	3,234,654

(1)	Represents amounts payable if, within two years after the change in control, we terminate the employment of the named executive without cause or the named executive terminates his employment for good reason. In certain circumstances these amounts may be payable to the named executive if his employment is terminated prior to the change in control based upon an event that would meet the definition of cause or good reason if the event were to occur within two years after the change in control.

(2)	Represents three times base salary in effect on December 31, 2009 and is payable in a lump sum on the first day of the seventh month following termination of employment. We have assumed that all 2009 base salary has been paid when due.

(3)	Represents three times the respective named executives’ target annual incentive awards for 2009 performance, since the named executives did not earn annual incentive awards for 2008 performance. Target annual incentive compensation is a percentage of base salary actually earned during the year, as reflected by W-2 wages. For information with respect to the target percentages of the respective named executives, see footnote 2(a) to the Grants of Plan-Based Awards table above.

(4)	The change in control is assumed to have occurred concurrently with termination of employment on December 31, 2009. Pursuant to the change in control agreements, the cash value of unvested RSUs outstanding on the date of the change in control is determined based upon the closing price of Libbey’s common stock on the last trading day immediately preceding the change in control. That value is frozen. Upon termination by Libbey without cause or by the named executive for good reason within two years after the change in control (and in certain circumstances prior to the change in control), that value is paid to the named executive in cash. Similarly, the earned cash component of the 2009 LTIP is paid in cash upon termination. The estimated value of unvested RSUs for purposes of this table is based upon the closing price of Libbey’s common stock on December 31, 2009, or $7.65 per share.

(5)	Represents the sum of (a) the estimated cost of medical, prescription drug, dental and vision benefits for the named executive and his covered dependents for 36 months following the date of termination, at an assumed annual cost of $12,000 for Messrs. Geswein, Meier and Reynolds and $16,500 for Messrs. Rubio and Wilkes; (b) the estimated cost of continued life insurance coverage, for a period of 36 months following the date of termination, under our group life insurance policy applicable to all salaried employees; (c) the estimated cost to provide outplacement services for two years following the date of termination, at a maximum cost to the Company of $15,000 per named executive; and (d) the estimated cost to provide one year of financial planning services of the nature and scope provided to the respective named executives during 2009.

(6)	Represents a lump sum equal to the greater of (i) $250,000 or (ii) the additional benefits to which each named executive would have been entitled under the Company’s qualified pension plan if he had remained employed by the Company for an additional three (3) years. Does not include any other qualified or nonqualified pension benefit or other deferred compensation to which any of the named executives otherwise may be entitled upon their retirement or other termination of employment. For further information regarding those benefits, see “Retirement Plans” and “Nonqualified Deferred Compensation” above.

(7)	The “present value” of the “parachute payments” payable to each of the named executives exceeded 1.10 multiplied by three times the “base amount” of the respective named executives (with the terms “present value,” “parachute payments” and “base amount” being defined in Section 280G of the Internal Revenue Code). Accordingly, the Company would be obligated to fully gross up the amounts payable to the respective named executives to cover the excise taxes (but not ordinary income taxes) assessed against them.

Non-Management Directors’ Compensation in 2009

In 2009, our non-management directors received the following compensation:

DIRECTOR COMPENSATION FOR YEAR ENDED DECEMBER 31, 2009

			Change in Pension
			Value and
			Nonqualified
	Fees Earned or		Deferred	All Other
	Paid in Cash	Stock Awards	Compensation	Compensation	Total
Name	($)(1)	($)(2)	Earnings(3)	($)	($)

Carlos V. Duno	$87,375	$13,500	$0	$0	$100,875
William A. Foley	102,750	13,500	0	0	116,250
Jean-René Gougelet	77,125	13,500	0	0	90,625
Peter C. McC. Howell	95,000	13,500	0	0	108,500
Deborah G. Miller	80,875	13,500	0	0	94,375
Carol B. Moerdyk	105,125	13,500	0	0	118,625
John C. Orr	71,125	13,500	0	0	84,625
Terence P. Stewart(4)	63,875	13,500	0	0	77,375

(1)	Includes compensation deferred into the Libbey Inc. common stock measurement fund pursuant to the Director DCP.

(2)	Represents the grant date fair value, determined in accordance with FASB ASC Topic 718, of awards of stock made to each non-management director on May 7, 2009. On that date, we awarded each non-management director stock having a value of $13,500. On the date of each annual meeting of shareholders, we typically award each non-management director shares of Libbey Inc. common stock having a value of $40,000, and we determine the number of shares of common stock to be issued by dividing $40,000 by the closing price of our common stock on the date of our annual meeting of shareholders. On May 7, 2009, the closing price of our common stock was $1.80, which would have resulted in our issuance to each non-management director of 22,222 shares of stock. Our 2006 Omnibus Incentive Plan, however, limits the number of shares that we may issue to non-management directors in any year. As a result, we issued to each director only 7,500 shares of Libbey Inc. common stock, and we paid the remaining $26,500 to each non-management director in cash.

(3)	We do not maintain a pension plan for our non-management directors. We do not guarantee any particular rate of return on any compensation deferred pursuant to our deferred compensation plans. Dividends on compensation deferred into the Libbey Inc. phantom stock or measurement fund under our deferred compensation plans for non-management directors accrue only if and to the extent payable to holders of our common stock. Compensation deferred into interest-bearing accounts under our deferred compensation plans for non-management directors does not earn an above-market return, as the applicable interest rate is the yield on 10-year treasuries. Compensation deferred into other measurement funds under our deferred compensation plans for non-management directors does not earn an above-market return as that compensation earns a return only if and to the extent that the net asset value of the measurement fund into which the compensation is deemed invested actually increases.

(4)	For additional information with respect to compensation payable to Mr. Stewart’s law firm for services provided to Libbey, see “Libbey Corporate Governance — Certain Relationships and Related Transactions — What transactions involved directors or other related parties?”

CERTAIN LEGAL PROCEEDINGS

We are not a party to any litigation, the outcome of which, if decided adversely to us, reasonably could be expected to have a material adverse effect on Libbey.

PROPOSAL 1 — ELECTION OF DIRECTORS

Each year the shareholders are asked to elect the members of a class for a term of three years. Currently, the term of office for members of Class II of the Board of Directors will expire on the date of the Annual Meeting in 2010. The members of Class II are Carlos V. Duno, Peter C. McC. Howell, John C. Orr and Richard I. Reynolds. The Board of Directors has fixed the number of directors to be elected at the 2010 Annual Meeting at four and has nominated Messrs. Duno, Howell, Orr and Reynolds for election to Class II. Those persons who are elected directors at the 2010 Annual Meeting will hold office until their terms expire on the date of the 2013 Annual Meeting or until the election and qualification of their successors. The terms of office of the members of Class III and Class I of the Board of Directors will expire on the date of the Annual Meeting in 2011 and 2012, respectively. Information regarding Messrs. Duno, Howell, Orr and Reynolds is set forth above under “Libbey Corporate Governance — Who are the current members of Libbey’s Board of Directors?”

So far as the Board has been advised, only the four persons named above as nominees will be nominated for election as directors at the Annual Meeting. Shares represented by proxies in the accompanying form will be voted for the election of these four nominees unless authority to vote for any or all of these nominees is withheld. The nominees have consented to being named in this proxy statement and to serve if elected. If any of them should become unavailable prior to the Annual Meeting, the proxy will be voted for a substitute nominee or nominees designated by the Board of Directors or the number of directors may be reduced accordingly. The Board, however, expects each of the nominees to be available. As long as a quorum is present, directors shall be elected by a majority of the votes of the shares present in person or represented by proxy at the meeting. A shareholder entitled to vote for the election of directors may withhold authority to vote for any or all of the nominees.

The Board of Directors recommends a vote FOR this proposal.

PROPOSAL 2 — APPROVAL OF AMENDED AND RESTATED
LIBBEY INC. 2006 OMNIBUS INCENTIVE PLAN

We are submitting for shareholder approval the Amended and Restated Libbey Inc. 2006 Omnibus Incentive Plan (the “Amended Omnibus Plan”).

Why is Libbey submitting the Amended Omnibus Plan for shareholder approval?

We currently provide equity-based compensation under the terms of our 2006 Omnibus Incentive Plan. As of March 19, 2010, only 176,272 shares remained available for grant under our 2006 Omnibus Incentive Plan, with 1,835,674 shares subject to outstanding awards under it. Because we have only 176,272 shares remaining available for grant under our 2006 Omnibus Incentive Plan, our Compensation Committee’s ability to provide competitive, performance-based equity compensation that aligns our executives’ interests with those of our shareholders is limited. In fact, we did not have a sufficient number of shares remaining available for grant in 2010 to make the grants of RSUs that our Compensation Committee approved in February 2010. As a result, those awards are subject to approval by you of our Amended Omnibus Plan. We are committed, however, to ensuring that our stock usage rate, which we refer to as our burn rate2, with respect to Awards granted in 2010 through 2012 remains below the average burn rate published by Institutional Shareholder Services with respect to our Global Industry Classification Standard Industry Group for 2009 and 2010.

2 The burn rate (also commonly known as the “run rate”) is defined as a fraction, the numerator of which is the total number of shares subject to equity awards in the form of stock awards and stock options granted in the year, and the denominator of which is the number of common shares outstanding at the end of the year.

What are the key features of the Omnibus Plan?

The principal features of the Amended Omnibus Plan are summarized below, but the summary is qualified in its entirety by reference to the Amended Omnibus Plan itself. A copy of the Amended Omnibus Plan, marked to show changes from our 2006 Omnibus Incentive Plan, is attached to this proxy statement as Appendix A.

•	In an effort to control stock overhang (defined generally as the percentage of Libbey’s total equity that is subject to outstanding options, or is available for the grant of options, to employees),[3] only 1,460,000 additional shares will be authorized for issuance under the Amended Omnibus Plan. Shares that, as of the effective date of the Amended Omnibus Plan, are available for grant under our 2006 Omnibus Incentive Plan also will be available for grant under the Amended Omnibus Plan.

•	The Amended Omnibus Plan provides for the grant of options (both nonqualified and incentive stock options), stock appreciation rights, which we refer to as SARs, restricted stock, restricted stock units, performance shares, performance units, cash based awards and other stock-based awards. We refer to grants of options, SARs, restricted stock, restricted stock units, cash-based awards and other stock-based awards collectively as Awards.

•	The Amended Omnibus Plan is intended to qualify certain Awards as performance-based compensation for purposes of retaining the deductibility of certain compensation over $1,000,000 for the covered executives under Section 162(m) of the Code. Accordingly, the Amended Omnibus Plan sets forth the following limits on Awards:

•	The maximum aggregate number of shares subject to Awards made to non-employee directors is 150,000, and the maximum aggregate number of shares subject to Awards to any one non-employee director in any calendar year is 7,500;

•	The maximum aggregate number of shares subject to stock options or SARS granted to any one participant in any calendar year is 300,000;

•	The maximum aggregate grant of Awards of restricted stock, restricted stock units, performance units or performance shares to any one participant in any calendar year is 200,000 shares (or, in the case of performance units, the value of 200,000 shares determined as of the date of payment);

•	The maximum aggregate amount of any cash-based or other stock-based Award made to any one participant in any calendar year is $3,000,000 or 200,000 shares, as determined on the date of payment.

•	Under the Amended Omnibus Plan, shares covered by an Award will be counted as used only to the extent the shares actually are issued. The following shares related to Awards will be available again for grant under the Amended Omnibus Plan:

•	Shares related to Awards that terminate without issuance of shares, whether by expiration, forfeiture, cancellation or otherwise;

•	Shares related to Awards that are settled in cash in lieu of shares;

•	Shares related to Awards that, prior to issuance of shares, are exchanged, with the Compensation Committee’s permission, for Awards not involving shares;

•	Shares that are tendered as payment for the option price for any stock option Award granted under the Amended Omnibus Plan, or for payment of withholding taxes with respect to any Award granted under the Amended Omnibus Plan;

3 On March 19, 2010, the closing price of a share of our common stock on the NYSE Amex exchange was $13.10. That price is well below the grant prices for a significant percentage of the stock options that have been granted and remain outstanding. As a result, those stock options are unlikely ever to be exercised. These “underwater” stock options contribute significantly to our overhang.

•	If a SAR is exercised and settled in shares, the difference between the total shares exercised and the net shares delivered, with the result being that only the number of shares actually issued upon exercise of a SAR are counted against the shares available under the Omnibus Plan.

•	The Amended Omnibus Plan does not permit stock option repricing, discounted stock options, reload stock options or the Company’s exchange for cash of underwater stock options.

The Amended Omnibus Plan is described in more detail under “What are the key terms of the Amended Omnibus Plan?” below.

What is the purpose of the Amended Omnibus Plan?

As indicated above, the purpose of the Amended Omnibus Plan is to enable the Compensation Committee of our Board of Directors to make Awards to attract and retain our employees and non-employee directors, to further align their interests with those of our shareholders and to closely link executive compensation with our performance.

What shares of common stock are available for Awards under the Amended Omnibus Plan?

The shares of our common stock available under the Amended Omnibus Plan may be either previously authorized and unissued shares or treasury shares.

Can there be adjustments in the number and kind of shares granted under the Amended Omnibus Plan?

In the event of a corporate event or transaction, including merger, consolidation, reorganization, recapitalization, separation, partial or complete liquidation, stock split, stock dividend, reverse stock split, split up, spin-off or other distribution of stock or property, combination of shares, exchange of shares or other similar change in capital structure, the Compensation Committee may, in its discretion, adjust the number and kind of shares granted under the Amended Omnibus Plan, the number and kind of shares subject to Awards and the exercise or grant price of outstanding stock options or SARs.

What are the key terms of the Amended Omnibus Plan?

Administration.  The Omnibus Plan is generally administered by the Compensation Committee of our Board of Directors, or any subcommittee thereof, although the full Board of Directors may function as the Committee. The Committee is authorized to determine (a) the individuals, who we refer to as Participants, who will receive Awards, (b) when they will receive Awards, (c) the number of shares to be subject to each Award, (d) the price of the Awards granted, (e) payment terms, (f) payment method and (g) the expiration date applicable to each Award. The Committee is also authorized to adopt, amend and rescind rules relating to the administration of the Amended Omnibus Plan. From time to time the Committee may delegate its authority to grant or amend awards to Libbey’s officers, but the delegation must set forth the total number of Awards the officer may grant, and the officer must report periodically to the Committee regarding the nature and scope of the Awards granted. The Committee may not, however, delegate to senior executives of the company who are subject to Section 16 of the Securities Exchange Act of 1934, as amended, authority to grant to, or to amend awards previously granted to, any individual who is subject to Section 162(m) of the Code.

Amendment and Termination.  The Committee may at any time amend, modify, suspend or terminate the Amended Omnibus Plan or any Award made under the Amended Omnibus Plan, but the Committee may not, without shareholder approval except as described above under “Can there be adjustments in the number and kind of shares granted under the Amended Omnibus Plan?”, (a) reprice, replace or regrant, through cancellation and substitution of another Award, options or SARs, (b) lower the option price or grant price of an option or SAR or (c) exchange for cash underwater options or SARs. If shareholder approval for any amendment to the Amended Omnibus Plan is required by law, regulation or stock exchange rule, then neither the Committee nor Libbey is authorized to amend the Amended Omnibus Plan without shareholder approval. However, the Board of Directors may amend the Amended Omnibus Plan or an Award to comply with law and administrative regulations.

Eligibility.  Awards under the Amended Omnibus Plan may be granted to our employees or employees of any of our present or future subsidiaries, and to any directors who are not our employees. More than one Award may be granted to an employee or to a nonemployee director. All salaried employees and non-employee directors are eligible to participate in the Amended Omnibus Plan, although we generally limit awards to our senior management group of approximately 45 employees and our eight non-employee directors.

Vesting.  Except with respect to a maximum of 5% of the shares authorized for issuance under the Amended Omnibus Plan, full-value Awards that vest on the basis of continued service to or employment with Libbey must provide for vesting that is no more rapid than pro rata over a three-year period, and full-value Awards that vest upon the attainment of performance goals must provide for a performance period of at least 12 months. However, the Compensation Committee may, in its discretion, accelerate the vesting of full-value Awards upon the applicable Participant’s death, disability or retirement, or upon a change in control.

Awards.  Each Award will be set forth in a separate agreement with the person receiving the Award and will indicate the type, terms and conditions of the Award. The following briefly describes the characteristics of each type of Award that may be made under the Amended Omnibus Plan.

Stock Options.   Stock options granted under the Amended Omnibus Plan may be either “non-qualified” or “incentive” stock options. Non-qualified stock options are options not intended to receive the favorable tax treatment for participants applicable to incentive stock options under the Code. At the time of grant, the Committee will establish the provisions of each stock option, including:

•	the exercise price (which cannot be less than fair market value),

•	whether it is a non-qualified or incentive stock option,

•	the terms and conditions for exercise of the option; and

•	the duration of the option, although, except for nonqualified options granted to Participants who are not U.S. residents, no option will be exercisable more than 10 years after the date of grant.

However, there are certain requirements under the Code that apply to incentive stock options, including requirements that incentive stock options: (1) must have an exercise price per share of stock of not less than 100% of the fair market value on the date of grant; (2) may only be granted to employees; and (3) may not have a term longer than ten years after the date of grant. In the case of an incentive stock option granted to an individual who owns, or is deemed to own, at least 10% of the total combined voting power of all classes of our stock, the exercise price must be at least 110% of the fair market value of the stock underlying the subject options on the date of grant, and the incentive stock option must expire no later than the fifth anniversary of the date of its grant.

The exercise price for options, together with any applicable tax required to be withheld, must be paid in full at the time of exercise:

•	by cash or cash equivalents,

•	by shares previously owned by the participant valued at fair market value on the date of exercise,

•	by a broker-assisted cashless exercise procedure,

•	by a combination of any of the above methods, or

•	by any other method approved or accepted by the Committee.

Stock Appreciation Rights.  SARs granted by the Committee will provide for payments to the holder based upon increases in the price of our common stock over a set base price. Payment for SARs may be made in cash or shares or in a combination of cash and shares, as determined by the Committee at the time of grant. A SAR may be granted either in conjunction with an option or independently. At the time of grant, the Committee will establish the provisions of each SAR, including:

•	the base price (which cannot be less than fair market value),

•	the terms and conditions for exercise of the SAR; and

•	the duration of the SAR, although, except for SARS granted to Participants who are not U.S. residents, no SAR will be exercisable more than 10 years after the date of grant.

Otherwise, the Amended Omnibus Plan does not impose any restriction on the exercise of SARs or the amount of gain that can be realized. However, the Committee may restrict the shares received upon exercise of a SAR.

Restricted Stock.   Restricted stock is the grant of shares that are nontransferable and may be subject to substantial risk of forfeiture until specific conditions are met. During the period of restriction, Participants holding shares of restricted stock may have full voting and dividend rights with respect to the shares. The restrictions on the restricted stock will lapse based upon conditions determined by the Committee at the time of grant. The restrictions can be time- or performance-based, including based on the performance criteria described in “Performance Units/ Performance Shares” below.

Restricted Stock Units.  Restricted stock units give the Participant the right to receive shares at some designated time in the future, subject to the satisfaction of conditions determined by the Committee at the time of grant. The conditions can be time- or performance-based, including based on the performance criteria described in “Performance Units/Performance Shares” below.

Performance Units/ Performance Shares.   Performance Units give the Participant the right to receive an amount designated as a “unit” at the end of a specified performance period, provided that specified performance measures are satisfied. Performance Shares give the Participant the right to receive shares or cash based on the value of shares of our common stock at the end of a specified performance period, provided that specified performance measures are satisfied. The performance periods and performance measures are determined by the Committee at the time of grant, but the performance measures are limited to the following performance measures:

•	Net earnings or net income (before or after taxes);

•	Earnings per share;

•	Net sales or revenue growth;

•	Net operating profit;

•	Return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales or revenue);

•	Cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity and cash flow return on investment);

•	Earnings before or after taxes, interest, depreciation and/or amortization;

•	Gross or operating margins;

•	Productivity ratios;

•	Share price (including, but not limited to, growth measures and total shareholder return);

•	Expense targets;

•	Cost reductions or savings;

•	Performance against operating budget goals;

•	Margins;

•	Operating efficiency;

•	Funds from operations;

•	Market share;

•	Customer satisfaction;

•	Working capital targets; and

•	Economic value added or EVA® (net operating profit after tax minus the sum of capital multiplied by the cost of capital).

Any performance measures may be used to measure, in absolute terms, our performance as a whole or the performance of any of our subsidiaries, affiliates or business units, or any combination of them, as the Committee determines to be appropriate. Alternatively, the performance measures may be used to measure performance as compared to any incremental increase, or as compared to the performance of a group of comparator companies, or to any published or special index that the Committee deems appropriate.

Other Cash Based and Other Stock Based Awards.   From time to time, the Committee may grant Awards denominated in cash or other types of equity-based or equity-related awards that are not otherwise described above. Awards may be designed to comply with or take advantage of applicable local laws of jurisdictions other than the U.S. These other Awards will have such terms as the Committee determines at the time and may include payment upon meeting performance goals based on the performance measures described under “Performance Units/Performance Shares” above.

Nonemployee Director Awards.  The Nominating and Governance Committee of the Board of Directors may establish the amount and types of Awards that may be granted to our nonemployee directors on a periodic and nondiscriminatory basis, as well as any additional amounts based upon:

•	The number of committees of the Board on which a director serves,

•	Service as chair of a committee of the Board,

•	Service as Chair of the Board, and

•	First election or appointment to the Board.

The terms of the Awards shall be set by the Nominating and Governance Committee, but cannot otherwise be inconsistent with the terms of the Amended Omnibus Plan.

Dividend Equivalents.  Dividend equivalents give the participant the right to receive dividends on stock subject to another type of Award, or, if the grant is independent of another Award, on a number of shares set by the Committee at the time of the grant of the dividend equivalent. A dividend equivalent may be payable at the same time dividends are otherwise payable on the shares or at the time the shares subject to a corresponding Award are otherwise deliverable, if later. No dividend equivalents may be granted with respect to Awards of Options or SARs.

Change in Control.  All options and SARs will become fully vested and exercisable, and all other Awards that are not then vested but vest based solely upon continued service to or employment with Libbey will become vested and payable in full, upon the occurrence of a change in control (as defined in the Amended Omnibus Plan), unless the Participant is provided with a replacement award that relates to a publicly traded security with a value and terms and conditions that are at least equal to the value of the Award being replaced. In connection with any change in control, the Committee, in its sole discretion, may (1) provide for the cancellation or termination of any Award in exchange for a cash payment (or delivery of shares of stock, other securities or a combination of stock or other securities equivalent to the cash payment), or (2) provide that the time period in which a Participant may exercise options or SARs shall be extended, but not beyond the original expiration date.

Miscellaneous Provisions.  Generally, no Award granted under the Amended Omnibus Plan may be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution, unless and until the Award has been exercised, or the shares underlying the Awards have been issued, and all restrictions applicable to the shares have lapsed. The Committee may allow Awards other than incentive stock options to be transferred without value subject to such terms and conditions as the Committee may prescribe.

We may deduct or withhold, or require a Participant to remit, the minimum statutory amount of taxes required to be withheld under federal, state, local or foreign law upon a taxable event occurring under the Amended Omnibus Plan or any Award. A Participant may elect irrevocably to satisfy his or her withholding requirement by having us withhold shares otherwise deliverable under the Award. The number of shares to be withheld must have a fair market value equal to the tax required to be withheld.

The Amended Omnibus Plan must be approved by the shareholders. If approved, the Amended Omnibus Plan will become effective upon approval. No Awards may be granted under the Amended Omnibus Plan after ten years from its effective date, but any Awards outstanding upon its termination will remain effective for the remainder of their term.

The Committee may specify in the Award that a Participant will forfeit the Award, or any previously delivered shares, due to termination for cause or for violation of our material policies or any noncompete, confidentially or other restrictive covenants by which the Participant is bound. The issuance of shares pursuant to an Award will be subject to compliance with all laws, rules and regulations of any governmental agency or securities exchange.

What are the Federal income tax consequences of the Amended Omnibus Plan and Awards made under it?

The tax consequences of the Amended Omnibus Plan under current U.S. federal law are summarized in the following discussion. This discussion is limited to the general tax principles applicable to the Amended Omnibus Plan, and is intended for general information only. State and local income taxes, as well as foreign income taxes, are not discussed. Tax laws are complex and subject to change and may vary depending on individual circumstances and from locality to locality. The tax information summarized is not tax advice.

Nonqualified Stock Options.  For U.S. federal income tax purposes, an optionee generally will not recognize taxable income at the time a non-qualified stock option is granted under the Amended Omnibus Plan. Upon exercise of a non-qualified stock option, the optionee will recognize ordinary income, and we generally will be entitled to a deduction. The amount of income recognized (and the amount deductible by Libbey) generally will be equal to the excess, if any, of the fair market value of the shares at the time of exercise over the aggregate exercise price paid for the shares, regardless of whether the exercise price is paid in cash or in shares or other property. An optionee’s basis for the stock for purposes of determining his or her gain or loss upon a subsequent disposition of the shares generally will be the fair market value of the stock on the date of exercise of the non-qualified stock option, and any subsequent gain or loss generally will be taxable as capital gain or loss.

Incentive Stock Options.  An optionee generally will not recognize taxable income either at the time an incentive stock option is granted or when it is exercised. However, the amount by which the fair market value of the shares at the time of exercise exceeds the exercise price will be an “item of tax preference” to the optionee for purposes of alternative minimum tax. Generally, upon the sale or other taxable disposition of the shares acquired upon exercise of an incentive stock option, the optionee will recognize taxable income. If shares acquired upon the exercise of an incentive stock option are held for the longer of two years from the date of grant or one year from the date of exercise, the gain or loss (in an amount equal to the difference between the fair market value on the date of sale and the exercise price) upon disposition will be treated as a long-term capital gain or loss, and we will not be entitled to any deduction. If this holding period is not met and the stock is sold for a gain, then the difference between the option price and the fair market value of the stock on the date of exercise will be taxed as ordinary income, and any gain over that will be eligible for long- or short-term capital gain treatment. If the holding period is not met and the shares are disposed of for less than the fair market value on the date of exercise, then the amount of ordinary income is limited to the excess, if any, of the amount realized over the exercise price paid. We generally will be entitled to a deduction in the amount of any ordinary income recognized by the optionee.

Stock Appreciation Rights.  No taxable income is generally recognized upon the receipt of a SAR. Upon exercise of a SAR, the cash or the fair market value of the shares received generally will be taxable as ordinary income in the year of such exercise. Libbey generally will be entitled to a compensation deduction for the same amount that the recipient recognizes as ordinary income.

Restricted Stock.  A Participant to whom restricted stock is issued generally will not recognize taxable income upon the issuance of the restricted stock, and we generally will not then be entitled to a deduction, unless the Participant makes an election under Section 83(b) of the Code. However, when restrictions on shares of restricted stock lapse and the shares are no longer subject to a substantial risk of forfeiture, the Participant generally will recognize ordinary income, and we generally will be entitled to a deduction for an amount equal to the excess of the fair market value of the shares at the date the restrictions lapse over the purchase price of the shares. If the Participant makes an election under Section 83(b) of the Code, then the Participant generally will recognize ordinary income at the date of issuance equal to the excess, if any, of the fair market value of the shares at that date over the purchase price for the shares, and we will be entitled to a deduction for the same amount.

Restricted Stock Unit.  A Participant will generally not recognize taxable income upon the grant of a restricted stock unit. However, when the shares are delivered to the Participant, the value of the shares at that time will be taxable to the Participant as ordinary income. Generally, Libbey will be entitled to a deduction for an amount equal to the amount of ordinary income recognized by the Participant.

Performance Unit/ Performance Shares.  A Participant who has been granted an Award of performance units or performance stock generally will not recognize taxable income at the time of grant, and Libbey will not be entitled to a deduction at that time. When an award is paid, whether in cash or shares, the Participant generally will recognize ordinary income, and Libbey will be entitled to a corresponding deduction.

Section 162(m) Limitation.  In general, under Section 162(m), income tax deductions of publicly-held corporations may be limited to the extent total compensation (including base salary, annual bonus, stock option exercises and non-qualified benefits paid) for certain executive officers exceeds $1,000,000 (less the amount of any “excess parachute payments” as defined in Section 280G of the Code) in any one year. However, under Section 162(m), the deduction limit does not apply to certain “performance-based compensation” that is established by an independent compensation committee and that is adequately disclosed to, and approved by, shareholders. In particular, Awards of stock options and SARs under the Amended Omnibus Plan will satisfy the “performance-based compensation” exception if the awards are made by a qualifying compensation committee, the Amended Omnibus Plan sets the maximum number of shares that can be granted to any person within a specified period and the compensation is based solely on an increase in the stock price after the grant date (i.e., the option exercise price is equal to or greater than the fair market value of the stock subject to the award on the grant date). Awards of restricted stock, restricted stock units, performance units, performance share and other cash-based or equity-based awards granted under the Amended Omnibus Plan may qualify as “qualified performance-based compensation” for purposes of Section 162(m) if the Awards are granted or vest upon pre-established objective performance measures based on the performance goals described above under “Performance Units/ Performance Shares.”

We have attempted to structure the Amended Omnibus Plan in such a manner that the Committee can establish the terms and conditions of Awards granted under the Amended Omnibus Plan so that the remuneration attributable to the Awards will be subject to the $1,000,000 limitation. We have not, however, requested a ruling from the IRS or an opinion of counsel regarding this issue. This discussion will neither bind the IRS nor preclude the IRS from taking a contrary position with respect to the Amended Omnibus Plan.

Plan Benefits

The number of Awards that an employee may receive under the Amended Omnibus Plan is in the discretion of the Committee and therefore generally cannot be determined in advance. However, as indicated above under “Why is Libbey submitting the Amended Omnibus Plan for shareholder approval?”, we did not have sufficient shares remaining available for issuance under the Omnibus Plan to make the grants of RSUs that our Compensation Committee approved in February 2010. In addition, we anticipate that, on the date of our 2010 Annual Meeting of shareholders, we will award stock valued at $40,000 to each non-employee director. Accordingly, the following table sets forth (a) awards that were approved by the Compensation Committee on February 8, 2010, subject to approval by our shareholders of the Amended Omnibus Plan, and (b) awards to be made to our non-employee directors on May 6, 2010:

NEW PLAN BENEFITS

Amended and Restated Libbey Inc.
2006 Omnibus Incentive Plan

		Number of
	Dollar Value	Units
Name and Position(1)	($)(2)	(#)(3)

G. Geswein	220,879	16,861
J. Meier	812,488	62,022
R. Reynolds	408,733	31,201
R. Rubio	268,209	20,474
All Executive Officers as a Group	2,499,532	190,804
Non-Executive Officers as a Group	72,613	5,543
Non-Employee Directors as a Group	320,000	24,427

(1)	Mr. Wilkes resigned effective December 31, 2009. Accordingly, we do not expect to make any awards to him under the Amended Omnibus Plan.

(2)	With respect to awards to the executive officers, the value was determined using the closing price of our common stock on the NYSE Amex exchange on February 8, 2010, the date on which the Compensation Committee approved the awards. With respect to the awards to the non-employee directors, the value is the intended value of $40,000 for each of our eight non-employee directors.

(3)	With respect to awards to the executive officers, the number of units is the actual number of RSUs approved by the Compensation Committee on February 8, 2010. With respect to awards to the non-employee directors, the number of units is estimated based upon the closing price of our common stock on the NYSE Amex exchange on March 19, 2010.

Compensation Plans

The following table provides certain information, as of December 31, 2009, about our common stock that may be issued under our existing equity compensation plans:

Equity Compensation Plan Information

	Number of Securities		Number of Securities
	to be Issued upon	Weighted-Average	Remaining Available
	Exercise of	Exercise Price of	for Future Issuance
	Outstanding Options,	Outstanding Options,	Under Equity
Plan Category	Warrants and Rights	Warrants and Rights	Compensation Plans(1)
	(a)	(b)	(c)

Equity compensation plans approved by security holders	1,652,867	$17.15	303,743
Equity compensation plans not approved by security holders	0	0	0

Total	1,652,867	$17.15	303,743

(1)	Of the securities remaining available for future issuance as of December 31, 2009, grants for 182,807 securities were made by the Compensation Committee in February 2010.

As of March 19, 2010, the number of securities to be issued upon exercise of outstanding stock options granted under our 2006 Omnibus Incentive Plan was 1,835,674, as to which the weighted average exercise price was $20.6073 and the weighted average life was 5.87 years.

The Board of Directors recommends a vote FOR this proposal.

PROPOSAL 3 — RATIFICATION OF AUDITORS

The Audit Committee has appointed Ernst & Young LLP to serve as our independent auditors for our 2010 fiscal year. Although ratification by the shareholders is not required by law, the Board of Directors believes that you should be given the opportunity to express your views on the subject. Unless otherwise directed, proxies in the accompanying form will be voted for ratification.

The Board of Directors recommends a vote FOR this proposal.

OTHER BUSINESS

As of the date of this proxy statement, neither the Board nor management knows of any other business that will be presented for consideration at the Annual Meeting. However, if other proper matters are presented at the meeting, it is the intention of the proxy committee to take such action as shall be in accordance with their judgment on such matters. All other matters to be voted upon by shareholders will require a majority vote of common stock represented in person or by proxy.

GENERAL INFORMATION

Availability of List of Shareholders:

A complete list of shareholders entitled to vote at the Annual Meeting will be maintained at the Company’s principal executive offices at 300 Madison Avenue, Toledo, Ohio for a period of at least 10 days prior to the Annual Meeting.

Solicitation Costs:

The Company has retained Georgeson Shareholder to solicit the submission of proxies authorizing the voting of shares in accordance with the Board of Directors’ recommendations. The Company has agreed to pay a fee of $8,000, plus expenses for out-of-pocket costs for Georgeson’s services. Certain of the Company’s officers and employees may solicit the submission of proxies authorizing the voting of shares in accordance with the Board of Directors’ recommendations, but no additional remuneration will be paid by the Company for the solicitation of those proxies. Such solicitations may be made by personal interview, telephone or telegram. Arrangements have been made with Broadridge Investor Communication Solutions, Inc. to perform a broker-nominee search. Arrangements also have been made with brokerage firms and others for the forwarding of proxy solicitation materials to the beneficial owners of common stock, and the Company will reimburse them for reasonable out-of-pocket expenses incurred in connection therewith. The Company will pay the cost of preparing and mailing this proxy statement and other costs of the proxy solicitation made by the Company’s Board of Directors.

Reports to Shareholders:

The Company has mailed this proxy statement and a copy of its 2009 Annual Report to each shareholder entitled to vote at the Annual Meeting. Included in the 2009 Annual Report are the Company’s consolidated financial statements for the year ended December 31, 2009.

A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, including the financial statement schedules, as filed with the Securities and Exchange Commission, may be obtained without charge by sending a written request to Libbey Inc., Attention: Investor Relations, Kenneth A. Boerger, Vice President and Treasurer, 300 Madison Avenue, P.O. Box 10060, Toledo, Ohio 43699-0060.

By Order of the Board of Directors,

SUSAN ALLENE KOVACH, Secretary

Toledo, Ohio
March 30, 2010

Appendix A

Amended and Restated Libbey Inc.
2006 Omnibus Incentive Plan

Effective May~~4~~6, ~~2006~~2010

Amended and Restated Libbey Inc. 2006 Omnibus

Incentive Plan

Article 1. Establishment, Purpose, and Duration

1.1 Establishment.  Libbey Inc., a Delaware corporation (the “Company”), establishes an incentive compensation plan to be known as the Amended and Restated Libbey Inc. 2006 Omnibus Incentive Plan (the “Plan”), as set forth in this document. The Plan amends and restates the Libbey Inc. 2006 Omnibus Incentive Plan (the “2006 Plan”).

This Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Cash-Based Awards and Other Stock-Based Awards.

This Plan shall become effective upon shareholder approval (the “Effective Date”) and shall remain in effect as provided in Section 1.3 hereof.

1.2 Purpose of this Plan.  The purpose of this Plan is to enable the Company to obtain and retain the services of Employees and Non-employee Directors considered essential to the long-range success of the Company, to provide a means whereby Employees and Non-employee Directors develop a sense of proprietorship and personal involvement in the development and financial success of the Company, and to encourage them to devote their best efforts to the business of the Company, thereby advancing the interests of the Company and its shareholders.

1.3 Duration of this Plan.  Unless sooner terminated as provided in this Plan, this Plan shall terminate ten (10) years from the Effective Date. After this Plan is terminated, no Awards may be granted, but Awards previously granted shall remain outstanding in accordance with their applicable terms and conditions and this Plan’s terms and conditions. Notwithstanding the foregoing, no Incentive Stock Options may be granted more than ten (10) years after the earlier of (a) adoption of this Plan by the Board, or (b) the Effective Date.

Article 2. Definitions

Whenever used in this Plan, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized.

2.1 “Affiliate” means any corporation or other entity (including, but not limited to, a partnership or a limited liability company) that is affiliated with the Company through stock or equity ownership, or otherwise, and is designated as an Affiliate for purposes of this Plan by the Committee. For purposes of granting Options or Stock Appreciation Rights, an entity may not be considered an Affiliate if it results in noncompliance with Code Section 409A.

2.2 “Annual Award Limit” or “Annual Award Limits” has the meaning set forth in Section 4.3.

2.3 “Award” means, individually or collectively, a grant under this Plan of Nonqualified Stock Options, Incentive Stock Options, SARs, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Cash-Based Awards or Other Stock-Based Awards, in each case subject to the terms of this Plan.

2.4 “Award Agreement” or “Agreement” means either (i) a written agreement entered into by the Company and a Participant setting forth the terms and provisions applicable to an Award granted under this Plan or (ii) a written statement issued by the Company to a Participant describing the terms and provisions of the Award, including any amendment or modification thereof. The Committee may provide for the use of electronic, internet or other non-paper Award Agreements and the use of electronic, internet or other non-paper means for the acceptance of the Award Agreements and actions under them by a Participant.

2.5 “Beneficial Owner” or “Beneficial Ownership” has the meaning ascribed to that term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

2.6 “Board” or “Board of Directors” means the Board of Directors of the Company.

2.7 “Cash-Based Award” means an Award, denominated in cash, granted to a Participant as described in Article 10.

2.8 “Change in Control” means any of the following events:

(a) Any Person (as defined below) is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing twenty percent (20%) or more of the combined voting power of the Company’s then-outstanding securities. For purposes of this Plan, the term “Person” is used as that term is used in Sections 13(d) and 14(d) of the Exchange Act; provided, however, that the term shall not include (i) the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or (ii) any corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company, and provided further that this subsection (a) shall not apply to any Person who is the Beneficial Owner, directly or indirectly, of securities of the Company representing twenty percent (20%) or more of the combined voting power of the Company’s then-outstanding securities as of the Effective Date of this Plan if and for so long as that Person does not beneficially own, or increase its beneficial ownership to, twenty-five percent (25%) or more of the combined voting power of the Company’s then-outstanding securities;

(b) During any period of two (2) consecutive years beginning after the Effective Date of this Plan, Continuing Directors (excluding any Directors designated by a Person who has entered into an agreement with the Company to effect a transaction described in Sections 2.8(a), (c) or (d)) cease for any reason to constitute at least a majority of the Board;

(c) The consummation of a merger or consolidation of the Company with any other corporation or other entity, unless, after giving effect to the merger or consolidation, the voting securities of the Company outstanding immediately prior to the merger or consolidation continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than sixty-six and two-thirds percent (66 2/3%) of the combined voting power of the voting securities of the Company or the surviving entity outstanding immediately after the merger or consolidation; or

(d) ~~The shareholders of the Company approve~~ Consummation of a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets~~; or~~.

~~(e) Any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing ten percent (10%) or more of the combined voting power of the Company’s then-outstanding securities (a “10% Owner”) and (i) the identity of the Chief Executive Officer of the Company is changed during the period beginning sixty (60) days before the attainment of the ten percent (10%) Beneficial Ownership and ending two (2) years thereafter or (ii) individuals constituting at least one-third (1/3) of the Directors at the beginning of the period cease for any reason to serve as Directors during the period beginning sixty (60) days before the attainment of the ten percent (10%) Beneficial Ownership and ending two (2) years thereafter; provided, however, that this subsection (e) shall not apply to any Person who is a ten percent (10%) Owner as of the Effective Date of this Plan so long as that Person does not increase its Beneficial Ownership by five percent (5%) or more over the percentage owned by that Person as of the Effective Date of the Plan.~~

2.9 “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time. For purposes of this Plan, references to sections of the Code shall be deemed to include references to any applicable regulations under the Code and any successor or similar provision.

2.10 “Committee” means the Compensation Committee of the Board or a subcommittee thereof, or any other committee designated by the Board to administer this Plan. The members of the Committee shall be appointed from time to time by, and shall serve at the discretion of, the Board. If the Committee does not exist or cannot function for any reason, the Board may take any action under the Plan that otherwise would be the responsibility of the Committee.

2.11 “Company” means Libbey Inc., a Delaware corporation, and any successor to as provided in Article 20.

2.12 “Continuing Directors” means individuals who both (a) as of the end of the period in question are Directors of the Company or whose election or nomination for election by the Company’s shareholders has been approved by a vote of at least two-thirds (2/3) of the Directors of the Company then in office and (b) either (i) at the beginning of the period in question or (ii) after the beginning but prior to the end of the period in question were Directors of the Company or whose election or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds (2/3) of the Directors of the Company in office at the beginning of the period.

2.13 “Covered Employee” means any Employee who is or may become a “Covered Employee,” as defined in Code Section 162(m), and who is designated, either as an individual Employee or class of Employees, by the Committee within the shorter of (i) ninety (90) days after the beginning of the Performance Period or (ii) twenty-five percent (25%) of the Performance Period has elapsed, as a “Covered Employee” under this Plan for the applicable Performance Period.

2.14 “Director” means any individual who is a member of the Board of Directors of the Company.

2.15 “Dividend Equivalent” means a right to receive the equivalent value (in cash or Shares) of dividends paid on common stock, awarded under Article 14.

2.16 “DRO” means a domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules under such statute.

2.17 “Effective Date” has the meaning set forth in Section 1.1.

2.18 “Employee” means any individual designated as an employee of the Company, its Affiliates and/or its Subsidiaries on the payroll records thereof.

2.19 “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

2.20 “Extraordinary Items” means (i) extraordinary, unusual and/or nonrecurring items of gain or loss; (ii) gains or losses on the disposition of a business; (iii) changes in tax or accounting regulations or laws; or (iv) the effect of a merger or acquisition. Extraordinary Items must be identified in the audited financial statements, including footnotes, or Management Discussion and Analysis section of the Company’s annual report.

2.21 “Fair Market Value” or “FMV” means a price that is based on the opening, closing, actual, high, low or average selling prices of a Share reported on the New York Stock Exchange (“NYSE”) or other established stock exchange (or exchanges) on the applicable date, the preceding trading day, the next preceding trading day, the next succeeding trading day or an average of trading days, as determined by the Committee in its discretion. Unless the Committee determines otherwise, Fair Market Value shall be deemed to be equal to the closing price of a Share on the ~~trading day previous to the~~ applicable date, or if shares were not traded on the ~~trading day previous to the~~ applicable date, then on the~~next~~ preceding trading day. If Shares are not publicly traded at the time a determination of their value is required to be made under this Plan, then the determination of their Fair Market Value shall be made by the Committee in such manner as it deems appropriate, provided that, in the case of Options and Stock Appreciation Rights, the determination shall be made in compliance with Code Section 409A. The definition(s) of FMV shall be specified in each Award Agreement and may differ depending on whether FMV is in reference to the grant, exercise, vesting, settlement or payout of an Award.

2.22 “Full Value Award” means an Award other than in the form of an ISO, NQSO or SAR.

2.23 “Grant Price” means the price established at the time of grant of an SAR pursuant to Article 7.

2.24 “Incentive Stock Option” or “ISO” means an Option that is granted under Article 6 to an Employee, that is designated as an Incentive Stock Option and that is intended to meet the requirements of Code Section 422 or any successor provision.

2.25 “Insider” means an individual who is, on the relevant date, an officer or Director of the Company, or the Beneficial Owner of more than ten percent (10%) of any class of the Company’s equity securities that are registered pursuant to Section 12 of the Exchange Act, as determined by the Board in accordance with Section 16 of the Exchange Act.

2.26 “Nominating and Governance Committee” means the Nominating and Governance Committee of the Board or a subcommittee thereof, or any other committee designated by the Board to administer the pay of Non-employee Directors pursuant to this Plan. The members of the Committee shall be appointed from time to time by, and shall serve at the discretion of, the Board. If the Nominating and Governance Committee does not exist or cannot function for any reason, the Board may take any action under the Plan that otherwise would be the responsibility of the Nominating and Governance Committee.

2.27 “Non-employee Director” means a Director who is not an Employee.

2.28 “Nonemployee Director Award” means any NQSO, SAR or Full Value Award granted, whether singly, in combination, or in tandem, to a Non-employee Director.

2.29 “Nonqualified Stock Option” or “NQSO” means an Option that is not intended to meet the requirements of Code Section 422 or that otherwise does not meet those requirements.

2.30 “Option” means an option granted to a Participant to purchase the Company’s Shares, including an Incentive Stock Option or a Nonqualified Stock Option, as described in Article 6.

2.31 “Option Price” means the price at which a Participant may purchase a Share pursuant to an Option.

2.32 “Other Stock-Based Award” means an equity-based or equity-related Award that is not otherwise described by the terms of this Plan and that is granted pursuant to Article 10.

2.33 “Participant” means any eligible individual, as determined in accordance with Article 5, to whom an Award is granted.

2.34 “Performance-Based Compensation” means compensation under an Award that is intended to satisfy the requirements of Code Section 162(m) for certain performance-based compensation paid to Covered Employees. However, nothing in this Plan shall be construed to mean that an Award that does not satisfy the requirements for performance-based compensation under Code Section 162(m) does not constitute performance-based compensation for other purposes, including Code Section 409A.

2.35 “Performance Measures” means the measures, as described in Article 12, on which the performance goals are based. Performance Measures must be approved by the Company’s shareholders pursuant to this Plan in order to qualify Awards as Performance-Based Compensation.

2.36 “Performance Period” means the period of time during which the performance goals must be met in order to determine the degree of payout and/or vesting with respect to an Award.

2.37 “Performance Share” means an Award that is granted pursuant to Article 9, is subject to the terms of this Plan and is denominated in Shares, the value of which at the time it is payable is determined as a function of the extent to which the corresponding performance criteria have been achieved.

2.38 “Performance Unit” means an Award that is granted pursuant to Article 9, is subject to the terms of this Plan and is denominated in units, the value of which at the time it is payable is determined as a function of the extent to which corresponding performance criteria have been achieved.

2.39 “Period of Restriction” means the period during which Restricted Stock or Restricted Stock Units are subject to a substantial risk of forfeiture based on the passage of time, the achievement of performance goals or the occurrence of other events as determined by the Committee, in its discretion, as provided in Article 8.

2.40 “Plan” means the Libbey Inc. 2006 Omnibus Incentive Plan.

2.41 “Plan Year” means the calendar year.

2.42 “Prior Plan~~s~~” means the ~~Libbey Inc. Amended and Restated Stock Option Plan for Key Employees and the~~ Amended and Restated 1999 Equity Participation Plan of Libbey Inc.

2.43 “Restricted Stock” means an Award granted to a Participant pursuant to Article 8.

2.44 “Restricted Stock Unit” means an Award that is granted to a Participant pursuant to Article 8 but as to which no Shares actually are awarded to the Participant on the date of grant.

2.45 “Share” means a share of common stock of the Company, $.01 par value per share.

2.46 “Stock Appreciation Right” or “SAR” means an Award, designated as a SAR, pursuant to the terms of Article 7.

2.47 “Subsidiary” means any corporation or other entity, whether domestic or foreign, in which the Company directly or indirectly owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock.

2.48 “Substitute Award” means an Award granted under this Plan upon the assumption of, or in substitution for, outstanding equity awards previously granted by a company or other entity in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or stock; provided, however, that in no event shall the term “Substitute Award” be construed to refer to an Award made in connection with the cancellation and repricing of an Option or SAR.

2.49 “Termination of Employment” means the time when the Employee-employer relationship between a Participant and the Company or any Subsidiary is terminated for any reason, with or without cause. Termination of Employment includes, but is not limited to, termination by resignation, discharge, death, disability or retirement, but excludes, at the discretion of the Committee, (a) termination where there is a simultaneous reemployment or continuing employment of a Participant by the Company or any Subsidiary, (b) termination that results in temporary severance of the Employee-employer relationship, and (c) termination where there is simultaneous establishment of a consulting relationship by the Company or a Subsidiary with a former Employee. The Committee, in its absolute discretion, shall determine the effect of all matters and questions relating to Termination of Employment, including, without limitation, the question of whether a Termination of Employment resulted from a discharge for good cause, and all questions of whether a particular leave of absence constitutes a Termination of Employment; provided, however, that, with respect to Incentive Stock Options, unless otherwise determined by the Committee in its discretion, a leave of absence, change in status from an Employee to an independent contractor, or other change in the Employee-employer relationship shall constitute a Termination of Employment if and to the extent that the leave of absence, change in status or other change interrupts employment for the purposes of Section 422(a)(2) of the Code and the then applicable regulations and revenue rulings under that Section of the Code.

Article 3. Administration

3.1 General.  The Committee shall be responsible for administering this Plan, subject to this Article 3 and the other provisions of this Plan. The Committee may employ attorneys, consultants, accountants, agents and other individuals, any of whom may be an Employee, and the Committee, the Company and its officers and Directors shall be entitled to rely upon the advice, opinions, or valuations of any such individuals. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Participants, the Company, and all other interested individuals.

3.2 Authority of the Committee.  The Committee shall have full and exclusive discretionary power to interpret the terms and the intent of this Plan and any Award Agreement or other agreement or document ancillary to or in connection with this Plan, to determine eligibility of Employees for Awards and to adopt such rules, regulations, forms, instruments and guidelines for administering this Plan as the Committee may deem necessary or proper. That authority shall include, but not be limited to, selecting which Employees are Award recipients, establishing all Award terms and conditions, including the terms and conditions set forth in Award Agreements, granting Awards as an alternative to or as the form of payment for grants or rights earned or due under compensation plans or arrangements of the Company, construing any ambiguous provision of the Plan or any Award Agreement, and, subject to Article 18, adopting modifications and amendments to this Plan or any Award Agreement, including without limitation, any that are necessary to comply with the laws of the countries and other jurisdictions in which the Company, its Affiliates and/or its Subsidiaries operate.

3.3 Delegation.  The Committee may delegate to one or more of its members or to one or more officers of the Company, and/or its Subsidiaries and Affiliates, or to one or more agents or advisors, such administrative duties or powers as the Committee may deem advisable, and the Committee or any individuals to whom it has delegated duties or powers may employ one or more individuals to render advice with respect to any responsibility the Committee or those individuals may have under this Plan. The Committee may, by resolution, authorize one or more officers of the Company to do one or both of the following on the same basis as can the Committee: (a) designate Employees to be recipients of Awards; and (b) determine the size of any such Awards; provided, however, that (i) in the case of Awards to be granted to Employees who are considered Insiders, the Committee shall not delegate these responsibilities to any officer; (ii) the resolution providing the authorization sets forth the total number of Awards the officer(s) may grant; and (iii) the officer(s) shall report periodically to the Committee regarding the nature and scope of the Awards granted pursuant to the delegated authority.

Article 4. Shares Subject to this Plan and Maximum Awards

4.1 Number of Shares Available for Awards.

(a) There is hereby reserved for issuance under the Plan an aggregate of one million four hundred sixty thousand (1,460,000) Shares of Libbey Inc. common stock. The Shares authorized under this Plan are in addition to the number of Shares previously reserved and available for issuance under the Prior Plan~~s~~. In connection with approving~~this~~the 2006 Plan, ~~and contingent upon receipt of shareholder approval of this plan,~~ the Board of Directors~~has~~ approved a merger of the Prior Plan~~s~~ into the 2006 Plan. ~~this plan, so that~~Accordingly, on and after the date this Plan is approved by shareholders, the maximum number of Shares reserved for issuance under this Plan shall not exceed the total number of Shares approved under this Plan and the Shares previously approved and available for issuance under the Prior Plan~~s~~ and the 2006 Plan, reduced by any awards made from the ~~Prior~~2006 Plan~~s~~ during the period beginning January 1, ~~2006~~2010.

(b) The maximum number of Shares that may be issued pursuant to ISOs under this Plan shall be one million~~five~~four hundred sixty thousand (~~1,500,00~~1,460,000) Shares.

(c) The maximum number of Shares that may be granted to Non-employee Directors shall be 150,000 Shares, and no Non-employee Director may receive Awards subject to more than 7,500 Shares in any Plan Year.

(d) Except with respect to a maximum of five percent (5%) of the shares authorized for issuance under this Plan, any Full Value Awards that vest on the basis of the Participant’s continued employment with or service to the Company shall not provide for vesting that is any more rapid than annual pro rata vesting over a three- (3) year period, and any Full Value Awards that vest upon the attainment of performance goals shall provide for a performance period of at least twelve (12) months. Notwithstanding the foregoing, the Committee may permit the acceleration of vesting of Full Value Awards in the event of the Participant’s death, disability or retirement, or in the event of a Change in Control.

4.2 Share Usage.  Shares covered by an Award shall be counted as used only to the extent they are actually issued. Any Shares related to Awards under this Plan or under the Prior Plan~~s~~ or 2006 Plan that terminate by expiration, forfeiture, cancellation or otherwise without the issuance of the Shares, or are settled in cash in lieu of Shares, or are exchanged with the Committee’s permission, prior to the issuance of Shares, for Awards not involving Shares, shall be available again for grant under this Plan. Moreover, if the Option Price of any Option granted under this Plan or the tax withholding requirements with respect to any Award granted under this Plan are satisfied by tendering Shares to the Company (by either actual delivery or by attestation), the tendered Shares shall again be available for grant under this Plan. Furthermore, if a SAR is exercised and settled in Shares, the difference between the total Shares exercised and the net Shares delivered shall again be available for grant under this Plan, with the result being that only the number of Shares issued upon exercise of a SAR are counted against the Shares available. The Shares available for issuance under this Plan may be authorized and unissued Shares or treasury Shares.

4.3 Annual Award Limits.  Unless and until the Committee determines that an Award to a Covered Employee shall not be designed to qualify as Performance-Based Compensation, the following limits (each an “Annual Award Limit” and, collectively, “Annual Award Limits”) shall apply to grants of Awards under this Plan:

(a) Options:  The maximum aggregate number of Shares subject to Options granted in any one Plan Year to any one Participant shall be three hundred thousand (300,000).

(b) SARs:  The maximum number of Shares subject to Stock Appreciation Rights granted in any one Plan Year to any one Participant shall be three hundred thousand (300,000).

(c) Restricted Stock or Restricted Stock Units:  The maximum aggregate grant with respect to Awards of Restricted Stock or Restricted Stock Units in any one Plan Year to any one Participant shall be two hundred thousand (200,000) Shares.

(d) Performance Units or Performance Shares:  The maximum aggregate Award of Performance Units or Performance Shares that a Participant may receive in any one Plan Year shall be two hundred thousand (200,000) Shares, or equal to the value of two hundred thousand (200,000) Shares determined as of the date of payout.

(e) Cash-Based Awards and Other Stock-Based Awards:  The maximum aggregate amount awarded or credited with respect to Cash-Based or Other Stock-Based Awards to any one Participant in any one Plan Year may not exceed the value of three million dollars ($3,000,000) or two hundred thousand (200,000) Shares determined as of the date of payout.

4.4 Adjustments in Authorized Shares.  In the event of any corporate event or transaction (including, but not limited to, a change in the Shares or the capitalization of the Company), such as a merger, consolidation, reorganization, recapitalization, separation, partial or complete liquidation, stock dividend, stock split, reverse stock split, split up, spin-off, or other distribution of stock or property of the Company, combination of Shares, exchange of Shares, dividend in kind, or other like change in capital structure, number of outstanding Shares or distribution (other than normal cash dividends) to shareholders of the Company, or any similar corporate event or transaction, the Committee, in its sole discretion, in order to prevent dilution or enlargement of Participants’ rights under this Plan, shall substitute or adjust, as applicable, the number and kind of Shares that may be issued under this Plan or under particular forms of Awards, the number and kind of Shares subject to outstanding Awards, the Option Price or Grant Price applicable to outstanding Awards, the Annual Award Limits, and other value determinations applicable to outstanding Awards.

The Committee, in its sole discretion, also may make appropriate adjustments in the terms of any Awards under this Plan to reflect or relate to the changes or distributions and to modify any other terms of outstanding Awards, including modifications of performance goals and changes in the length of Performance Periods. Notwithstanding anything in this Plan to the contrary, the Committee may not take any action described in this Section 4.4 if the action would result in a violation of the requirements of Code Section 409A. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under this Plan.

Subject to the provisions of Article 18 and notwithstanding anything else in this Plan to the contrary, the Board or the Committee may authorize the issuance of Awards under this Plan in connection with the assumption of, or substitution for, outstanding benefits previously granted to individuals who become Employees of Libbey Inc. or any Subsidiary as a result of any merger, consolidation, acquisition of property or stock, or reorganization, upon such terms and conditions as the Committee may deem appropriate, subject to compliance with the rules under Code Sections 409A, 422, and 424, as and where applicable. Any Substitute Awards granted under the Plan shall not count against the share limitations set forth in Section 4.3 hereof, to the extent permitted by Section 303A.08 of the Corporate Governance Standards of the New York Stock Exchange.

Article 5. Eligibility and Participation

5.1 Eligibility.  Individuals eligible to participate in this Plan include all Employees and Non-employee Directors.

5.2 Actual Participation.  Subject to the provisions of this Plan, the Committee from time to time may select from all eligible individuals those individuals to whom Awards shall be granted and shall determine, in its sole discretion, the nature of, any and all terms permissible by law with respect to, and the amount of each Award.

Article 6. Stock Options

6.1 Grant of Options.  Subject to the terms and provisions of this Plan, Options may be granted to Participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee in its sole discretion, provided that ISOs may be granted only to eligible Employees of the Company or of any parent or Subsidiary (as permitted under Code Sections 422 and 424). However, an Employee who is employed by an Affiliate and/or Subsidiary may be granted Options only to the extent the Affiliate and/or Subsidiary is part of: (i) the Company’s controlled group of corporations or (ii) a trade or business under common control, as of the date of grant, as determined within the meaning of Code Section 414(b) or 414(c) and substituting for this purpose ownership of at least fifty percent (50%) of the Affiliate and/or Subsidiary to determine the members of the controlled group of corporations and the entities under common control.

6.2 Award Agreement.  Each Option grant shall be evidenced by an Award Agreement that shall specify the Option Price, the maximum duration of the Option, the number of Shares to which the Option pertains, the conditions upon which an Option shall become vested and exercisable, and such other provisions as the Committee shall determine and as are not inconsistent with the terms of this Plan. The Award Agreement also shall specify whether the Option is intended to be an ISO or a NQSO.

6.3 Option Price.  The Option Price for each grant of an Option under this Plan shall be determined by the Committee in its sole discretion and shall be specified in the Award Agreement; provided, however, the Option Price must be at least equal to one hundred percent (100%) of the FMV of the Shares as determined on the date of grant.

Notwithstanding this Section 6.3 to the contrary, in the case of an Option that is a Substitute Award, the price per share of the Shares subject to the Option may be less than the Fair Market Value per Share on the date of grant; provided, however, that X shall not exceed Y, where X is the amount, if any, by which the aggregate Fair Market Value (as of the date the Substitute Award is granted) of the Shares subject to the Substitute Award exceeds the aggregate option price thereof, and Y is the amount, if any, by which the aggregate Fair Market Value (determined by the Committee as of the time immediately preceding the transaction giving rise to the Substitute Awards) of the Shares of the predecessor entity that were subject to the grant assumed or substituted for the Company exceeds the aggregate option price of such Shares.

6.4 Term of Options.  Each Option granted to a Participant shall expire at such time as the Committee shall determine at the time of grant; provided, however, no Option shall be exercisable later than the tenth (10th) anniversary date of its grant. Notwithstanding the foregoing, the Committee has the authority to grant to Participants who are not residents of the United States Nonqualified Stock Options that have a term greater than ten (10) years.

6.5 Exercise of Options.  Options granted under this Article 6 shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve. The terms and restrictions applicable to Options need not be the same for each grant or for each Participant.

6.6 Payment.  Options granted under this Article 6 shall be exercised by the delivery to the Company or an agent designated by the Company of a notice of exercise in a form specified or accepted by the Committee, or by complying with any alternative procedures authorized by the Committee. The notice of exercise shall set forth the number of Shares with respect to which the Option is to be exercised and be accompanied by full payment for the Shares.

Payment of the Option Price shall be a condition to the issuance of the Shares as to which an Option shall be exercised. The Option Price of any Option shall be payable to the Company in full either: (a) in cash or its equivalent; (b) by tendering (either by actual delivery or attestation) previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the Option Price; (c) by a cashless (broker-assisted) exercise; (d) by a combination of (a), (b)  and/or (c); or (e) any other method approved or accepted by the Committee, in its sole discretion.

Subject to any governing rules or regulations, as soon as practicable after receipt of written notification of exercise and full payment (including satisfaction of any applicable tax withholding), the Company shall deliver to the Participant evidence of book entry Shares or, upon the Participant’s request, Share certificates in an appropriate amount based upon the number of Shares purchased under the Option(s).

Unless otherwise determined by the Committee, all payments under all of the methods indicated above shall be paid in United States dollars.

6.7 Restrictions on Share Transferability.  The Committee may impose such restrictions on any Shares acquired pursuant to the exercise of an Option granted under this Article 6 as it may deem advisable, including, without limitation, minimum holding period requirements or restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which the Shares are then listed and/or traded, or under any blue sky or state securities laws applicable to the Shares.

6.8 Termination of Employment.  Each Participant’s Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the Option following Termination of Employment or termination of services to the Company, its Affiliates and/or its Subsidiaries, as the case may be. These provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Options issued pursuant to this Article 6, and may reflect distinctions based on the reasons for termination.

6.9 Notification of Disqualifying Disposition.  If any Participant shall make any disposition of Shares issued pursuant to the exercise of an ISO under the circumstances described in Code Section 421(b) (relating to certain disqualifying dispositions), the Participant shall notify the Company of such disposition within ten (10) days thereof.

6.10 No Other Feature of Deferral.  No Option granted pursuant to this Plan shall provide for any feature for the deferral of compensation other than the deferral of recognition of income until the exercise of the Option.

Article 7. Stock Appreciation Rights

7.1 Grant of SARs.  Subject to the terms and conditions of this Plan, SARs may be granted to Participants at any time and from time to time as shall be determined by the Committee. However, an Employee who is employed by an Affiliate and/or Subsidiary may be granted SARs only to the extent the Affiliate and/or Subsidiary is: (i) part of the Company’s controlled group of corporations or (ii) a trade or business under common control, as of the date of grant, as determined within the meaning of Code Section 414(b) or 414(c) and substituting for this purpose ownership of at least fifty percent (50%) of the

Affiliate and/or Subsidiary to determine the members of the controlled group of corporations and the entities under common control.

Subject to the terms and conditions of this Plan, the Committee shall have complete discretion in determining the number of SARs granted to each Participant and, consistent with the provisions of this Plan, in determining the terms and conditions pertaining to the SARs.

The Grant Price for each grant of a SAR shall be determined by the Committee and shall be specified in the Award Agreement; provided, however, the Grant Price on the date of grant must be at least equal to one hundred percent (100%) of the FMV of the Shares as determined on the date of grant.

Notwithstanding this Section 7.1 to the contrary, in the case of a SAR that is a Substitute Award, the Grant Price of the Shares subject to the SAR may be less than the Fair Market Value per Share on the date of grant; provided, however, that the X shall not exceed Y, where X is the amount, if any, by which the aggregate Fair Market Value (as of the date on which the Substitute Award is granted) of the Shares subject to the Substitute Award exceeds the aggregate Grant Price with respect to the Shares subject to the Substitute Award and Y is the amount, if any, by which the aggregate Fair Market Value (determined by the Committee as of the time immediately preceding the transaction giving rise to the Substitute Awards), of the Shares of the predecessor entity that were subject to the grant assumed or substituted for the Company exceeds the aggregate Grant Price of the Shares.

7.2 SAR Agreement.  Each SAR Award shall be evidenced by an Award Agreement that shall specify the Grant Price, the term of the SAR and such other provisions as the Committee shall determine.

7.3 Term of SAR.  The term of a SAR granted under this Plan shall be determined by the Committee, in its sole discretion, and, except as determined otherwise by the Committee and specified in the SAR Award Agreement, no SAR shall be exercisable later than the tenth (10th) anniversary date of its grant. Notwithstanding the foregoing, the Committee has the authority to grant to Participants who are not residents of the United States SARs that have a term greater than ten (10) years.

7.4 Exercise of SARs.  SARs may be exercised upon whatever terms and conditions the Committee, in its sole discretion, imposes.

7.5 Settlement of SARs.  Upon the exercise of a SAR, a Participant shall be entitled to receive payment from the Company in an amount equal to the product of the excess of the Fair Market Value of a Share on the date of exercise over the Grant Price and the number of Shares with respect to which the SAR is exercised.

At the discretion of the Committee, the payment upon SAR exercise may be in cash, Shares or any combination of cash and Shares, or in any other manner approved by the Committee in its sole discretion. The Committee’s determination regarding the form of SAR payout shall be set forth in the Award Agreement pertaining to the grant of the SAR.

7.6 Termination of Employment.  Each Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the SAR following Termination of Employment with, or provision of services to, the Company, its Affiliates and/or its Subsidiaries, as the case may be. These provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with Participants, need not be uniform among all SARs issued pursuant to this Plan, and may reflect distinctions based on the reasons for termination.

7.7 Other Restrictions.  The Committee shall impose such other conditions and/or restrictions on any Shares received upon exercise of a SAR granted pursuant to this Plan as it may deem advisable or desirable. These restrictions may include, but shall not be limited to, a requirement that the Participant hold the Shares received upon exercise of a SAR for a specified period of time.

7.8 No Other Feature of Deferral.  No SAR granted pursuant to this Plan shall provide for any feature for the deferral of compensation other than the deferral of recognition of income until the exercise of the SAR.

Article 8. Restricted Stock and Restricted Stock Units

8.1 Grant of Restricted Stock or Restricted Stock Units.  Subject to the terms and provisions of this Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock and/or Restricted Stock Units to Participants in such amounts as the Committee shall determine.

8.2 Restricted Stock or Restricted Stock Unit Agreement.  Each grant of Restricted Stock and/or Restricted Stock Units shall be evidenced by an Award Agreement that shall specify the Period(s) of Restriction, the number of Shares of Restricted Stock or the number of Restricted Stock Units granted, and such other provisions as the Committee shall determine.

8.3 Other Restrictions.  The Committee shall impose such other conditions and/or restrictions on any Shares of Restricted Stock or Restricted Stock Units granted pursuant to this Plan as it may deem advisable, including, without limitation, a requirement that Participants pay a stipulated purchase price for each Share of Restricted Stock or each Restricted Stock Unit, restrictions based upon the achievement of specific performance goals, time-based restrictions on vesting following the attainment of the performance goals, time-based restrictions, restrictions under applicable laws or under the requirements of any stock exchange or market upon which the Shares are listed or traded, or holding requirements or sale restrictions placed on the Shares by the Company upon vesting of the Restricted Stock or Restricted Stock Units.

To the extent deemed appropriate by the Committee, the Company may retain the certificates representing Shares of Restricted Stock in the Company’s possession until such time as all conditions and/or restrictions applicable to the Shares have been satisfied or have lapsed.

Except as otherwise provided in this Article 8, Shares of Restricted Stock covered by each Restricted Stock Award shall become freely transferable by the Participant after all conditions and restrictions applicable to the Shares have been satisfied or have lapsed (including satisfaction of any applicable tax withholding obligations), and Restricted Stock Units shall be paid in cash, Shares or a combination of cash and Shares as the Committee, in its sole discretion, shall determine.

8.4 Certificate Legend.  In addition to any legends placed on certificates pursuant to Section 8.3, each certificate representing Shares of Restricted Stock granted pursuant to this Plan may bear a legend such as the following or as otherwise determined by the Committee in its sole discretion:

The sale or transfer of Shares of stock represented by this certificate, whether voluntary, involuntary or by operation of law, is subject to certain restrictions on transfer as set forth in the Libbey Inc. 2006 Omnibus Incentive Plan, and in the associated Award Agreement. A copy of this Plan and the Award Agreement may be obtained from Libbey Inc.

8.5 Voting Rights.  Unless otherwise determined by the Committee and set forth in a Participant’s Award Agreement, to the extent permitted or required by law, Participants holding Shares of Restricted Stock granted pursuant to this Plan may be granted the right to exercise full voting rights with respect to those Shares during the Period of Restriction. A Participant shall have no voting rights with respect to any Restricted Stock Units granted pursuant to this Plan.

8.6 Termination of Employment.  Each Award Agreement shall set forth the extent to which the Participant shall have the right to retain Restricted Stock and/or Restricted Stock Units following Termination of Employment with, or provision of services to, the Company, its Affiliates and/or its Subsidiaries, as the case may be. These provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Shares of Restricted Stock or Restricted Stock Units issued pursuant to this Plan, and may reflect distinctions based on the reasons for termination.

8.7 Section 83(b) Election.  The Committee may provide in an Award Agreement that the Award of Restricted Stock is conditioned upon the Participant making or refraining from making an election with respect to the Award under Code Section 83(b). If a Participant makes an election pursuant to Code Section 83(b) concerning a Restricted Stock Award, the Participant shall be required to file promptly a copy of the election with the Company.

Article 9. Performance Units/Performance Shares

9.1 Grant of Performance Units/Performance Shares.  Subject to the terms and provisions of this Plan, the Committee, at any time and from time to time, may grant Performance Units and/or Performance Shares to Participants in such amounts and upon such terms as the Committee shall determine.

9.2 Value of Performance Units/Performance Shares.  Each Performance Unit shall have an initial value that is established by the Committee at the time of grant. Each Performance Share shall have an initial value equal to the Fair Market Value of a Share on the date of grant. The Committee shall set performance goals in its discretion which, depending on the extent to which they are met, will determine the value and/or number of Performance Units/Performance Shares that will be paid out to the Participant.

9.3 Earning of Performance Units/Performance Shares.  Subject to the terms of this Plan, after the applicable Performance Period has ended, the holder of Performance Units/Performance Shares shall be entitled to receive payout on the value and number of Performance Units/Performance Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance goals have been achieved.

9.4 Form and Timing of Payment of Performance Units/Performance Shares.  Payment of earned Performance Units/Performance Shares shall be as determined by the Committee and as evidenced in the Award Agreement. Subject to the terms of this Plan, the Committee, in its sole discretion, may pay earned Performance Units/Performance Shares in the form of cash or in Shares (or in a combination thereof) equal to the value of the earned Performance Units/Performance Shares at the close of the applicable Performance Period, or as soon as practicable after the end of the Performance Period. Any Shares may be granted subject to any restrictions deemed appropriate by the Committee. The determination of the Committee with respect to the form of payout of the Awards shall be set forth in the Award Agreement pertaining to the grant of the Award.

9.5 Termination of Employment.  Each Award Agreement shall set forth the extent to which the Participant shall have the right to retain Performance Units and/or Performance Shares following Termination of Employment with, or provision of services to, the Company, its Affiliates and/or its Subsidiaries, as the case may be. These provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Awards of Performance Units or Performance Shares issued pursuant to this Plan, and may reflect distinctions based on the reasons for termination.

Article 10. Cash-Based Awards and Other Stock-Based Awards

10.1 Grant of Cash-Based Awards.  Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Cash-Based Awards to Participants in such amounts and upon such terms as the Committee may determine.

10.2 Other Stock-Based Awards.  The Committee may grant other types of equity-based or equity-related Awards not otherwise described by the terms of this Plan (including the grant or promise to deliver or offer for sale of unrestricted Shares) in such amounts and subject to such terms and conditions as the Committee shall determine. Other Stock-Based Awards may involve the transfer of actual Shares to Participants, or payment in cash or otherwise of amounts based on the value of Shares, and may include, without limitation, Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.

10.3 Value of Cash-Based and Other Stock-Based Awards.  Each Cash-Based Award shall specify a payment amount or payment range as determined by the Committee. Each Other Stock-Based Award shall be expressed in terms of Shares or units based on Shares, as determined by the Committee. The Committee may establish performance goals in its discretion. If the Committee exercises its discretion to establish performance goals, the number and/or value of Cash-Based Awards or Other Stock-Based Awards that will be paid out to the Participant will depend on the extent to which the performance goals are met.

10.4 Payment of Cash-Based Awards and Other Stock-Based Awards.  Payment, if any, with respect to a Cash-Based Award or an Other Stock-Based Award shall be made, in accordance with the terms of the Award, in cash or Shares as the Committee determines.

10.5 Termination of Employment.  The Committee shall determine the extent to which the Participant shall have the right to receive Cash-Based Awards or Other Stock-Based Awards following Termination of Employment with, or provision of services to, the Company, its Affiliates and/or its Subsidiaries, as the case may be. These provisions shall be determined in the sole discretion of the Committee, may be included in an agreement entered into with each Participant, need not be uniform among all Awards of Cash-Based Awards or Other Stock-Based Awards issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination.

Article 11. Transferability of Awards

11.1 Transferability.  Except as provided in Section 11.2 below, during a Participant’s lifetime, his or her Awards shall be exercisable only by the Participant. Awards shall not be transferable other than by will or the laws of descent and distribution or, subject to the consent of the Committee, pursuant to a DRO; no Awards shall be subject, in whole or in part, to attachment, execution or levy of any kind; and any purported transfer in violation of this Section 11.1 shall be null and void. The Committee may establish such procedures as it deems appropriate for a Participant to designate a beneficiary to whom any amounts payable or Shares deliverable in the event of, or following, the Participant’s death may be provided.

11.2 Committee Action.  The Committee may, in its discretion, determine that notwithstanding Section 11.1, any or all Awards (other than ISOs) shall be transferable to and exercisable by such transferees, and subject to such terms and conditions, as the Committee may deem appropriate; provided, however, no Award may be transferred for value (as defined in the General Instructions to Form S-8).

Article 12. Performance Measures

12.1 Performance Measures.  The performance goals upon which the payment or vesting of an Award to a Covered Employee that is intended to qualify as Performance-Based Compensation shall be limited to the following Performance Measures:

(a) Net earnings or net income (before or after taxes);

(b) Earnings per share;

(c) Net sales or revenue growth;

(d) Net operating profit;

(e) Return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales or revenue);

(f) Cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity and cash flow return on investment);

(g) Earnings before or after taxes, interest, depreciation and/or amortization;

(h) Gross or operating margins;

(i) Productivity ratios;

(j) Share price (including, but not limited to, growth measures and total shareholder return);

(k) Expense targets;

(l) Cost reductions or savings;

(m) Performance against operating budget goals;

(n) Margins;

(o) Operating efficiency;

(p) Funds from operations;

(q) Market share;

(r) Customer satisfaction;

(s) Working capital targets; and

(t) Economic value added or EVA® (net operating profit after tax minus the sum of capital multiplied by the cost of capital).

Any Performance Measure(s) may be used to measure the performance of the Company, Subsidiary and/or Affiliate as a whole or any business unit of the Company, Subsidiary and/or Affiliate, or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Measures as compared to the performance of a group of comparator companies, or published or special index that the Committee, in its sole discretion, deems appropriate, or the Company may select Performance Measure (j) above as compared to various stock market indices. The Committee also has the authority to provide for accelerated vesting of any Award based on the achievement of performance goals pursuant to the Performance Measures specified in this Article 12.

12.2 Evaluation of Performance.  The Committee may provide in any such Award that any evaluation of performance may include or exclude any of the following events that occurs during a Performance Period: (a) asset write-downs, (b) litigation or claim judgments or settlements, (c) the effect of changes in tax laws, accounting principles or other laws or provisions affecting reported results, (d) any reorganization and restructuring programs, (e) Extraordinary Items, (f) acquisitions or divestitures, and (g) foreign exchange gains and losses. To the extent the inclusions or exclusions affect Awards to Covered Employees, they shall be prescribed in a form that meets the requirements of Code Section 162(m) for deductibility.

12.3 Adjustment of Performance-Based Compensation.  Awards that are intended to qualify as Performance-Based Compensation may not be adjusted upward. The Committee shall retain the discretion to adjust the Awards downward, either on a formula or discretionary basis or any combination, as the Committee determines.

12.4 Committee Discretion.  If applicable tax and/or securities laws change to permit Committee discretion to alter the governing Performance Measures without obtaining shareholder approval of the changes, the Committee shall have sole discretion to make the changes without obtaining shareholder approval provided the exercise of such discretion does not violate Code Section 409A. In addition, if the Committee determines that it is advisable to grant Awards that shall not qualify as Performance-Based Compensation, the Committee may make the grants without satisfying the requirements of Code Section 162(m) and base vesting on Performance Measures other than those set forth in Section 12.1.

Article 13. Non-employee Director Awards

Non-employee Directors may be granted Awards pursuant to this Plan only in accordance with this Article 13. Awards granted to Non-employee Directors pursuant to this Plan shall not be subject to management’s discretion. From time to time, the Nominating and Governance Committee shall set the amount(s) and type(s) of Awards that shall be granted to all Non-employee Directors on a periodic, nondiscriminatory basis pursuant to the Plan, as well as any additional amount(s), if any, to be awarded, also on a periodic, nondiscriminatory basis, based on each of the following: (a) the number of committees of the Board on which a Non-employee Director serves, (b) service of a Non-employee Director as the chair of a committee of the Board, (c) service of a Non-employee Director as Chairman of the Board, or (d) the first selection or appointment of an individual to the Board as a Non-employee Director. Subject to the limits set forth in Section 4.1(c) and the foregoing, the Nominating and Governance Committee shall grant these Awards to Non-employee Directors and any Non-employee Chairman of the Board, and grant new Non-

employee Director Awards, as it shall from time to time determine. The terms and conditions of any grant to any Non-employee Director shall be set forth in an Award Agreement.

Article 14. Dividend Equivalents

Any Participant selected by the Committee may be granted Dividend Equivalents on Shares that are subject to any Award, to be credited as of dividend payment dates, during the period between the date the Award is granted and the date the Award is exercised, vests or expires, as determined by the Committee. However, no Dividend Equivalents may be granted on any Award of Options or SARs.

Article 15. Beneficiary Designation

Each Participant under this Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Plan is to be paid in case of his death before he receives any or all of the benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and shall be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. In the absence of any such beneficiary designation, benefits remaining unpaid or rights remaining unexercised at the Participant’s death shall be paid to or exercised by the Participant’s executor, administrator or legal representative.

Article 16. Rights of Participants

16.1 Employment.  Nothing in this Plan or an Award Agreement shall interfere with or limit in any way the right of the Company, its Affiliates and/or its Subsidiaries to terminate any Participant’s employment or service on the Board or to the Company at any time or for any reason not prohibited by law, nor confer upon any Participant any right to continue his employment or service as a Director for any specified period of time.

Neither an Award nor any benefits arising under this Plan shall constitute an employment contract with the Company, its Affiliates and/or its Subsidiaries. Accordingly, subject to Articles 3 and 18, this Plan and the benefits under it may be terminated at any time in the sole and exclusive discretion of the Committee without giving rise to any liability on the part of the Company, its Affiliates and/or its Subsidiaries.

16.2 Participation.  No individual shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.

16.3 Rights as a Shareholder.  Except as otherwise provided in this Plan, a Participant shall have none of the rights of a shareholder with respect to Shares covered by any Award until the Participant becomes the record holder of the Shares.

Article 17. Change in Control

17.1 Change of Control of the Company.  Notwithstanding any other provision of this Plan to the contrary, the provisions of this Article 17 shall apply in the event of a Change of Control, unless otherwise determined by the Committee in connection with the grant of an Award as reflected in the applicable Award Agreement.

Upon a Change of Control, all then-outstanding Options and SARs shall become fully vested and exercisable immediately, and all other Awards that are not then vested and as to which vesting depends upon only the satisfaction of a service obligation by a Participant to the Company, Subsidiary or Affiliate shall vest in full and be free of restrictions related to the vesting of the Awards, except to the extent that another Award meeting the requirements of Section 17.2 (a ‘‘Replacement Award”) is provided to the Participant to replace the Award in question (the ‘‘Replaced Award”). The treatment of any other Awards shall be as determined by the Committee in connection with the grant thereof, as reflected in the applicable Award Agreement.

Except to the extent that a Replacement Award is provided to the Participant, the Committee may, in its sole discretion: (i) determine that any or all outstanding Awards granted under the Plan, whether or not exercisable, will be canceled and terminated and that in connection with the cancellation and termination the holder of the Award may receive for each Share of Common Stock subject to the Awards a cash payment (or the delivery of shares of stock, other securities or a combination of cash, stock and securities equivalent to the cash payment) equal to the difference, if any, between the consideration received by shareholders of the Company in respect of a Share of Common Stock in connection with the transaction and the product of the purchase price, if any, per share under the Award and the number of Shares of Common Stock subject to the Award; provided, however, that if the product is zero or less, or to the extent that the Award is not then exercisable, the Awards will be canceled and terminated without payment therefor; or (ii) provide that the period to exercise Options or SARs granted under the Plan shall be extended (but not beyond the expiration of the Option or SAR).

17.2 Replacement Awards.  An Award shall meet the conditions of this Section 17.2 (and hence qualify as a Replacement Award) if: (i) it has a value at least equal to the value of the Replaced Award as determined by the Committee in its sole discretion; (ii) it relates to publicly traded equity securities of the Company or its successor pursuant to the Change in Control or another entity that is affiliated with the Company or its successor following the Change in Control; and (iii) its other terms and conditions are not less favorable to the Participant than the terms and conditions of the Replaced Award (including the provisions that would apply in the event of a subsequent Change of Control). Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the Replaced Award if the requirements of the preceding sentence are satisfied. The determination as to whether the conditions of this Section 17.2 are satisfied shall be made by the Committee, as constituted immediately before the Change of Control, in its sole discretion.

17.3 Termination of Employment.  Upon a Termination of Employment or, in the case of Directors, a termination of service as a Director, of a Participant occurring in connection with or during the period of two (2) years after the Change in Control, other than for Cause, (i) all Replacement Awards held by the Participant shall become fully vested and (if applicable) exercisable and free of restrictions, and (ii) all Options and SARs held by the Participant immediately before the termination of employment or termination of service as a Director that the Participant held as of the date of the Change in Control or that constitute Replacement Awards shall remain exercisable for not less than one (1) year following the termination or until the expiration of the stated term of the Option or SAR, whichever period is shorter; provided that, if the applicable Award Agreement provides for a longer period of exercisability, that provision shall control.

Article 18. Amendment, Modification, Suspension, and Termination

18.1 Amendment, Modification, Suspension, and Termination.  Subject to Section 18.3, the Committee may, at any time and from time to time, alter, amend, modify, suspend or terminate this Plan and any Award Agreement in whole or in part; provided, however, that, without the prior approval of the Company’s shareholders and except as provided in Section 4.4, Options or SARs issued under this Plan will not be repriced, replaced or regranted through cancellation and substitution of another Award, or by lowering the Option Price of a previously granted Option or the Grant Price of a previously granted SAR, or by exchange for cash, and no amendment of this Plan shall be made without shareholder approval if shareholder approval is required by law, regulation or stock exchange rule.

18.2 Awards Previously Granted.  Notwithstanding any other provision of this Plan to the contrary (other than Section 18.3), no termination, amendment, suspension or modification of this Plan or an Award Agreement shall adversely affect in any material way any Award previously granted under this Plan, without the written consent of the Participant holding the Award.

18.3 Amendment to Conform to Law.  Notwithstanding any other provision of this Plan to the contrary, the Board of Directors may amend the Plan or an Award Agreement, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of conforming the Plan or an Award Agreement to any present or future law relating to plans of this or similar nature (including, but not limited to, Code Section 409A), and to the administrative regulations and rulings promulgated under the present or future law.

Article 19. Withholding

19.1 Tax Withholding.  The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, the minimum statutory amount to satisfy federal, state and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan.

19.2 Share Withholding.  With respect to withholding required upon the exercise of Options or SARs, upon the lapse of restrictions on Restricted Stock and Restricted Stock Units, or upon the achievement of performance goals related to Performance Shares, or any other taxable event arising as a result of an Award granted pursuant to this Plan, Participants may elect, subject to the approval of the Committee, to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax that could be imposed on the transaction. All such elections shall be irrevocable, made in writing and signed by the Participant, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

Article 20. Successors

All obligations of the Company under this Plan with respect to Awards granted pursuant to this Plan shall be binding on any successor to the Company, whether the existence of the successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

Article 21. General Provisions

21.1 Forfeiture Events.

(a) The Committee may specify in an Award Agreement that the Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. These events may include, but shall not be limited to, termination of employment for cause, termination of the Participant’s provision of services to the Company, Affiliate and/or Subsidiary, violation of material Company, Affiliate and/or Subsidiary policies, breach of noncompetition, confidentiality or other restrictive covenants that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company, its Affiliates and/or its Subsidiaries.

(b) If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, and if the Participant knowingly or grossly negligently engaged in the misconduct, or knowingly or grossly negligently failed to prevent the misconduct, or if the Participant is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, the Participant shall reimburse the Company the amount of any payment in settlement of an Award earned or accrued during the twelve (12) month period following the first public issuance or filing with the United States Securities and Exchange Commission (whichever just occurred) of the financial document embodying the financial reporting requirement.

21.2 Legend.  The certificates for Shares may include any legend that the Committee deems appropriate to reflect any restrictions on transfer of the Shares.

21.3 Gender and Number.  Except where otherwise indicated by the context, any masculine term used in this Plan also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.

21.4 Severability.  In the event any provision of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

21.5 Requirements of Law.  The granting of Awards and the issuance of Shares under this Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

21.6 Delivery of Title.  The Company shall have no obligation to issue or deliver evidence of title for Shares issued under this Plan prior to:

(a) Obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and

(b) Completion of any registration or other qualification of the Shares under any applicable national or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable.

21.7 Inability to Obtain Authority.  The inability of the Company to obtain from any regulatory body having jurisdiction such authority as the Company’s counsel deems to be necessary to the lawful issuance and sale of any Shares under this Plan, shall relieve the Company of any liability in respect of the failure to issue or sell the Shares as to which requisite authority shall not have been obtained.

21.8 Investment Representations.  The Committee may require any individual receiving Shares pursuant to an Award under this Plan to represent and warrant in writing that the individual is acquiring the Shares for investment and without any present intention to sell or distribute the Shares.

21.9 Employees Based Outside of the United States.  Notwithstanding any provision of this Plan to the contrary, in order to comply with the laws in other countries in which the Company, its Affiliates and/or its Subsidiaries operate or in which Employees or Directors of the Company, its Affiliates and/or its Subsidiaries are located, the Committee, in its sole discretion, shall have the power and authority to:

(a) Determine which Affiliates and Subsidiaries shall be covered by this Plan;

(b) Determine which Employees and/or Directors outside the United States are eligible to participate in this Plan;

(c) Modify the terms and conditions of any Award granted to Employees and/or Directors outside the United States to comply with applicable foreign laws;

(d) Establish subplans and modify exercise procedures and other terms and procedures, to the extent the actions may be necessary or advisable. Any sub-plans and modifications to Plan terms and procedures established under this Section 21.9 by the Committee shall be attached to this Plan document as appendices; and

(e) Take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local government regulatory exemptions or approvals.

Notwithstanding the above, the Committee may not take any actions under this Section 21.9, and no Awards shall be granted, that would violate applicable law.

21.10 Uncertificated Shares.  To the extent that this Plan provides for issuance of certificates to reflect the transfer of Shares, the transfer of the Shares may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange.

21.11 Unfunded Plan.  Participants shall have no right, title or interest in or to any investments that the Company and/or its Subsidiaries and/or its Affiliates may make to aid it in meeting its obligations under this Plan. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative or any other individual. To the extent that any individual acquires a right to receive payments from the Company, its Subsidiaries and/or its Affiliates under this Plan, the right shall be no greater than the right of an unsecured general creditor of the Company, a Subsidiary or an Affiliate, as the case may be. All payments to be made under this Plan shall be paid from the general funds of the Company, a Subsidiary or an Affiliate, as the case may be, and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of the amounts except as expressly set forth in this Plan.

21.12 No Fractional Shares.  No fractional Shares shall be issued or delivered pursuant to this Plan or any Award. The Committee shall determine whether cash, Awards or other property shall be issued or paid in lieu of fractional Shares or whether fractional Shares or any rights to fractional Shares shall be forfeited or otherwise eliminated.

21.13 Retirement and Welfare Plans.  Neither Awards made under this Plan nor Shares or cash paid pursuant to Awards may be included as “compensation” for purposes of computing the benefits payable to any Participant under the Company’s or any Subsidiary’s or Affiliate’s retirement plans (both qualified and non-qualified) or welfare benefit plans unless the other plan expressly provides that the compensation shall be taken into account in computing a Participant’s benefit.

21.14 Deferred Compensation.  It is intended that any Award made under this Plan that results in the deferral of compensation (as defined under Code Section 409A) complies with the requirements of Code Section 409A.

21.15 Nonexclusivity of this Plan.  The adoption of this Plan shall not be construed as creating any limitations on the power of the Board or Committee to adopt the other compensation arrangements as it may deem desirable for any Participant.

21.16 No Constraint on Corporate Action.  Nothing in this Plan shall be construed to: (i) limit, impair or otherwise affect the Company’s or a Subsidiary’s or an Affiliate’s right or power to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell or transfer all or any part of its business or assets; or (ii) limit the right or power of the Company or a Subsidiary or an Affiliate to take any action that the entity deems to be necessary or appropriate.

21.17 Governing Law.  The Plan and each Award Agreement shall be governed by the laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan to the substantive law of another jurisdiction. Unless otherwise provided in the Award Agreement, recipients of an Award under this Plan are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of Delaware, to resolve any and all issues that may arise out of or relate to this Plan or any related Award Agreement.

21.18 Indemnification.  Subject to requirements of Delaware law, each individual who is or shall have been a member of the Board, or a Committee appointed by the Board, or an officer of the Company to whom authority was delegated in accordance with Article 3, shall be indemnified and held harmless by the Company against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under this Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his/her own behalf, unless the loss, cost, liability or expense is a result of his/her own willful misconduct or except as expressly provided by statute.

The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which the individuals may be entitled under the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

21.19 No Guarantee of Favorable Tax Treatment.  Although the Company intends to administer the Plan so that Awards will be exempt from, or will comply with, the requirements of Code Section 409A, the Company does not warrant that any Award under the Plan will qualify for favorable tax treatment under Code Section 409A or any other provision of federal, state, local or foreign law. The Company shall not be liable to any Participant for any tax the Participant might owe as a result of the grant, holding, vesting, exercise or payment of any Award under the Plan.

LIBBEY INC.
P.O. BOX 10060
TOLEDO, OH 43699-0060
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	For	Withhold	For All	To withhold authority to vote for any individual
	All	All	Except	nominee(s), mark “For All Except” and write the
The Board of Directors recommends that you				number(s) of the nominee(s) on the line below.
vote FOR the following:
1. Election of Directors	☐	☐	☐
Nominees:

01 Carlos V. Duno	02 Peter C. McC. Howell	03 John C. Orr	04 Richard I. Reynolds

The Board of Directors recommends you vote FOR the following proposal(s):		For	Against	Abstain

2	Approval of the Amended and Restated Libbey Inc. 2006 Omnibus Incentive Plan	☐	☐	☐

3	Ratification of the appointment of Ernst & Young LLP as Libbey’s independent auditors for the fiscal year ending December 31, 2010.	☐	☐	☐

NOTE: The Directors up for election are Class II directors. Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date
0000057051_1   R2.09.05.010

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com.

LIBBEY INC.
Annual Meeting of Shareholders
May 6, 2010 2:00 PM
This proxy is solicited by the Board of Directors
The shareholder(s) hereby appoint(s) John F. Meier and Susan Allene Kovach, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of LIBBEY INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of shareholder(s) to be held at 02:00 PM, EST on May 6, 2010, at 335 N. St. Clair, Toledo, Ohio, and any adjournment or postponement thereof.
This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.
Continued and to be signed on reverse side
0000057051_2   R2.09.05.010